     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1999


                                                      REGISTRATION NO. 333-81123

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 PRE-EFFECTIVE



                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 SYNETIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              3089                             22-2975182
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                RIVER DRIVE CENTER 2                                CHARLES A. MELE, ESQ.
                  669 RIVER DRIVE                                    RIVER DRIVE CENTER 2
               ELMWOOD PARK, NJ 07407                                  669 RIVER DRIVE
                   (201) 703-3400                                   ELMWOOD PARK, NJ 07407
 (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER                      (201) 703-3400
   INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL       (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE
                 EXECUTIVE OFFICE)                                          NUMBER
                                                          INCLUDING AREA CODE OF AGENT FOR SERVICE)

                            ------------------------
                                   COPIES TO:

            CREIGHTON O'M. CONDON, ESQ.                            BRADLEY D. HOUSER, ESQ.
                SHEARMAN & STERLING                          AKERMAN, SENTERFITT & EIDSON, P.A.
               599 LEXINGTON AVENUE                        ONE SOUTHEAST THIRD AVENUE, 28TH FLOOR
              NEW YORK, NY 10022-4000                                  MIAMI, FL 33131
                  (212) 848-4000                                       (305) 374-5600

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and the conditions to consummation of the offer described herein have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED                PROPOSED
     TITLE OF EACH CLASS OF          AMOUNT TO BE       MAXIMUM OFFERING       MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED(1)       PRICE PER SHARE          OFFERING PRICE       REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share..........................     18,202,213         Not Applicable          Not Applicable          Not Applicable
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------



(1) Based on the maximum number of shares of Synetic Common Stock that may be required to be issued in connection with the merger, calculated as the product of (a) 24,269,617, which is the sum of (i) the number of shares of common stock of Medical Manager Corporation, par value $.01 per share outstanding on June 21, 1999, (ii) the number of shares of Medical Manager Common Stock issuable pursuant to outstanding stock options through the date the merger is expected to be consummated, and (iii) the number of shares of Medical Manager Common Stock otherwise expected to be issued prior to the date the Merger is expected to be consummated and (b) a maximum exchange ratio of .750 of a share of Synetic Common Stock for each share of Medical Manager Common Stock.



(2) Pursuant to Rule 457(b) under the Securities Act, the registration fee has been reduced by the $210,743.59 paid on June 7, 1999 in connection with the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the proxy materials included herein. The remainder of the registration fee was paid on June 18, 1999. No registration fee is payable upon the filing of this Pre-Effective Amendment No. 1 to Form S-4.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [SYNETIC, INC. LOGO]
                                669 RIVER DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407


                                 June 24, 1999


Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Synetic, Inc. to be held at the Saddle Brook Marriott Hotel, Garden State Parkway at Interstate 80 in Saddle Brook, New Jersey, on July 23, 1999, at 9:30 a.m., local time. Synetic has entered into an agreement with Medical Manager Corporation pursuant to which the businesses of Synetic and Medical Manager will be combined to form an organization with the components we believe are necessary to transform the information infrastructure of America's practicing physicians, with the goal of revolutionizing the way in which physicians can communicate electronically with payers, suppliers, providers and patients.

     The transaction is structured as a merger, in which each share of Medical Manager Common Stock will be converted into the right to receive .625 shares of Synetic Common Stock if the average closing price of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is greater than or equal to $67.20. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $67.20 but at least $56.00, the exchange ratio will be adjusted upward so that the value of the Synetic Common Stock to be received for each share of Medical Manager Common Stock based on such adjusted exchange ratio is equal to $42.00 based on the average closing price of Synetic Common Stock during such period. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, the exchange ratio will be .750 shares of Synetic Common Stock for each share of Medical Manager Common Stock, unless the board of directors of Medical Manager exercises its right to terminate the merger. Synetic and Medical Manager will issue a joint press release announcing the exchange ratio prior to the opening of trading on July 21, 1999. As a result of this transaction, Medical Manager will become a wholly owned subsidiary of Synetic. At the Synetic Special Meeting, you will be asked to consider and vote on the following matters in connection with the merger:

     - the issuance of up to 18,202,213 shares of Synetic Common Stock to current Medical Manager stockholders in the merger;

     - as contemplated by the merger agreement, the amendment and restatement of Article One of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of changing the name of Synetic to "Medical Manager Corporation";

     - the amendment and restatement of Article Four of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of increasing the number of authorized shares of capital stock of Synetic to 310,000,000, with 300,000,000 designated as Synetic Common Stock;

     - the amendment and restatement of Article Nine of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of deleting the last clause of Article Nine which states "provided that the Board of Directors may not amend the By-Laws to increase the number of directors above twelve"; and

     - the grant of options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Michael A. Singer, Chairman and Chief Executive Officer, and John H. Kang, President, of Medical Manager, under their employment agreements.

The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic merger.

     SYNETIC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ISSUANCE OF SHARES OF SYNETIC COMMON STOCK TO CURRENT MEDICAL MANAGER STOCKHOLDERS IN THE MERGER REFERRED TO ABOVE, THE AMENDMENTS AND RESTATEMENTS OF THE SYNETIC CERTIFICATE OF INCORPORATION REFERRED TO ABOVE AND, SUBJECT TO THE SEPARATE APPROVAL OF THE STOCK OPTION COMMITTEE OF SYNETIC'S BOARD OF DIRECTORS, THE GRANT OF OPTIONS TO EACH OF MESSRS. SINGER AND KANG REFERRED TO ABOVE AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THESE PROPOSALS.

     The merger of Synetic and Medical Manager will create an organization with the components we believe are necessary to transform the information infrastructure of America's practicing physicians, with the goal of revolutionizing the way in which physicians can communicate electronically with payers, suppliers, providers and patients.

     If you have questions about the merger or would like additional copies of the accompanying Joint Proxy Statement/Prospectus, you should contact: Risa Fisher, Director of Investor Relations, at (201)703-3400. Even if you plan to attend the Synetic Special Meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                         Sincerely,
                                         /s/ Martin J. Wygod
                                         Martin J. Wygod
                                         Chairman of the Board

                       [MEDICAL MANAGER CORPORATION LOGO]
                   3001 N. Rocky Point Drive East, Suite 400


                              Tampa, Florida 33607


                                 June 24, 1999


Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Medical Manager Corporation to be held at 15151 Northwest 99th Street in Alachua, Florida, on July 23, 1999, at 10:00 a.m., local time. Medical Manager has entered into an agreement with Synetic, Inc. pursuant to which the businesses of Medical Manager and Synetic will be strategically combined to form an organization with the components we believe are necessary to transform the information infrastructure of America's practicing physicians, with the goal of revolutionizing the way in which physicians can communicate electronically with payers, suppliers, providers and patients.


     The transaction is structured as a merger, in which each share of Medical Manager Common Stock will be converted into the right to receive .625 shares of Synetic Common Stock if the average closing price of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is greater than or equal to $67.20. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $67.20 but at least $56.00, the exchange ratio will be adjusted upward so that the value of the Synetic Common Stock to be received for each share of Medical Manager Common Stock based on such adjusted exchange ratio is equal to $42.00 based on the average closing price of Synetic Common Stock during such period. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, the exchange ratio will be .750 shares of Synetic Common Stock for each share of Medical Manager Common Stock, unless the board of directors of Medical Manager exercises its right to terminate the merger. Synetic and Medical Manager will issue a joint press release announcing the exchange ratio prior to the opening of trading on July 21, 1999. As a result of this transaction, Medical Manager will become a wholly owned subsidiary of Synetic. Synetic Common Stock is traded on the Nasdaq National Market System under the symbol "SNTC". On June 23, 1999 the stock closed at $70.3125 per share.


     At the Medical Manager Special Meeting you will be asked to approve the merger. The accompanying Joint Proxy Statement/Prospectus presents the details of this proposed strategic merger. The merger cannot be completed without the approval of the holders of a majority of the outstanding common stock of Medical Manager.

     MEDICAL MANAGER'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER.

     If you have questions about the merger or would like additional copies of the accompanying Joint Proxy Statement/Prospectus, you should contact: Charles Hutchinson, Controller of Medical Manager, (813) 287-2990, extension 102. Even if you plan to attend the Medical Manager Special Meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

                                   Sincerely,
                                   /s/ Michael H. Singer

                                   Michael A. Singer
                                   Chairman and Chief Executive Officer

                                 [SYNETIC LOGO]
                                669 RIVER DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 23, 1999

To the Stockholders of Synetic:

     NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Synetic, Inc. will be held at Saddle Brook Marriott Hotel, Garden State Parkway at Interstate 80 in Saddle Brook, New Jersey on July 23, 1999, at 9:30 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to issue up to 18,202,213 shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock pursuant to the merger agreement between Synetic and Medical Manager. As a result of this transaction, Medical Manager will become a wholly owned subsidiary of Synetic.

     2. To consider and vote upon a proposal, as contemplated by the merger agreement, regarding the amendment and restatement of Article One of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of changing the name of Synetic to "Medical Manager Corporation".

     3. To consider and vote upon a proposal, regarding the amendment and restatement of Article Four of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of increasing the number of authorized shares of capital stock of Synetic to 310,000,000, with 300,000,000 designated as Synetic Common Stock.

     4. To consider and vote upon a proposal, regarding the amendment and restatement of Article Nine of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of deleting the last clause of Article Nine which states "provided that the Board of Directors may not amend the By-Laws to increase the number of directors above twelve."

     5. To consider and vote upon a proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Michael A. Singer and John H. Kang under the terms of their employment agreements.

     A copy of the merger agreement and of the proposed Amended and Restated Certificate of Incorporation of Synetic are attached as Annex A and Annex D, respectively, to the accompanying Joint Proxy Statement/Prospectus.

     Only stockholders of record at the close of business on June 21, 1999 will be entitled to vote at the Synetic Special Meeting. The stock transfer books will not be closed.

     All stockholders are cordially invited to attend the Synetic Special Meeting in person. However, to ensure your representation at the Synetic Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

                                   By Order of the Board of Directors,

                                   Charles A. Mele
                                   Secretary

Elmwood Park, New Jersey

June 24, 1999


WHETHER OR NOT YOU PLAN TO ATTEND THE SYNETIC SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                       [MEDICAL MANAGER CORPORATION LOGO]


                   3001 N. ROCKY POINT DRIVE EAST, SUITE 400
                              TAMPA, FLORIDA 33607

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 23, 1999

To the Stockholders of Medical Manager Corporation:

     NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Medical Manager Corporation will be held at 15151 Northwest 99th Street in Alachua, Florida on July 23, 1999, at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the merger agreement between Medical Manager and Synetic, Inc. pursuant to which Medical Manager will merge with a subsidiary of Synetic, with Medical Manager becoming a wholly owned subsidiary of Synetic.

     A copy of the merger agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

     Only stockholders of record at the close of business on June 21, 1999 will be entitled to vote at the Medical Manager Special Meeting. The stock transfer books will not be closed.

     All stockholders are cordially invited to attend the Medical Manager Special Meeting in person. However, to ensure your representation at the Medical Manager Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

                                      By Order of the Board of Directors,

                                      Frederick B. Karl, Jr.
                                      Vice President and General Counsel

Tampa, Florida

June 24, 1999


WHETHER OR NOT YOU PLAN TO ATTEND THE MEDICAL MANAGER SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                        JOINT PROXY STATEMENT/PROSPECTUS

             [SYNETIC INC. LOGO][MEDICAL MANAGER CORPORATION LOGO]

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Synetic, Inc. and Medical Manager Corporation have approved a merger agreement that would have the effect of causing Medical Manager to become a wholly owned subsidiary of Synetic. After the merger is completed, Synetic will change its name to Medical Manager Corporation. However, for the convenience of the reader, references in this document to Synetic mean Synetic before or after the merger as the context requires.

    BE SURE TO READ THE "RISK FACTORS" BEGINNING ON PAGE 22.

    Here is what will happen to your shares if the merger is completed:

SYNETIC STOCKHOLDERS:

    Each share of Synetic Common Stock that you own will remain outstanding as a share of Synetic Common Stock.

MEDICAL MANAGER STOCKHOLDERS:

    Each share of Medical Manager Common Stock that you own will be converted into .625 shares of Synetic Common Stock, if the average closing price of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is greater than or equal to $67.20. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $67.20 but at least $56.00, the exchange ratio will be adjusted upward so that the value of the Synetic Common Stock to be received for each share of Medical Manager Common Stock based on such adjusted exchange ratio is equal to $42.00 based on the average closing price of Synetic Common Stock during such period. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, the exchange ratio will be .750 shares of Synetic Common Stock for each share of Medical Manager Common Stock, unless the board of directors of Medical Manager exercises its right to terminate the merger. Synetic and Medical Manager will issue a joint press release announcing the exchange ratio prior to the opening of trading on July 21, 1999.


    Synetic Common Stock will trade on the Nasdaq National Market System under the new symbol "MMGR".



    If this merger is completed, Medical Manager stockholders will own approximately 42.3% of the combined company while Synetic stockholders will own approximately 57.7%.


    AT THE SYNETIC SPECIAL MEETING TO BE HELD ON JULY 23, 1999, AT THE SADDLE BROOK MARRIOTT HOTEL, GARDEN STATE PARKWAY AT INTERSTATE 80 IN SADDLE BROOK, NEW JERSEY, COMMENCING AT 9:30 A.M., LOCAL TIME, WE ARE ASKING SYNETIC STOCKHOLDERS TO APPROVE:

- A proposal to issue up to 18,202,213 shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock, the approval of which is necessary to permit the merger to occur;

- A proposal, as contemplated by the merger agreement, to amend and restate Article One of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of changing the name of Synetic, Inc. to "Medical Manager Corporation";

- A proposal to amend and restate Article Four of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of increasing the number of authorized shares of capital stock of Synetic to 310,000,000, with 300,000,000 designated as Synetic Common Stock;

- A proposal to amend and restate Article Nine of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of deleting the last clause of Article Nine which states "provided that the Board of Directors may not amend the By-Laws to increase the number of directors above twelve"; and

- A proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Michael A. Singer and John H. Kang under their employment agreements.

    AT THE MEDICAL MANAGER SPECIAL MEETING TO BE HELD ON JULY 23, 1999, AT 15151 NORTHWEST 99TH STREET, ALACHUA, FLORIDA, COMMENCING AT 10:00 A.M., LOCAL TIME, WE ARE ASKING MEDICAL MANAGER STOCKHOLDERS TO APPROVE:

- The merger agreement, pursuant to which Medical Manager will merge with a subsidiary of Synetic and become a wholly owned subsidiary of Synetic.


    YOUR VOTE IS IMPORTANT. Please vote on these proposals by completing and mailing the enclosed proxy card, even if you plan to attend your stockholders meeting. This Joint Proxy Statement/Prospectus provides detailed information about the meetings scheduled for our stockholders to vote on these matters. We encourage you to read this Joint Proxy Statement/Prospectus carefully before you vote. You may obtain more information about Synetic and Medical Manager from documents that we have filed with the Securities and Exchange Commission.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE SYNETIC COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


     This Joint Proxy Statement/Prospectus is dated June 24, 1999 and is first being mailed to stockholders of Synetic and Medical Manager on or about June 24, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT ARE THE BENEFITS OF THE MERGER?

A. The merger creates an organization with the components we believe are needed to change the information infrastructure of America's practicing physicians, with the goal of revolutionizing the way in which physicians can communicate electronically with payers, suppliers, providers and patients. We believe that Synetic will be uniquely positioned to capitalize on the growing need to create an effective channel of communication between physicians and insurance companies and pharmacies. As a result, we believe that this merger should increase stockholder value for you.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: For Synetic stockholders, each of the shares of Synetic Common Stock held by Synetic stockholders will remain outstanding at the time of the merger.

     For Medical Manager stockholders, at the effective time of the merger, each issued and outstanding share of Medical Manager Common Stock will be converted into the right to receive .625 shares of Synetic Common Stock, which is referred to as the "exchange ratio", if the average closing price of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is greater than or equal to $67.20.

     If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $67.20 but at least $56.00, the exchange ratio will be adjusted upward so that the value of the Synetic Common Stock to be received for each share of Medical Manager Common Stock based on such adjusted exchange ratio is equal to $42.00 based on the average closing price of Synetic Common Stock during such period. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, the exchange ratio will be .750 shares of Synetic Common Stock for each share of Medical Manager Common Stock, unless the board of directors of Medical Manager exercises its right to terminate the merger. Synetic and Medical Manager will issue a joint press release announcing the exchange ratio prior to the opening of trading on July 21, 1999.

Q:  WHAT DO I NEED TO DO NOW?


A. After you read and consider carefully the information contained in this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Synetic Special Meeting or the Medical Manager Special Meeting, as applicable. The board of directors of Medical Manager unanimously recommends that you vote FOR the merger, and the board of directors of Synetic unanimously recommends that you vote FOR the proposals described in this document to be voted on by the Synetic stockholders in connection with the merger.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the Synetic Special Meeting or the Medical Manager Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to the appropriate company at the address shown below. Third, you can attend the Synetic Special Meeting or the Medical Manager Special Meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow instructions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we have completed the merger, we will send Medical Manager stockholders written instructions informing them how to exchange their stock certificates. Synetic stockholders will keep their stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as soon as possible. We hope to complete the merger as early as July 23, 1999. However, if all applicable antitrust waiting periods have not expired by that date or if other conditions to the merger are not satisfied, the merger may be completed later.

Q:  WHAT ARE THE TAX CONSIDERATIONS OF THE MERGER?

A: We expect that the merger generally will be tax-free to you for federal income tax purposes (other than with respect to cash that stockholders of Medical Manager may receive instead of fractional shares). To review the tax considerations of the merger in greater detail, see pages 70 to 72.

Q:  WHAT IF I HAVE QUESTIONS?

A: If you are a Synetic stockholder, please call Risa Fisher, Director of Investor Relations at Synetic, at (201) 703-3400.

    If you are a Medical Manager stockholder, please call Charles Hutchinson, Controller of Medical Manager, at (813) 287-2990, extension 102.

                               TABLE OF CONTENTS

SUMMARY.............................    1
SELECTED FINANCIAL DATA.............   11
SUMMARY UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL INFORMATION...   15
COMPARATIVE PER SHARE DATA..........   17
MARKET PRICE AND DIVIDEND
  INFORMATION.......................   19
FORWARD-LOOKING STATEMENTS MAY PROVE
  INACCURATE........................   21
RISK FACTORS........................   22
  Risks Relating to the Merger......   22
  Risks Inherent in the Businesses
     of Synetic.....................   24
  Risks Inherent in the Business of
     CareInsite.....................   24
  Risks Inherent in the Business of
     Porex..........................   29
  Risks Inherent in the Business of
     Medical Manager................   29
  Risks Common to Each of Synetic's
     Businesses.....................   34
THE SPECIAL MEETINGS................   42
  The Synetic Special Meeting.......   42
  The Medical Manager Special
     Meeting........................   46
THE MERGER..........................   49
  Background of the Merger..........   49
  Recommendation of the Synetic
     Board of Directors; Reasons of
     Synetic for the Merger.........   50
  Opinion of PaineWebber
     Incorporated...................   53
  Recommendation of the Medical
     Manager Board of Directors;
     Reasons of Medical Manager for
     the Merger.....................   59
  Opinion of Donaldson, Lufkin &
     Jenrette Securities
     Corporation....................   61
  Interests of Certain Persons in
     the Merger.....................   66
  Material Federal Income Tax
     Consequences Relating to the
     Stock Options..................   70
  Material Federal Income Tax
     Consequences of the Merger.....   70
  Accounting Treatment..............   72
  Regulatory Approvals..............   72
  Federal Securities Laws
     Consequences...................   73
  Nasdaq National Market System
     Quotation......................   73
  Appraisal Rights..................   73
THE MERGER AGREEMENT................   74
  Structure of the Merger...........   74
  Conversion of Securities..........   74
  Representations and Warranties....   75
  Certain Covenants.................   76
  No Solicitation...................   76
  Stock Options and Employee Benefit
     Plans..........................   77
  Conditions to the Merger..........   78
  Termination of the Merger
     Agreement......................   80
  Termination Expenses and
     Alternative Transaction Fees...   81
  Expenses..........................   83
  Amendment and Waiver..............   83
STOCK OPTION AGREEMENTS.............   84
  Number of Shares..................   84
  Exercise Price....................   84
  Exercisability....................   84
  Limitation on Proceeds............   84
REGISTRATION RIGHTS AGREEMENT.......   85
EXCLUSIVE ELECTRONIC GATEWAY AND
  NETWORK SERVICE AGREEMENT.........   85
OPERATION, GOVERNANCE AND MANAGEMENT
  OF SYNETIC FOLLOWING THE MERGER...   86
  Business of Synetic...............   86
  Name Change.......................   87
  Board of Directors of Synetic.....   87
  Management of Synetic.............   88
UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL DATA..........   89

DESCRIPTION OF SYNETIC'S CAPITAL STOCK.........         98
  Authorized Capital...........................         98
  Common Stock.................................         98
  Preferred Stock..............................         98
  Section 203 of the Delaware General
     Corporation Law...........................         98
  Indemnification..............................         99
COMPARISON OF CAPITAL STOCK....................         99
  Authorized Capital Stock.....................        100
  Special Meetings of Stockholders.............        100
  Classification of the Board of Directors.....        100
  Removal of Directors; Filling Vacancies on
     the Board of Directors....................        100
  Amendment of Certificate of Incorporation and
     By-laws...................................        101
STOCKHOLDER PROPOSALS..........................        101
LEGAL MATTERS..................................        101
EXPERTS........................................        102
WHERE YOU CAN FIND MORE INFORMATION............        103
Annex A -- Agreement and Plan of Merger........        A-1
Annex B -- Opinion of PaineWebber
           Incorporated........................        B-1
Annex C -- Opinion of Donaldson, Lufkin &
           Jenrette Securities Corporation.....        C-1
Annex D -- Form of Proposed Amended and
           Restated Certificate of
           Incorporation of Synetic............        D-1

                                    SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire Joint Proxy Statement/Prospectus and its Annexes and the other documents to which we have referred you before you decide how to vote. See "Where You Can Find More Information" (page 103).

                                 THE COMPANIES

SYNETIC, INC.

     Synetic is engaged in two principal business activities, plastics and filtration technologies and healthcare communications. Through wholly owned subsidiaries, including Porex Technologies Corp., Synetic designs, manufactures and distributes porous and solid plastics components and products. These products are used in life sciences, healthcare, industrial, and consumer applications. Through its majority-owned subsidiary, CareInsite, Inc., Synetic is engaged in an area of business relating to the use of Internet technology to expand the channels of communication in the healthcare industry. Synetic's address is: River Drive Center 2, 669 River Drive, Elmwood Park, New Jersey 07407; its telephone number is (201) 703-3400.

MEDICAL MANAGER CORPORATION

     Medical Manager is a leading provider of comprehensive physician practice management information systems to independent physicians, independent practice associations, management service organizations, physician practice management organizations, management care organizations and other providers of health care services in the United States. Medical Manager develops, markets and supports The Medical Manager practice management system, which addresses the financial, administrative, clinical and practice management needs of physician practices. The Medical Manager system has been implemented in a wide variety of practice settings from small physician groups to multi-provider independent practice associations and management service organizations. Medical Manager's proprietary systems enable physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager software in 1982, Medical Manager's installed base has grown to over 24,000 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States to date. Medical Manager's address is: 3001 N. Rocky Point Drive East, Suite 400, Tampa, Florida 33607; its telephone number is (813) 287-2990.

                        PURPOSES OF THE SPECIAL MEETINGS
                               (PAGES 42 AND 46)

     SYNETIC. The purpose of the Synetic Special Meeting is to consider and vote upon:

- the issuance of up to 18,202,213 shares of Synetic Common Stock to current Medical Manager stockholders in the merger;

- as contemplated by the merger agreement, the amendment and restatement of Article One of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of changing the name of Synetic to "Medical Manager Corporation";

- the amendment and restatement of Article Four of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of increasing the number of authorized shares of capital stock of Synetic to 310,000,000, with 300,000,000 designated as Synetic Common Stock;

- the amendment and restatement of Article Nine of the Synetic Certificate of Incorporation, effective at the effective time of the merger, with the effect of deleting the last clause of Article Nine which states "provided that the Board of Directors may not amend the By-Laws to increase the numbers of directors above twelve"; and

- the grant of options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Michael A. Singer and John H. Kang under their employment agreements.

     MEDICAL MANAGER. The purpose of the Medical Manager Special Meeting is to consider and vote upon:

     - a proposal to approve and adopt the merger agreement.

                     DATE, TIMES AND PLACES OF THE SPECIAL
                           MEETINGS (PAGES 42 AND 46)

     SYNETIC. The Synetic Special Meeting will be held on July 23, 1999, at Saddle Brook Marriott Hotel, Garden State Parkway at Interstate 80, Saddle Brook, New Jersey, commencing at 9:30 a.m., local time.

     MEDICAL MANAGER. The Medical Manager Special Meeting will be held on July 23, 1999, at 15151 Northwest 99th Street, Alachua, Florida, commencing at 10:00 a.m., local time.

                  STOCKHOLDERS ENTITLED TO VOTE AT THE SPECIAL

                           MEETINGS (PAGES 44 AND 46)



     SYNETIC. The close of business on June 21, 1999 is the record date for the Synetic Special Meeting. Only Synetic stockholders on the record date are entitled to notice of and to vote at the Synetic Special Meeting. On the record date, there were 20,680,309 shares of Synetic Common Stock outstanding. Each share of Synetic Common Stock will be entitled to one vote on each matter to be acted upon at the Synetic Special Meeting. As of June 1, 1999, current directors and executive officers of Synetic and their affiliates may be deemed to be beneficial owners of approximately 6,227,486 shares of Synetic Common Stock (excluding options not exercised as of the record date), or approximately 30% of the shares of Synetic Common Stock entitled to vote at the Synetic Special Meeting.



     MEDICAL MANAGER. The close of business on June 21, 1999 is the record date for the Medical Manager Special Meeting. Only Medical Manager stockholders on the record date are entitled to notice of and to vote at the Medical Manager Special Meeting. On the record date, there were 22,473,766 shares of Medical Manager Common Stock outstanding. Each share of Medical Manager Common Stock will be entitled to one vote on each matter to be acted upon at the Medical Manager Special Meeting. As of June 1, 1999, current directors and executive officers of Medical Manager and their affiliates may be deemed to be beneficial owners of approximately 8,640,149 shares of Medical Manager Common Stock, or approximately 38% of the shares of Medical Manager Common Stock entitled to vote at the Medical Manager Special Meeting.


                      VOTES REQUIRED (PAGES 44 THROUGH 45

                                  AND PAGE 47)


     SYNETIC. The affirmative vote of the majority of the shares of Synetic Common Stock present in person or by proxy at the Synetic Special Meeting is required to approve the proposal to issue shares of Synetic Common Stock in connection with the merger and the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements. The approval of the proposal to issue shares of Synetic Common Stock is a condition to the consummation of the merger. The affirmative vote of the majority of the outstanding shares of Synetic Common Stock is required to approve the proposals to amend the Synetic Certificate of Incorporation to increase the number of authorized shares of Synetic capital stock to 310,000,000 shares with 300,000,000 designated as Common Stock; to change the name of Synetic to "Medical Manager Corporation"; and to amend and restate Article Nine of the Synetic Certificate of Incorporation.

     MEDICAL MANAGER. The affirmative vote of the holders of a majority of the outstanding shares of Medical Manager Common Stock is required to approve the merger agreement. Such approval is a condition to the consummation of the merger.

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS
                          (PAGES 50 THROUGH 53 AND 59
                                  THROUGH 61)

     SYNETIC. The Synetic board of directors has determined that the merger is fair to, and in the best interests of, Synetic and its stockholders and has unanimously approved the merger agreement and the proposal to issue shares of Synetic Common Stock in connection with the merger, subject to the separate approval of the stock option committee of the Synetic board of directors, the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements and the proposals to amend and restate the Synetic Certificate of Incorporation. Accordingly, the Synetic board of directors unanimously recommends that Synetic stockholders vote FOR the proposal to issue shares of Synetic Common Stock in connection with the merger, the proposals to amend and restate the Synetic Certificate of Incorporation and the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements.

     MEDICAL MANAGER. The Medical Manager board of directors has determined that the merger is fair to, advisable and in the best interests of, Medical Manager and its stockholders and has unanimously approved the merger agreement proposal. Accordingly, the Medical Manager board of directors recommends that Medical Manager stockholders vote FOR the approval and adoption of the merger agreement.

                         OPINIONS OF FINANCIAL ADVISORS
                    (PAGES 53 THROUGH 59 AND 61 THROUGH 66)

     In deciding to approve the merger, the boards of directors of Synetic and Medical Manager considered opinions from their respective financial advisors as to the fairness, from a financial point of view, of the exchange ratio.

     Synetic received an opinion from its financial advisor, PaineWebber Incorporated, that, as of the date of that opinion, the exchange ratio was fair, from a financial point of view, to Synetic.

     Medical Manager received an opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation or "DLJ", that, as of the date of that opinion, the consideration to be received by the stockholders of Medical Manager was fair, from a financial point of view.

     Copies of the fairness opinions of PaineWebber and DLJ are attached to this Joint Proxy Statement/Prospectus as Annexes B and C, respectively. WE URGE YOU TO READ THESE OPINIONS CAREFULLY.

                       RISK FACTORS (PAGES 22 THROUGH 41)

     There are risk factors that should be considered by the Synetic stockholders in deciding how to vote at the Synetic Special Meeting and by the Medical Manager stockholders in deciding how to vote at the Medical Manager Special Meeting. Such risk factors include the following:

- Medical Manager stockholders may receive shares of Synetic Common Stock with a market value lower than anticipated and Synetic stockholders may suffer greater than expected dilution;

- integrating business operations may be difficult and may have a negative impact on Synetic's business, and there are uncertainties in realizing benefits from the combination;

- risks generally associated with acquisitions and the expansion of the existing operations of Synetic; and

- risks inherent in the industry, the business of, or particular to Synetic or Medical Manager, including dependence on proprietary technology and those related to competition and government regulation.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER
                             (PAGES 66 THROUGH 70)

     SYNETIC. In considering the recommendations of the Synetic board of directors regarding approval of the proposal to issue shares of Synetic Common Stock in connection with the merger, the proposals to amend and restate the Synetic Certificate of Incorporation, and the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements, Synetic stockholders should be aware of interests that some of the officers and directors of Synetic, and some of the persons designated by Synetic to become directors of Synetic, have in the merger that may be different from your and their interests as stockholders generally. The Synetic board of directors has recognized such interests and has determined that such interests neither support nor detract from the fairness of the merger to Synetic's stockholders. These include the following:


- The eleven members of the Synetic board of directors are expected to remain as members of the board of directors of Synetic as of the effective time of the merger.


     MEDICAL MANAGER. In considering the recommendations of the Medical Manager board of directors regarding approval of the proposal to approve and adopt the merger agreement, Medical Manager stockholders should be aware of interests that some of the officers and directors of Medical Manager, and some of the persons designated by Medical Manager to become directors of Synetic, have in the merger that may be different from your and their interests as stockholders generally. The Medical Manager board of directors has recognized such interests and has determined that such interests neither support nor detract from the fairness of the merger to Medical Manager's stockholders. These include the following:

- Five members of the Medical Manager board of directors are expected to become members of the Synetic board of directors as of the effective time of the merger.


- As of the record date, approximately 524,000 shares of Medical Manager Common Stock were subject to options granted to executive officers and directors under Medical Manager's equity based compensation plans. All such stock options are subject to accelerated vesting upon a change of control of Medical Manager. All outstanding options to purchase Medical Manager Common Stock under such plans will be assumed by Synetic and will become options to purchase Synetic Common Stock, with appropriate adjustments to be made to the number of shares and the exercise price under such options based on the exchange ratio.


- Synetic entered into an employment agreement with Michael A. Singer, Chairman and Chief Executive Officer of Medical Manager, effective upon the consummation of the merger. The employment agreement provides for Mr. Singer's appointment as the sole Vice Chairman and the Co-Chief Executive Officer of Synetic and as the most senior executive officer of Medical Manager Research and Development Inc., a Florida corporation and a wholly owned subsidiary of Medical Manager.

- Synetic entered into an employment agreement with John H. Kang effective upon the consummation of the merger. The employment agreement provides for Mr. Kang's appointment as the Co-Chief Executive Officer of Synetic.

- Under the employment agreements with Messrs. Singer and Kang, Synetic will grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang.

  MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGES 70 THROUGH 72)

     It is expected that the merger generally will be tax-free to Synetic and Medical Manager stockholders for federal income tax purposes (other than with respect to cash that stockholders of Medical Manager may receive instead of fractional shares). It is a condition to the merger that Synetic and Medical Manager each have received an opinion of counsel to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this document as the "Code".

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER AS IT APPLIES TO YOU.

                         ACCOUNTING TREATMENT (PAGE 72)

     We expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

                              REGULATORY APPROVALS
                             (PAGES 72 THROUGH 73)

     The Federal Trade Commission and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Synetic or Medical Manager or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under particular circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this document as the "HSR Act", and the rules and regulations of the FTC, provide that some merger transactions, including the merger, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and the applicable waiting periods have expired or been terminated.

                      FEDERAL SECURITIES LAWS CONSEQUENCES
                                   (PAGE 73)

     All shares of Synetic Common Stock received by Medical Manager stockholders in the merger will be freely transferable, except that shares of Synetic Common Stock received by persons who are deemed to be affiliates of Medical Manager prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933, as amended, which we refer to in this document as the "Securities Act", or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Synetic, or otherwise in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act.

                    NASDAQ NATIONAL MARKET SYSTEM QUOTATION
                                   (PAGE 73)

     It is a condition to the merger that the shares of Synetic Common Stock to be issued pursuant to the merger agreement be approved for listing on the Nasdaq National Market System, subject to official notice of issuance. An application will be filed for listing the shares of Synetic Common Stock to be issued in the merger on the Nasdaq National Market System.

                           APPRAISAL RIGHTS (PAGE 73)

     In accordance with the Delaware General Corporation Law, there will be no appraisal rights available to holders of Medical Manager Common Stock in connection with the merger.

                       STRUCTURE OF THE MERGER (PAGE 74)

     A copy of the merger agreement is attached to this Joint Proxy Statement/ Prospectus. We encourage you to read this agreement because it is the legal document that governs the proposed merger.

     At the effective time of the merger, Marlin Merger Sub, Inc., a wholly owned subsidiary of Synetic, which we refer to in this document as "Merger Sub", will be merged with and into Medical Manager, with Medical Manager as the surviving corporation and as a wholly owned subsidiary of Synetic immediately after the merger. At the effective time of the merger, Synetic will change its name to "Medical Manager Corporation", and Medical Manager will change its name to "Medical Manager
Systems, Inc."

                            CONVERSION OF SECURITIES
                             (PAGES 74 THROUGH 75)

     At the effective time of the merger, each issued and outstanding share of Medical Manager Common Stock will be converted into the right to receive .625 shares of Synetic Common Stock, if the average closing price of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is greater than or equal to $67.20.

     If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $67.20 but at least $56.00, the exchange ratio will be adjusted upward so that the value of the Synetic Common Stock to be received for each share of Medical Manager Common Stock based on such adjusted exchange ratio is equal to $42.00 based on the average closing price of Synetic Common Stock during such period. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, the exchange ratio will be .750 shares of Synetic Common Stock for each share of Medical Manager Common Stock, unless the board of directors of Medical Manager exercises its right to terminate the merger. Synetic and Medical Manager will issue a joint press release announcing the exchange ratio prior to the opening of trading on July 21, 1999.

     No fractional shares of Synetic Common Stock will be issued to any Medical Manager stockholder upon surrender of certificates previously representing Medical Manager Common Stock. Synetic will pay cash in lieu of issuing such fractional shares.

     Promptly after the effective time of the merger, Synetic will cause the Exchange Agent to mail letters of transmittal and exchange instructions to each holder of record of Medical Manager Common Stock to be used to surrender and exchange certificates formerly evidencing shares of Medical Manager Common Stock for certificates evidencing the shares of Synetic Common Stock to which such holder has become entitled. MEDICAL MANAGER STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. SYNETIC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES.


     Assuming an exchange ratio of .625 shares of Synetic Common Stock for each share of Medical Manager Common Stock, and assuming all Medical Manager stock options are exercised as a result of the merger, Synetic will issue approximately 15,169,000 shares of Synetic Common Stock to Medical Manager stockholders. We estimate Medical Manager stockholders will own approximately 42.3% and Synetic stockholders will own approximately 57.7%, respectively, of the outstanding shares of Synetic Common Stock immediately following consummation of the merger.


                    STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS
                             (PAGES 77 THROUGH 78)

     Stock options issued under Medical Manager stock option plans to purchase Medical Manager Common Stock will be automatically converted into stock options to purchase Synetic Common Stock. The number of shares and the exercise price of these converted options will give effect to the exchange ratio.

     Synetic has agreed that, for a period of two years immediately following the effective time of the merger, it will maintain employee benefit plans, programs and arrangements for the benefit of active and retired employees of Medical Manager and its subsidiaries that in the aggregate will provide compensation and benefits that are substantially comparable to the compensation and benefits provided to such active and retired employees under the employee benefit plans, programs and arrangements of Medical Manager and its subsidiaries as in effect immediately prior to the effective time of the merger, except that changes may be made to such employee benefit plans and arrangements to the extent necessary or desirable in light of applicable law.

                            CONDITIONS TO THE MERGER
                             (PAGES 78 THROUGH 80)

     The respective obligations of Synetic, Medical Manager and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

- The merger agreement having been duly approved and adopted by the stockholders of Medical Manager;

- The proposal to issue shares of Synetic Common Stock having been duly approved by the stockholders of Synetic;

- The waiting period (and any extension thereof) applicable to the merger under the HSR Act and other similar laws having expired or been terminated;

- No governmental order, writ, injunction or decree being in effect that would make the merger illegal or otherwise prohibit the consummation of the merger;

- The Synetic Registration Statement on Form S-4 having become effective and not being the subject of a stop order or proceedings seeking a stop order;

- Arthur Andersen LLP, as the independent public accountants of Synetic, having issued a letter as of the date the Synetic Registration Statement on Form S-4 becomes effective and as of the effective time to the effect that accounting for the merger as a pooling of interests under applicable accounting standards is appropriate;

- PricewaterhouseCoopers LLP, as the independent public accountants of Medical Manager, having issued a letter as of the date the Synetic Registration Statement on Form S-4 becomes effective and as of the effective time to the effect that they concur with the conclusions of Medical Manager's management that no conditions exist with respect to Medical Manager that would preclude Medical Manager from being a party to a merger accounted for as a pooling of interests; and

- The shares of Synetic Common Stock to be issued in the merger having been authorized for listing on the Nasdaq National Market System.

     The obligations of Synetic and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

- Each of the representations and warranties of Medical Manager set forth in the merger agreement being true and correct when made and on and as of the effective time of the merger as if made on and as of such time, except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Medical Manager, and Synetic having received a certificate signed by an officer of Medical Manager to such effect;

- Medical Manager having performed in all material respects all of the obligations required to be performed by it at or prior to the effective time of the merger, and Synetic having received a certificate signed by an officer of Medical Manager to such effect;

- Synetic having received the opinion of Shearman & Sterling to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that Synetic, Merger Sub and Medical Manager are each a party to the reorganization within the meaning of Section 368(a) of the Code;

- Synetic having received from any person who is an affiliate of Medical Manager on May 16, 1999, or at any time after that date until the effective time of the merger will be an affiliate of Medical Manager, an agreement restricting the sale of their shares of Medical Manager Common Stock and the shares of Synetic Common Stock that they receive in the merger;

- The employment agreements with each of Michael A. Singer and John H. Kang becoming effective at the effective time of the merger; and

- There not having occurred any events or circumstances since May 16, 1999 that would have a material adverse effect on Medical Manager.

     The obligations of Medical Manager to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

- Each of the representations and warranties of Synetic and Merger Sub set forth in the merger agreement being true and correct when made and on and as of the effective time of the merger as if made on and as of such time, except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Synetic, and Medical Manager having received a certificate signed by an officer of Synetic and Merger Sub to such effect;

- Synetic having performed in all material respects all of the obligations required to be performed by it at or prior to the effective time of the merger, and Medical Manager having received a certificate signed by an officer of Synetic and Merger Sub to such effect;

- Medical Manager having received the opinion of Akerman, Senterfitt & Eidson, P.A. to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that Synetic, Merger Sub and Medical Manager are each a party to the reorganization within the meaning of Section 368(a) of the Code;

- Medical Manager having received from any person who is an affiliate of Synetic on May 16, 1999, or at any time after that date until the effective time of the merger will be an affiliate of Synetic, an agreement restricting the sale of their shares of Synetic Common Stock;

- There not having occurred any events or circumstances since May 16, 1999 that would have a material adverse effect on Synetic; and

- The employment agreements between Synetic and each of Michael A. Singer and John H. Kang not having been terminated by Synetic.

           TERMINATION OF THE MERGER AGREEMENT (PAGES 80 THROUGH 81)

     Prior to the effective time of the merger, the merger agreement may be terminated:

- by mutual consent of each of Medical Manager and Synetic;

- by either Medical Manager or Synetic if the merger has not been consummated by November 30, 1999;

- by either Medical Manager or Synetic, if

  -- the board of directors of the other party withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the terminating party; or

  -- the board of directors of the non-terminating party recommends a competing transaction proposal; or

  -- a tender offer for 15% or more of the other party is commenced and the board of directors of that party fails to recommend against acceptance of that transaction; or

  -- any person that is a group as defined in Section 13(d) of the Securities
     Exchange Act of 1934, as amended, which we refer to in this document as the "Exchange Act", becomes the beneficial owner of 25% or more of the other party.

- by Synetic, if the merger agreement and the transactions contemplated thereby fail to receive the requisite vote for approval and adoption at the Medical Manager stockholders' meeting;

- by Medical Manager, if the proposal to issue up to 18,202,213 shares of Synetic Common Stock in exchange for Medical Manager Common Stock pursuant to the merger agreement fails to receive the requisite vote for approval and adoption at the Synetic stockholders' meeting;

- by either Medical Manager or Synetic upon a breach by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of the other party becomes untrue, in either case such that the conditions to closing the merger would not be satisfied, except that the merger agreement may not be terminated if the breach is curable by the breaching party through using its best efforts so long as the breaching party is using its best efforts to cure the breach;

- by Medical Manager if the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, so long as notice is provided by Medical Manager to Synetic not later than 6:00 PM on the trading day prior to July 21, 1999; or

- by either Medical Manager or Synetic if there is a final court or governmental order preventing the consummation of the merger.

                      TERMINATION EXPENSES AND ALTERNATIVE
                     TRANSACTION FEES (PAGES 81 THROUGH 83)

     Under some circumstances, if the merger agreement is terminated, either Synetic or Medical Manager may be required to reimburse the other party for termination expenses of up to $5,000,000 and to pay the other party an alternative transaction fee of $65,000,000, in the case of payment by Synetic to Medical Manager, or $42,000,000, in the case of payment by Medical Manager to Synetic.

                            STOCK OPTION AGREEMENTS
                                   (PAGE 84)


     As an inducement to each party to enter into the merger agreement, each party was granted a stock option to purchase, in the case of Synetic, up to 19.9% of the issued and outstanding shares of Medical Manager Common Stock at the time of exercise at $54.0875 per share and, in the case of Medical Manager, up to 10% of the issued and outstanding shares of Synetic Common Stock at the time of exercise at $101.2125 per share. The options under each agreement will only become exercisable if the merger agreement is terminated under circumstances involving a competing transaction proposal. The possibility that either party could exercise these stock options might act as a deterrent to other potential acquirers.


                    REGISTRATION RIGHTS AGREEMENT (PAGE 85)

     Synetic entered into a registration rights agreement with Michael A. Singer, John H. Kang and Richard W. Mehrlich, which gives Messrs. Singer, Kang and Mehrlich the right, under certain circumstances, to demand two registrations with the Commission of their shares of Synetic Common Stock. Synetic will use its reasonable efforts to cause a registration statement to be made available upon request by the stockholders named above.

      EXCLUSIVE ELECTRONIC GATEWAY AND NETWORK SERVICE AGREEMENT (PAGE 85)

     Medical Manager and CareInsite, Inc., a majority-owned subsidiary of Synetic, have entered into an agreement under which CareInsite will be exclusive provider of certain network, web hosting and transaction services to Medical Manager. CareInsite intends to use Medical Manager's sales and support network as a platform from which to distribute, install and support CareInsite's transaction, messaging and content services to Medical Manager's customers.

                   BUSINESS OF SYNETIC (PAGES 86 THROUGH 87)

     Following completion of the merger, Synetic will be engaged in three principal businesses:

- the development and provision of an Internet-based healthcare electronic commerce network that links physicians, payers, suppliers and patients, which business will be conducted through Synetic's majority-owned subsidiary, CareInsite;

- the continued development and provision of comprehensive physician practice management information systems to independent physicians, independent practice associations, management service organizations, physician practice management organizations and other providers of healthcare services in the United States; and

- the design, manufacture and distribution of porous and solid plastic components and products for use life sciences, healthcare, industrial and consumer applications through Porex and the other plastic and filtration technologies subsidiaries of Synetic.

                         BOARD OF DIRECTORS OF SYNETIC
                             (PAGES 87 THROUGH 88)

     Pursuant to the merger agreement, the size of the Synetic board of directors will be increased to 16 persons. The Synetic board of directors will elect, effective upon consummation of the merger, five members of the board of directors of Medical Manager to be members of the Synetic board of directors, together with the 11 members of the Synetic board of directors, who will continue as directors after the merger.

                             MANAGEMENT OF SYNETIC
                                   (PAGE 88)

     Martin J. Wygod will remain the Chairman of the board of directors of Synetic after the effective time of the merger. Mr. Singer will be the Vice Chairman, and each of Messrs. Singer and Kang will be Co-Chief Executive Officers of Synetic after the effective time of the merger. Messrs. Singer and Kang will report directly to the Chairman of Synetic after the effective time of the merger. The By-laws of Synetic will be amended at the effective time of the merger to reflect the chairman's position as an executive officer of Synetic, the addition of the office of Vice Chairman, and the positions of Co-Chief Executive Officer.

                          COMPARISON OF CAPITAL STOCK
                             (PAGES 99 THROUGH 101)

     The rights of holders of Synetic Common Stock are currently governed by Delaware law and the Synetic Certificate of Incorporation and the Synetic By-laws. The rights of holders of Medical Manager Common Stock are currently governed by Delaware law and the Medical Manager Certificate of Incorporation and the Medical Manager By-laws. When the merger is completed, holders of Medical Manager Common Stock will become holders of Synetic Common Stock. See pages 99 through 101 to learn more about the material differences between the rights of holders of Synetic Common Stock and Medical Manager Common Stock.

                            SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA OF SYNETIC

     Synetic's selected financial data as of and for the years ended June 30, 1994, 1995, 1996, 1997 and 1998 as set forth below has been derived from the audited information included in the Synetic annual report on Form 10-K filed for the year ended June 30, 1998. Synetic's selected financial data as of and for the two years ended June 30, 1994 and 1995 have been restated to reflect the divestiture of Synetic's institutional pharmacies business in December 1994. Synetic's selected financial data as of and for the nine months ended March 31, 1998 and 1999 as set forth below has been derived from the unaudited information included in the Synetic quarterly report on Form 10-Q filed for the period ended March 31, 1999. The selected financial data for the nine months ended March 31, 1998 and 1999 reflects all adjustments deemed necessary by management for a fair presentation of the results for these interim periods. You should not expect the results for the nine months ended March 31, 1999 to be necessarily indicative of Synetic's results that might be obtained for the full year. The following historical financial information is only a summary and should be read in conjunction with the information contained in the reports on Form 10-K and Form 10-Q as filed by Synetic and also in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information" (page 103).

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                       YEAR ENDED JUNE 30,                      MARCH 31,
                                        -------------------------------------------------   -----------------
                                         1994      1995      1996       1997       1998      1998      1999
                                        -------   -------   -------   --------    -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.............................  $33,093   $39,179   $45,128   $ 52,885    $64,945   $46,710   $68,730
Income (loss) from continuing
  operations before provision for
  income taxes........................    1,080     1,078    13,202    (24,626)(1)  14,832   10,225     4,770(2)
Provision for income taxes............      411       443     4,617      2,834      5,788     4,064     2,517
                                        -------   -------   -------   --------    -------   -------   -------
Income (loss) from continuing
  operations..........................      669       635     8,585    (27,460)     9,044     6,161     2,253
Income from discontinued operations...    1,823    15,459        --         --         --        --        --
                                        -------   -------   -------   --------    -------   -------   -------
Net income (loss).....................  $ 2,492   $16,094   $ 8,585   $(27,460)   $ 9,044   $ 6,161   $ 2,253
                                        =======   =======   =======   ========    =======   =======   =======
Net income (loss) per share -- basic:
  Continuing operations...............  $  0.04   $  0.04   $  0.52   $  (1.60)   $  0.51   $  0.35   $  0.12
  Discontinued operations.............     0.10      0.94        --         --         --        --        --
                                        -------   -------   -------   --------    -------   -------   -------
Net income (loss) per share --basic...  $  0.14   $  0.98   $  0.52   $  (1.60)   $  0.51   $  0.35   $  0.12
                                        =======   =======   =======   ========    =======   =======   =======
Net income (loss) per share --diluted:
  Continuing operations...............  $  0.04   $  0.04   $  0.48   $  (1.60)   $  0.46   $  0.32   $  0.11
  Discontinued operations.............     0.10      0.89        --         --         --        --        --
                                        -------   -------   -------   --------    -------   -------   -------
Net income (loss) per
  share -- diluted....................  $  0.14   $  0.93   $  0.48   $  (1.60)   $  0.46   $  0.32   $  0.11
                                        =======   =======   =======   ========    =======   =======   =======

                                                          AT JUNE 30,                           AT MARCH 31,
                                      ----------------------------------------------------   -------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                      --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................  $ 64,625   $105,279   $166,328   $ 91,073   $108,069   $ 93,608   $ 79,792
Net assets of discontinued
  operations........................    55,882         --         --         --         --         --         --
Total assets........................   194,009    188,174    199,592    384,339    396,926    387,177    539,962
Long-term debt, less current
  portion...........................    80,716         --         --    165,000    159,500    159,500    168,965
Stockholders' equity................   105,130    166,832    181,089    188,736    206,226    201,754    319,964

-------------------------

(1) Includes $37,413 ($35,583 after tax) write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc. and certain software costs.

(2) Includes a write-off of $2,381 of capitalized software costs which relate to the abandonment of our development efforts with respect to certain of our products and services. Those services were abandoned as a result of encountering a high risk development issue associated with integrating those products and services with the acquired Cerner technology. Also includes $2,500 ($1,628 after tax) in charges relating to expenses incurred with the Merck litigation.

SELECTED FINANCIAL DATA OF MEDICAL MANAGER

     Medical Manager's selected historical financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 as set forth below has been derived from the audited and unaudited information included in the Medical Manager annual report on Form 10-K for the year ended December 31, 1998 and from the unaudited financial information of the companies subsequently acquired by Medical Manager. Medical Manager's selected historical financial data has been restated to reflect the results of operations of acquired companies accounted for using the pooling of interests method of accounting. The results of other acquired companies accounted for using the purchase method of accounting have been reflected from their acquisition dates. The selected historical financial data for Medical Manager as of and for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements which, in the opinion of management, include all normal and recurring adjustments necessary to present fairly the financial position and the results of operations for those periods. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the full year. The following historical financial data is only a summary and should be read in conjunction with the information contained in the reports on Form 10-K and Form 10-Q as filed by Medical Manager and also in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information" (page 103).

                                                                                 THREE MONTHS
                                       YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                           ------------------------------------------------    -----------------
                            1994      1995      1996      1997       1998       1998      1999
                           -------   -------   -------   -------   --------    -------   -------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales................  $41,190   $47,193   $52,927   $96,386   $141,296    $30,981   $41,328
Income before provision
  for income taxes.......    5,166     5,251     5,287    15,405     24,304(2)   5,677     8,545
Provision for income
  taxes..................       26        33        16     5,695      8,688      2,147     2,993
                           -------   -------   -------   -------   --------    -------   -------
Net income...............  $ 5,140   $ 5,218   $ 5,271   $ 9,710   $ 15,616    $ 3,530   $ 5,552
                           =======   =======   =======   =======   ========    =======   =======
Net income per share(1):
  Basic..................  $    --   $    --   $    --   $  0.48   $   0.72    $  0.17   $  0.25
                           =======   =======   =======   =======   ========    =======   =======
  Diluted................  $    --   $    --   $    --   $  0.47   $   0.69    $  0.16   $  0.24
                           =======   =======   =======   =======   ========    =======   =======

                                            AT DECEMBER 31,                       AT MARCH 31,
                            ------------------------------------------------   ------------------
                             1994      1995      1996      1997       1998      1998       1999
                            -------   -------   -------   -------   --------   -------   --------
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital
  (deficit)...............  $  (902)  $  (419)  $(1,048)  $ 6,595   $ 57,463   $ 9,753   $ 57,439
Total assets..............   14,007    15,682    15,121    62,305    122,058    65,958    126,202
Long-term debt, less
  current portion.........    2,260     2,186     2,946     4,461      2,436     4,417        250
Stockholders' equity......    3,578     4,136       682    33,054     93,842    36,947    100,609

-------------------------

(1) On January 30, 1997 the common stock of Medical Manager began trading on the Nasdaq National Market System. Prior to this date, there was no established trading market for Medical Manager Common Stock. As such, no per share data is presented for periods ending prior to January 30, 1997.

(2) Includes $2,366 ($1,400 after tax) in charges relating to the settlement of a class action lawsuit alleging that versions of The Medical Manager software prior to Version 9.0 will not properly recognize and process information relating to dates in and after the year 2000.

                          SUMMARY UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     Synetic's fiscal year ends on June 30, while Medical Manager's fiscal year ends on December 31. For purposes of combining Medical Manager's historical financial data with Synetic's historical financial data in the pro forma combined condensed financial information in this document, the audited financial data of Synetic for the fiscal years ended June 30, 1996, 1997 and 1998 have been combined with Medical Manager's unaudited financial data for the twelve months ended June 30, 1996, 1997 and 1998. Medical Manager's unaudited data for the twelve months ended June 30, 1996, 1997 and 1998 was derived from Medical Manager's books and records for the appropriate periods. Synetic's unaudited financial data for the nine months ended March 31, 1999 have been combined with Medical Manager's unaudited financial data for the nine months ended March 31, 1999.

     We have included this unaudited pro forma combined condensed financial information only for the purpose of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the merger between Synetic and Medical Manager had been completed on July 1, 1995. Moreover, this data does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this summary unaudited pro forma combined condensed financial information in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Data" included elsewhere in this document and with the historical financial statements of Synetic and Medical Manager and the related notes thereto, that are incorporated by reference in this document. This summary unaudited pro forma combined condensed financial information does not reflect any adjustments to conform accounting practices as a result of the merger or any future merger related expenses, as discussed in Note 4.

      SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       NINE MONTHS ENDED
                                        YEAR ENDED JUNE 30,(1)           MARCH 31,(1)
                                    -------------------------------   -------------------
                                    1996(6)     1997         1998       1998       1999
                                    -------   --------     --------   --------   --------
INCOME STATEMENT DATA:
Net sales.........................  $95,294   $123,631     $182,610   $130,303   $186,302
Income (loss) before provision for
  income taxes....................   19,258    (15,725)(2)   35,879     24,269     24,941(3)(7)
Provision for income taxes........    4,647      5,008       13,817      9,742      9,701
                                    -------   --------     --------   --------   --------
Net income (loss)(4)..............  $14,611   $(20,733)    $ 22,062   $ 14,527   $ 15,240
                                    =======   ========     ========   ========   ========
Net income (loss) per share(5)
  Basic...........................  $    --   $  (0.81)    $   0.72   $   0.48   $   0.46
                                    =======   ========     ========   ========   ========
  Diluted.........................  $    --   $  (0.81)    $   0.66   $   0.44   $   0.43
                                    =======   ========     ========   ========   ========

                                                    AT JUNE 30, 1998(1)    AT MARCH 31, 1999(1)
                                                    -------------------    --------------------
BALANCE SHEET DATA:
Working capital...................................       $160,890                $137,231
Total assets......................................        507,697                 666,164
Long-term debt, less current portion..............        161,913                 169,215
Stockholders' equity..............................        290,694                 420,573

-------------------------

(1) Historical amounts have been adjusted to reflect all acquisitions accounted for using the pooling of interests method of accounting for all periods.

(2) Includes $37,413 ($35,583 after tax) write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc. and certain software costs.

(3) Includes a write-off of $2,381 of capitalized software costs which relate to the abandonment of our development efforts with respect to certain of our products and services. Those services were abandoned as a result of encountering a high risk development issue associated with integrating those products and services with the acquired Cerner technology. Includes $2,500 ($1,628 after tax) in charges, relating to expenses incurred with the Merck litigation.

(4) Amount does not reflect the pro forma effect of future expenses for the merger. In connection with the merger, Synetic and Medical Manager expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, Synetic and Medical Manager expect to incur other merger-related costs associated with the integration of the separate companies. The merger-related expenses will be charged to expense in the period which the merger is consummated or in subsequent periods when incurred. Since the merger has not yet been consummated and transition plans are currently being developed, the merger-related costs cannot be estimated at this time.

    The accounting policies of Synetic and Medical Manager are currently being reviewed from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

(5) Net income per common share amounts assume the conversion of each share of Medical Manager Common Stock into .625 of a Synetic common share, based on the exchange ratio.

(6) On January 30, 1997 the common stock of Medical Manager began trading on the Nasdaq National Market System. Prior to this date, there was no established trading market for Medical Manager Common Stock. As such, no per share data is presented for periods ending prior to January 30, 1997.

(7) Includes $2,366 ($1,400 after tax) in charges relating to the settlement of a class action lawsuit alleging that versions of The Medical Manager software prior to Version 9.0 will not properly recognize and process information relating to dates in and after the year 2000.

                           COMPARATIVE PER SHARE DATA

     We have set forth below information concerning earnings, cash dividends declared and book value per share data for Synetic and Medical Manager on both a historical and pro forma combined basis and on a per share equivalent pro forma basis for Medical Manager. We have derived the pro forma combined earnings per share from the "Summary Unaudited Pro Forma Combined Condensed Financial Information" and from the "Selected Unaudited Pro Forma Combined Condensed Financial Data" presented elsewhere in this document (which give effect to the merger under the pooling-of-interests accounting method). Book value per share for the pro forma combined presentation is based upon outstanding Synetic common shares, adjusted to include the estimated number of Synetic common shares to be issued in the merger for outstanding shares of Medical Manager Common Stock at the time the merger is completed. The per share equivalent pro forma combined data for shares of Medical Manager Common Stock is based on the assumed conversion of each share of Medical Manager Common Stock into .625 of a Synetic common share based upon the exchange ratio. You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of Synetic and Medical Manager incorporated by reference in this document and the "Summary Unaudited Pro Forma Combined Condensed Financial Information" and the notes thereto presented elsewhere in this document.

                                                                  SYNETIC
                                                 ------------------------------------------
                                                    YEAR ENDED JUNE 30,       NINE MONTHS
                                                 -------------------------       ENDED
                                                 1996      1997      1998    MARCH 31, 1999
                                                 -----    ------    ------   --------------
EARNINGS PER SHARE:
Net income (loss) per share -- basic,
  historical...................................  $0.52    $(1.60)   $ 0.51       $ 0.12
Net income (loss) per share -- diluted,
  historical...................................  $0.48    $(1.60)   $ 0.46       $ 0.11
Dividends per share............................  $  --    $   --    $   --       $   --
Net income (loss) per share -- basic, pro
  forma(1)(2)(3)...............................  $  --    $(0.81)   $ 0.72       $ 0.46
Net income (loss) per share -- diluted, pro
  forma(1)(2)(3)...............................  $  --    $(0.81)   $ 0.66       $ 0.43
Book value per share, historical...............                     $11.62       $15.63
Book value per share, pro forma(1)(2)(3).......                     $ 9.20       $12.21

                                                               MEDICAL MANAGER
                                                  ------------------------------------------
                                                   YEAR ENDED DECEMBER 31,     THREE MONTHS
                                                  -------------------------       ENDED
                                                  1996(1)    1997     1998    MARCH 31, 1999
                                                  -------    -----    -----   --------------
EARNINGS PER SHARE:
Net income per share -- basic, historical(1)....   $  --     $0.48    $0.72       $0.25
Net income per share -- diluted,
  historical(1).................................   $  --     $0.47    $0.69       $0.24
Dividends per share.............................   $  --     $  --    $  --       $  --
Book value per share, historical................                      $4.24       $4.50

                                                  MEDICAL MANAGER -- PRO FORMA (EQUIVALENT)
                                                 -------------------------------------------
                                                    YEAR ENDED JUNE 30,        NINE MONTHS
                                                 --------------------------       ENDED
                                                 1996(1)     1997     1998    MARCH 31, 1999
                                                 -------    ------    -----   --------------
PRO FORMA (EQUIVALENT) EARNINGS PER SHARE:
Net income (loss) per share -- basic, pro forma
  (equivalent)(1)(2)(3)........................   $  --     $(0.51)   $0.45       $0.29
Net income (loss) per share -- diluted, pro
  forma (equivalent)(1)(2)(3)..................   $  --     $(0.51)   $0.41       $0.27
Book value per share, pro forma
  (equivalent)(1)(2) (3).......................                       $5.75       $7.63

-------------------------

(1) On January 30, 1997 the common stock of Medical Manager began trading on the Nasdaq National Market System. Prior to this date, there was no established trading market for Medical Manager Common Stock. As such, no per share data is presented for periods ending prior to January 30, 1997.

(2) The Pro Forma Combined and the Pro Forma Equivalent Combined information presents the combination of Synetic and Medical Manager as of and for the fiscal years ended June 30, 1996, 1997 and 1998 and as of and for the nine months ended March 31, 1999.

(3) Amount does not reflect the pro forma effect of merger expenses for the merger. In connection with the merger, Synetic and Medical Manager expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, the companies expect to incur other costs associated with the integration of the separate companies. The merger-related expenses will be charged to expense in the period in which the merger is consummated or in subsequent periods when incurred. Since the merger has not yet been consummated and transition plans are currently being developed, the merger-related costs cannot be estimated at this time.

    The accounting policies of Synetic and Medical Manager are currently being reviewed from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICES

     Synetic Common Stock and Medical Manager Common Stock are each listed on the Nasdaq National Market System under the symbols "SNTC" and "MMGR", respectively. On January 30, 1997, Medical Manager Common Stock began trading on the Nasdaq National Market System. The following table shows, for the periods indicated, the high and low sale prices per share for Synetic and Medical Manager Common Stock based on published financial sources (Medical Manager values are for periods since January 30, 1997).

                                                      SYNETIC           MEDICAL MANAGER
                                                    COMMON STOCK          COMMON STOCK
                                                 ------------------    ------------------
QUARTER ENDED                                     HIGH        LOW       HIGH        LOW
-------------                                    -------    -------    -------    -------
September 30, 1996.............................  $37.250    $30.750
December 31, 1996..............................  $55.875    $31.500
March 31, 1997.................................  $52.750    $45.000    $11.125    $ 9.125
June 30, 1997..................................  $47.750    $34.500    $15.375    $ 8.000
September 30, 1997.............................  $45.875    $36.500    $21.625    $14.750
December 31, 1997..............................  $42.250    $35.250    $21.125    $15.500
March 31, 1998.................................  $55.000    $36.000    $29.625    $17.250
June 30, 1998..................................  $65.250    $51.000    $31.875    $20.750
September 30, 1998.............................  $59.000    $30.250    $30.000    $12.625
December 31, 1998..............................  $47.625    $33.000    $31.750    $18.500
March 31, 1999.................................  $60.750    $37.500    $37.125    $19.750


     Upon completion of the merger, the combined company will change its name to Medical Manager Corporation and its common stock will be traded on the Nasdaq National Market System under the symbol "MMGR".



     As of June 21, 1999, there were approximately 6,921 beneficial owners of Synetic Common Stock, including 155 holders of record. As of June 21, 1999, there were approximately 5,144 beneficial owners of Medical Manager Common Stock, including 186 holders of record.

     The following table presents trading information for Synetic and Medical Manager Common Stock on the Nasdaq National Market System, respectively, on May 14, 1999 (the last full day of trading prior to the announcement of the merger) and June 23, 1999 (the last practicable trading day for which information was available prior to the date of this Joint Proxy Statement/Prospectus). Also set forth below for each of those dates is the equivalent pro forma price of Medical Manager Common Stock (determined by multiplying the applicable price of Synetic Common Stock by the .625 exchange ratio). Because the exchange ratio will not be finally determined until two days prior to the Medical Manager Special Meeting, at which point it will be fixed, and because the market price of Synetic Common Stock that Medical Manager stockholders will receive in the merger may increase or decrease prior to and following the completion of the merger, we urge you to obtain current market quotations.


                                                  MAY 14, 1999          JUNE 23, 1999
                                               ------------------    --------------------
                                                HIGH        LOW        HIGH        LOW
                                               -------    -------    --------    --------
Synetic......................................  $99.250    $95.000      71.500      70.000
Medical Manager..............................  $35.500    $32.125      43.750      43.063
Medical Manager Equivalent
  Pro Forma..................................  $62.031    $59.375      44.688      43.750


DIVIDENDS

     Synetic has never paid cash dividends on Synetic Common Stock. Medical Manager has never paid cash dividends on Medical Manager Common Stock. The decision whether to apply legally available funds to the payment of dividends on Synetic Common Stock will be made by the Synetic board of directors from time to time in the exercise of its business judgment.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some of the statements included or incorporated by reference in this Joint Proxy Statement/Prospectus that are not statements of historical fact are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements include those preceded by, followed by or that include the words "expects", "intends", "plans", "projects", "believes", "estimates", "anticipates" and variations of these and similar expressions. Such statements refer to, among other things, the plans, strategies and prospects, both business and financial, of Synetic and Medical Manager and of the combined company after completion of the merger. These statements are based largely on management's expectations in light of their experience in their respective industries and are not guarantees of performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements, including those described in the documents incorporated by reference in or annexed to this Joint Proxy Statement/Prospectus and the following risks and uncertainties:

     - the merger not being completed;

     - implementation of or changes in the laws, regulations or policies governing the healthcare and healthcare communications industries that could negatively affect the development of products and services by Synetic;

     - the combined company's ability to continue to attract and retain qualified personnel;

     - expected benefits from the merger not being fully realized or not being realized within the expected time frames;

     - the ability to achieve sufficient levels of physician penetration and market acceptance of the combined company's services;

     - the ability to quickly and successfully deploy CareInsite's system;

     - combined revenues after completion of the merger being lower than expected;

     - costs or operational difficulties related to integrating the businesses of the companies into one combined company being greater than expected;

     - excessive or unanticipated demands placed on management by the substantial increase in Synetic's size;

     - unanticipated increases in financing and financing-related costs;

     - general economic or business conditions affecting the healthcare, healthcare communications and porous plastics industries being less favorable than expected;

     - the inability of Synetic to accomplish its strategic objectives for external expansion, including through selective acquisitions, and internal expansion, including through sales and marketing activities;

     - regulatory authorities making adverse determinations regarding the merger; and

     - other developments described more fully under the caption "Risk Factors".

     Synetic and Medical Manager make no commitments to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                  RISK FACTORS

     The following risk factors, in addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, should be considered by holders of Synetic Common Stock and by holders of Medical Manager Common Stock in determining how to vote at the Synetic Special Meeting and the Medical Manager Special Meeting.

RISKS RELATING TO THE MERGER


     MEDICAL MANAGER STOCKHOLDERS MAY RECEIVE SHARES OF SYNETIC COMMON STOCK WITH A MARKET VALUE LOWER THAN ANTICIPATED; SYNETIC STOCKHOLDERS MAY SUFFER GREATER THAN EXPECTED DILUTION. Medical Manager stockholders are not assured of receiving consideration in the merger having a set market value. As a result, at the time of the Synetic Special Meeting and the Medical Manager Special Meeting, you will not know the exact market value of the Synetic Common Stock that Medical Manager stockholders will receive when the merger is completed. If the merger is completed, each share of Medical Manager Common Stock will be converted into a number of shares of Synetic Common Stock determined by reference to the average of the closing price of Synetic Common Stock during the ten trading day period from and including July 7, 1999 to and including July 20, 1999, as follows:


          If the average of the closing price of Synetic Common Stock during those ten trading days is equal to or above $67.20, then each share of Medical Manager Common Stock will be converted into .625 shares of Synetic Common Stock.

          If the average of the closing price of Synetic Common Stock during those ten trading days is below $67.20 and equal to or above $56.00, then each share of Medical Manager Common Stock will be converted into a number of shares of Synetic Common Stock that, when multiplied by the average of the closing price of Synetic Common Stock during those ten trading days, will equal $42.00.

          If the average of the closing price of Synetic Common Stock during those ten trading days is below $56.00, then each share of Medical Manager Common Stock will be converted into .750 shares of Synetic Common Stock unless the board of directors of Medical Manager exercises its right to terminate the merger.

     Holders of Medical Manager Common Stock will receive a fixed number of shares of Synetic Common Stock if the average closing price of Synetic Common Stock during those ten trading days is above $67.20 or below $56.00 as described above. If that average closing price is between $67.20 and $56.00, then holders of shares of Medical Manager Common Stock will receive a number of shares of Synetic Common Stock which varies according to the average closing price during those ten trading days. This process for determining the number of shares of Synetic Common Stock to be issued involves risks for both stockholders of Medical Manager and for stockholders of Synetic. If the average closing price is between $67.20 and $56.00, Medical Manager stockholders will receive fewer shares of Synetic Common Stock the higher the average of the closing price of Synetic Common Stock in that range during those ten trading days. This would involve a lower amount of dilution to Synetic stockholders. On the other hand, Medical Manager stockholders will receive more shares of Synetic Common Stock the lower the average of the closing price of Synetic Common Stock in that range during those ten trading days, and Synetic stockholders would then suffer greater dilution. If the average closing price is less than $56.00, the exchange ratio will be fixed at .750 unless the board of directors of

Medical Manager exercises its right to terminate the merger, and the market value of the Synetic Common Stock that Medical Manager stockholders will receive when the merger is completed may be less than $42.00.

     The market prices of Medical Manager Common Stock and Synetic Common Stock when the merger takes place may vary from their prices at the date of this Joint Proxy Statement/Prospectus, from their prices on the date of determination of any adjustment to the exchange ratio and from their prices at the time their respective stockholders vote on the proposals relating to the merger. Changes in such market prices may result from, among other things:

     - period-to-period variations in operating results;

     - changes in earnings estimates by analysts;

     - market conditions in the healthcare, the healthcare Internet communications and the plastics and filtration technologies industries;

     - prospects for healthcare reform;

     - general economic conditions;

     - fluctuations in the securities markets in general; and

     - problems relating to achieving revenue.


     On May 14, 1999 (the last trading day prior to the announcement of the merger agreement), the closing market prices of Synetic Common Stock and Medical Manager Common Stock were $95.50 and $33.75, respectively; on June 23, 1999, the closing market prices of Synetic Common Stock and Medical Manager Common Stock were $70.3125 and $43.75, respectively. During the twelve month period ending on June 23, 1999 (the most recent practicable date prior to the printing of this Joint Proxy Statement/ Prospectus), the closing market price of Synetic Common Stock varied from a low of $31.875 to a high of $107.9375 and the closing market price of Medical Manager Common Stock varied from a high of $57.6875 to a low of $12.875.


     SYNETIC'S STOCK PRICE COULD BE VOLATILE. In addition, after the effective time of the merger, the market price of Synetic Common Stock could fluctuate significantly in response to various factors, including the factors listed above and problems with the integration of the companies.

     INTEGRATING BUSINESS OPERATIONS MAY BE DIFFICULT AND MAY HAVE A NEGATIVE IMPACT ON SYNETIC'S BUSINESS. The combination of Synetic and Medical Manager involves the integration of separate companies that have previously operated independently and have different corporate cultures. The process of combining the companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, such businesses as a result of the following difficulties, among others:

     - loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement and harmonize company-wide financial, accounting, information and other systems;

     - failure to maintain the quality of services that such companies have historically provided;

     - the need to coordinate geographically diverse organizations; and

     - the diversion of management's attention from the day-to-day business of Synetic and Medical Manager as a result of the need to deal with the above disruptions and difficulties and/or the possible need to add management resources to do so.

     Such disruptions and difficulties, if they occur, may cause Synetic to fail to realize the benefits that it currently expects to result from such integration and may cause material adverse short- and long-term effects on the operating results and financial condition of Synetic.

     UNCERTAINTIES IN REALIZING BENEFITS FROM THE COMBINATION. Even if Synetic is able to integrate the operations of the companies successfully, there can be no assurance that such integration will result in the realization of the full benefits that it currently expects to result from such integration or that such benefits will be achieved within the time frame that Synetic currently expects.

     - Revenue enhancements from cross-selling complementary services may not materialize as expected.

     - The benefits from the merger may be offset by costs incurred in integrating the companies.

     - The benefits from the transaction may also be offset by increases in other expenses, by operating losses or by problems in the business unrelated to the transaction.

RISKS INHERENT IN THE BUSINESSES OF SYNETIC

     Following completion of the merger, Synetic will be engaged in three principal businesses:

     - healthcare electronic commerce over the Internet through its majority-owned subsidiary, CareInsite;

     - the design, manufacture and distribution of porous and solid plastic components used in healthcare, industrial and consumer applications through Porex Technologies Corp., and the other plastic and filtration technologies subsidiaries of Synetic; and

     - providing physician practice management information systems through Medical Manager, which, after completion of the merger, will be a wholly owned subsidiary of Synetic.

     Each of these businesses involves significant risks and uncertainties specific to that business, as well as risks and uncertainties common to all of these businesses. The risks and uncertainties of each of these businesses individually present risks and uncertainties to Synetic as a whole.

RISKS INHERENT IN THE BUSINESS OF CAREINSITE

     SYNETIC IS ENGAGED IN A NEW BUSINESS THAT PROVIDES HEALTHCARE ELECTRONIC COMMERCE SERVICES AND THAT ONLY RECENTLY BEGAN TO GENERATE REVENUES AND HAS INCURRED NET LOSSES SINCE INCEPTION. CareInsite, Synetic's majority-owned subsidiary, began operations in December 1996 and has not yet delivered any of its healthcare e-commerce services. CareInsite did not generate its first revenues until the quarter ended March 31, 1999. As of March 31, 1999, CareInsite had an accumulated deficit of $68.2 million. Synetic expects that CareInsite will continue to incur significant development, deployment and sales and marketing expenses in connection with its business and that CareInsite will continue to incur operating losses for at least the next two fiscal years. Synetic cautions that CareInsite may never achieve or sustain profitability. The provision of services using Internet technology in the healthcare e-commerce industry is a developing business that is inherently riskier than businesses in industries where companies have established operating histories.

     CAREINSITE WILL NOT BECOME PROFITABLE UNLESS IT ACHIEVES SUFFICIENT LEVELS OF PHYSICIAN PENETRATION AND MARKET ACCEPTANCE OF ITS SERVICES. CareInsite's business model depends on its ability to generate usage by a large number of physicians with a high volume of healthcare transactions and to sell healthcare e-commerce services to payers and other healthcare constituents. The acceptance by physicians of CareInsite's transaction, messaging and content services will require adoption of new methods of conducting business and exchanging information. Synetic cannot assure you that physicians will integrate CareInsite's services into their office workflow, or that the healthcare market will accept its services as a replacement for traditional methods of conducting healthcare transactions. The healthcare industry uses existing computer systems that may be unable to access CareInsite's Internet-based solutions. Customers using existing systems may refuse to adopt new systems when they have made extensive investment in hardware, software and training for existing systems or if they perceive that the CareInsite system will not adequately protect proprietary information. Failure to achieve broad physician penetration or successfully contract with healthcare participants would have a material adverse effect on Synetic's business prospects.

     Achieving market acceptance for CareInsite's services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. Synetic believes that CareInsite must gain significant market share with its services before its competitors introduce alternative services with features similar to CareInsite's. Synetic cannot assure you that CareInsite will be able to succeed in positioning its services as a preferred method for healthcare e-commerce, or that any pricing strategy that CareInsite develops will be economically viable or acceptable to the market. Failure to successfully market its services would have a material adverse affect on Synetic's business prospects.

     SYNETIC'S BUSINESS PROSPECTS WILL SUFFER IF CAREINSITE IS NOT ABLE TO QUICKLY AND SUCCESSFULLY DEPLOY ITS CAREINSITE SYSTEM. Synetic believes that its business prospects will suffer if CareInsite does not deploy its services quickly. CareInsite has not yet deployed its architecture or processed any transactions over its CareInsite system. CareInsite currently intends to deploy access to its services by the end of 1999, although Synetic cannot assure you that CareInsite will be able to do so at that time, or at all. In order to deploy its services, CareInsite must integrate its architecture with physicians', payers' and suppliers' systems. CareInsite will need to expend substantial resources to integrate its CareInsite system with the existing computer systems of large healthcare organizations. CareInsite has limited experience in doing so, and may experience delays in the integration process. These delays would, in turn, delay CareInsite's ability to generate revenue from its services and may have a material adverse effect on Synetic's business, financial condition and results of operations. Once CareInsite has deployed its CareInsite system, it may need to expand and adapt it to accommodate additional users, increased transaction volumes and changing customer requirements. This expansion and adaptation could be expensive. CareInsite may be unable to expand or adapt its network infrastructure to meet additional demand or its customers' changing needs on a timely basis and at a commercially reasonable cost, or at all. Any failure to deploy, expand or adapt the CareInsite system quickly could have a material adverse effect on Synetic's business prospects.

     CAREINSITE DOES NOT CURRENTLY HAVE A SUBSTANTIAL CUSTOMER BASE AND ITS REVENUES WILL INITIALLY COME FROM A FEW PAYERS IN ONE GEOGRAPHIC
MARKET. CareInsite does not currently have a substantial customer base. In addition, CareInsite expects that initially it will generate a significant portion of its revenue from providing its products and services in the New York metropolitan area and from a small number of payers. If CareInsite does not generate as much revenue in this market or from these payers as it expects, its revenue will be significantly reduced which would have a material adverse effect on Synetic's business prospects.

     CAREINSITE MAY EXPERIENCE SIGNIFICANT DELAYS IN GENERATING REVENUES FROM ITS SERVICES BECAUSE POTENTIAL CUSTOMERS COULD TAKE A LONG TIME TO EVALUATE THE PURCHASE OF ITS SERVICES. A key element of CareInsite's strategy is to market its services directly to large healthcare organizations. CareInsite does not control many of the factors that will influence physicians', payers' and suppliers' buying decisions. CareInsite expects that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by physicians, payers and suppliers. The sale and implementation of CareInsite's services are subject to delays due to physicians', payers' and suppliers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

     CAREINSITE'S BUSINESS WILL SUFFER IF THE INTEGRITY AND SECURITY OF ITS SYSTEMS IS INADEQUATE. Once CareInsite begins to deliver its healthcare e-commerce services, its business could be harmed if CareInsite or its present or future customers were to experience any system delays, failures or loss of data. CareInsite currently intends to initially process substantially all its customer transactions and data at its facilities in Cambridge, Massachusetts. Although CareInsite intends to have safeguards for emergencies, the occurrence of a catastrophic event or other system failure at its facilities could interrupt its operations or result in the loss of stored data. In addition, CareInsite will depend on the efficient operation of Internet connections from customers to its systems. These connections, in turn, depend on the efficient operation of Web browsers, Internet service providers and Internet backbone service providers. In the past, Internet users have occasionally experienced difficulties with Internet and online services due to system failures. Any disruption in Internet access provided by third parties could have a material adverse effect on Synetic's business, results of operations and financial condition. Furthermore, CareInsite will be dependent on hardware suppliers for prompt delivery, installation and service of equipment used to deliver its services.

     Despite the implementation of security measures, CareInsite's infrastructure may be vulnerable to damage from physical break-ins, computer viruses, programming errors, attacks by hackers or similar disruptive problems. A material security breach could damage CareInsite's reputation or result in liability to CareInsite. CareInsite will retain confidential customer and patient information in its processing center. An experienced computer user who is able to access CareInsite's computer systems could gain access to confidential patient and company information. Furthermore, CareInsite may not have a timely remedy to secure its system against any hacker who has been able to penetrate its system. Therefore, it is critical that CareInsite's facilities and infrastructure remain and are perceived by the marketplace to be secure. The occurrence of any of these events could result in the interruption, delay or cessation of service, which could have a material adverse effect on Synetic's business, results of operations and financial condition.

     A significant barrier to electronic commerce and communications are the issues presented by the secure transmission of confidential information over public networks.

CareInsite will rely on encryption and authentication technology licensed from third parties to secure Internet transmission of and access to confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods CareInsite will use to protect customer transaction data. A party who is able to circumvent CareInsite's security measures could misappropriate or alter proprietary information or cause interruptions in CareInsite's operations. If any such compromise of CareInsite's security or misappropriation of proprietary information were to occur, it could have a material adverse effect on CareInsite's, and thus Synetic's, business, financial condition and results of operations. CareInsite may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by security breaches. CareInsite may also be required to spend significant resources and encounter significant delays in upgrading its systems to incorporate more advanced encryption and authentication technology as it becomes available. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and CareInsite's services in particular, especially as a means of conducting commercial and/or healthcare-related transactions. There can be no assurance that CareInsite's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on Synetic's business, prospects, financial condition and results of operations.

     CareInsite's operations will also be dependent on the development and maintenance of software. Although CareInsite intends to use all necessary means to ensure the efficient and effective development and maintenance of software, both activities are extremely complex and thus frequently characterized by unexpected problems and delays.

     YEAR 2000. Many currently installed computer systems and software products are coded to accept or recognize only two digit entries for the year in the date code field. These systems and software products will need to accept four digit year entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. CareInsite made a preliminary assessment of the Year 2000 readiness of its information technology systems, including the hardware and software that enable it to develop and deliver its healthcare e-commerce services as well as its non-information technology systems. The assessment plan consists of:

     - quality assurance testing of internally developed proprietary software;

     - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to developing healthcare e-commerce network;

     - contacting vendors of material non-IT systems;

     - assessment of repair or replacement requirements;

     - repair or replacement; and

     - implementation.

     CareInsite has been informed by vendors of material hardware and software components of IT systems that the products used by CareInsite are currently Year 2000 compliant. CareInsite has also been informed by non-IT system vendors that the products used by CareInsite are currently Year 2000 compliant.

     Costs. To date, CareInsite has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of CareInsite's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent developing a Year 2000 compliant healthcare e-commerce channel.

     CareInsite is not currently aware of any Year 2000 compliance problems relating to information technology or non-information technology systems that it believes would have a material adverse effect on its or Synetic's business, financial condition and results of operations. There can be no assurance that CareInsite will not discover Year 2000 compliance problems that will require substantial revisions to systems, products or services. In addition, there can be no assurance that third-party software, hardware or services incorporated into material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Any failure to fix information technology systems or to replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Synetic's business, results of operations and financial condition.

     In addition, there can be no assurance that physicians, payers, suppliers, Internet access companies, third-party service providers, vendors, business partners and others outside CareInsite's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond CareInsite's control, such as a prolonged Internet or communications failure, which could also prevent CareInsite from delivering its services to customers, decrease the use of the Internet or prevent users from assessing CareInsite's service. Such a failure could have a material adverse effect on Synetic's business, results of operations and financial condition. Also, a general Year 2000 systemic failure could require healthcare companies to spend large amounts of money to correct any such failures, reducing the amount of money that might otherwise be available to be spent on services such as those to be provided by CareInsite.

     Contingency plan. CareInsite is continuing to assess and test its systems for Year 2000 compliance. CareInsite has also developed contingency plans for system failure, service disruption and data corruption issues due to Year 2000 problems. In the event that there is a system problem due to a Year 2000 date, CareInsite will immediately attempt to diagnose and fix the problems. At the same time, CareInsite will change (a) the system clock back to 1999 while separately logging all transactions so affected and/or (b) the dates within transactions to 1999 while separately logging all transactions so affected. In the event that a Year 2000 problem occurs at an external entity, that entity will be informed of the problem and CareInsite will continue to review and repair the dates until the problem is fixed. Synetic cannot assure you that CareInsite will be able to successfully diagnose and/or fix any Year 2000 problems that occur or that the cost of doing so will not be material.

     As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on CareInsite's, and thus Synetic's, operations could differ materially from its expectations.

RISKS INHERENT IN THE BUSINESS OF POREX

POTENTIAL LIABILITY RISK AND AVAILABILITY OF INSURANCE. The products sold by Porex expose it to potential risk for product liability claims, particularly with respect to Porex's life sciences, clinical, surgical and medical products. Synetic believes that Porex carries adequate insurance coverage against product liability claims and other risks. There can be no assurance, however, that claims in excess of Porex's insurance coverage will not arise. In addition, Porex's insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverage at an acceptable cost in the past and believes that it is adequately indemnified for products manufactured by others and distributed by it, there can be no assurance that in the future it will be able to obtain such insurance at an acceptable cost or be adequately protected by such indemnification. For example, in 1994, as described further in "-- Risks Common to each of Synetic's Businesses -- Synetic's Principal Businesses Are Subject to Litigation -- Mammary Implant Litigation" below, Porex was notified that its insurance carrier would not renew its then-existing insurance coverage after December 31, 1994 with respect to actions and claims arising out of Porex's distribution of silicone mammary implants. However, Porex has exercised its right to purchase extended reporting period coverage with respect to such actions and claims. See also "Legal Proceedings" in Synetic's Form 10-K for the fiscal year ended June 30, 1998, which is incorporated by reference in this Joint Proxy Statement/Prospectus.

YEAR 2000. Porex has completed an assessment of its Year 2000 readiness and is undergoing a conversion of its internal systems which are not currently Year 2000 compliant. Porex has completed the conversion of all significant non-manufacturing related systems. Porex expects conversion of manufacturing related, information technology, referred to in this document as "IT", systems to be completed and fully tested by June 30, 1999. For manufacturing related, non-IT systems, all significant microprocessor-embedded production equipment has been upgraded and Porex believes it is Year 2000 compliant.

     Porex is in the process of communicating with its business partners, suppliers, vendors and customers concerning the state of their readiness for the Year 2000. The information gathered to date does not permit Porex to complete its assessment of risk related to the Year 2000 that these third parties may present. If third parties upon which Porex relies are unable to address this issue in a timely manner, such occurrence could result in a material risk to Synetic.

     Porex expects that the cost of Year 2000 compliance will not be material. If Porex does not complete the conversion of its manufacturing related IT systems by June 30, 1999, Porex has Year 2000 compliant upgrades it believes can be readily installed for its existing systems. Porex believes that, should it be necessary, the cost of installing such upgrades would not be material.

     Porex intends to have in inventory a reserve of raw materials, which it believes will be sufficient to avoid a disruption in its manufacturing process, to minimize the risk associated with third-party suppliers experiencing Year 2000 problems.

     As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on Porex's, and thus Synetic's, operations could differ materially from its expectations.

RISKS INHERENT IN THE BUSINESS OF MEDICAL MANAGER

RISKS ASSOCIATED WITH ACQUISITION STRATEGY. As part of its growth strategy, Medical Manager intends to acquire additional independent dealers of The Medical Manager

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physician practice management system, complementary technologies outside the dealer network and other complementary companies and technologies. There can be no assurance that Medical Manager will be able to identify, acquire or profitably integrate and manage additional dealers or complementary technologies, if any, into Medical Manager without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on Medical Manager's operating results, diversion of management's attention, failure to retain key personnel of acquired entities, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on Synetic's results of operations, financial condition, business and business prospects. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of Medical Manager and render ineffective Medical Manager's national sales and marketing initiatives. In addition, there can be no assurance that dealers or complementary technologies acquired in the future will achieve anticipated revenue and earnings. There also can be no assurance that the existing dealer network will continue to be receptive to Medical Manager's acquisition program or that dealers which are not acquired by Medical Manager will adhere to Medical Manager's marketing, training, support and pricing directives. The occurrence of either of these events would impair Medical Manager's plans to rationalize its distribution network.

DEPENDENCE ON PRINCIPAL PRODUCTS. Medical Manager currently derives a significant percentage of its revenue from sales of The Medical Manager core system. As a result, any event adversely affecting its core product could have a material adverse effect on Synetic's results of operations, financial condition or business. Although Medical Manager has experienced increasing annual sales, on a pro forma basis, revenue associated with existing products could decline as a result of several factors, including price competition and sales practices. There can be no assurance that Medical Manager will continue to be successful in marketing its current products or any new or enhanced products.

QUALITY ASSURANCE AND PRODUCT ACCEPTANCE CONCERNS. Health care providers demand the highest level of reliability and quality from their information systems. Although Medical Manager devotes substantial resources to meeting these demands, its products may, from time to time, contain errors. Such errors may result in a loss of, or delay in, market acceptance of its products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on Synetic's results of operations, financial condition or business.

RISK OF PRODUCT-RELATED CLAIMS. Certain of Medical Manager's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of Medical Manager's products to provide accurate, confidential and timely information could result in product liability or breach of contract claims against Medical Manager by its clients, their patients or others. Medical Manager's products manage and report on financial data, and any errors in such financial data could result in liability to Medical Manager. In addition, because Medical Manager's products facilitate electronic claims submissions, any resulting loss of financial data could result in liability to Medical Manager. Medical Manager maintains insurance to protect against such claims, but there can be no assurance that such insurance coverage will be available or, if available, will adequately cover any claim asserted against Medical Manager. A successful claim brought against Medical Manager in excess of its insurance coverage could have a material adverse effect on Synetic's results of operations, financial condition or business. Even unsuccessful

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

claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that Medical Manager will not be subject to product liability or breach of contract claims, that such claims will not result in liability in excess of its insurance coverage, that Medical Manager's insurance will cover such claims or that appropriate insurance will continue to be available to Medical Manager in the future at commercially reasonable rates.

YEAR 2000 -- PROPRIETARY PRODUCTS. The Year 2000 issue also creates risk for Medical Manager from problems that may be experienced by customers of its software. While Version 9 of The Medical Manager practice management system, which was commercially released in November 1997, is Year 2000 compliant, prior versions of the system are not. Medical Manager has encouraged users of pre-Version 9 versions of The Medical Manager software to upgrade to Version 9 in order to become Year 2000 compliant. In August of 1998, Medical Manager announced that it was developing and had begun in-house testing of a patch that would allow its previous version, Version 8, first released in November 1993, to handle the date change to the new century. This patch, Version 8.12, is now available for general distribution to its independent sales offices for installation for users of Versions 7 and 8. However, there is no assurance that Versions 7 and 8, with or without the Year 2000 patch will not create additional issues for users of the software including, but not limited to, additional costs for upgraded hardware, additional costs for new operating systems and personnel training, additional costs for conversion of Version 7 data, and the fact that Versions 7 and 8 do not take into account current industry and regulatory requirements. Version 9 will remain the only enhanced and maintained version of the software.

     A class action lawsuit was brought against Medical Manager alleging Year 2000 issues regarding The Medical Manager software in versions prior to Version
9.0. Seven additional lawsuits were also brought against Medical Manager, each purporting to sue on behalf of those similarly situated and raising essentially the same issues. In December 1998, Medical Manager preliminarily entered into an agreement to settle the class action lawsuit, as well as five of the seven other similar cases. The settlement created a settlement class of all purchasers of Version 7 and 8 and certain upgrades to Version 9 of The Medical Manager software, and released Medical Manager from Year 2000 claims arising out of the sales of these versions of Medical Manager's product. Under the terms of the settlement, Version 8.12, Medical Manager's upgraded Version of 8.11 software with the Year 2000 patch, will be licensed without a license fee to Version 7 and 8 users who participate in the settlement. In addition, the settlement also provides that participating users who purchased a Version 9 upgrade will have the option to obtain one of four optional modules from Medical Manager without a license fee, or to elect to take a share of a settlement cash fund. The settlement required Medical Manager to make a cash payment of $1.455 million. The settlement was approved by the District Court of New Jersey on March 15, 1999. Pursuant to the settlement, Medical Manager was released from liability relating to the Year 2000 non-compliance of Versions 7 and 8 by all users of Version 7 and 8 except 29 users who "opted-out" of the class settlement.

     While Medical Manager does not believe costs incurred by Medical Manager to distribute and install the Year 2000 patch will be material, there can be no assurance that such costs will not have a material adverse effect on Synetic's financial condition or results of operations. Additionally, there can be no assurance that the existence of the Year 2000 patch will not delay or reduce the migration of users to Version 9 from earlier versions. Further, if Version 9 or other customers experience significant difficulties as a result of the

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

Year 2000 issue, or if Medical Manager encounters difficulties in responding in a timely manner to customer requests to upgrade to Version 9, there could be a material adverse impact on Synetic's results of operations, financial condition or business.

YEAR 2000 -- OPERATIONS. The Year 2000 issue creates risk for Medical Manager from unforeseen problems in its own computer systems and from third parties with which Medical Manager deals nationwide. Medical Manager has undertaken a program, headed by a four-person Year 2000 Compliance Team, to determine that its systems will operate smoothly as the Year 2000 approaches. This process began with an inventory of the systems vital to Medical Manager's operations to identify those systems that may be affected by the Year 2000 issue. In addition, third party vendors and business partners upon whom Medical Manager relies have been asked to confirm that their systems will be Year 2000 compliant. All critical systems have been assessed and a prioritized implementation schedule has been defined for upgrading those systems which are not currently Year 2000 compliant. The critical systems recognized by the Year 2000 Compliance Team included financial and accounting systems, human resource systems, customer support call management systems, telecommunications systems, commercial general and administrative software used internally, hardware systems, and other databases including enrollment and serialization databases.

     In the second quarter of 1998, Medical Manager completed the upgrade of its financial and accounting software to a Year 2000 compliant version. All subsidiaries of Medical Manager have been using the Year 2000 compliant version of the accounting system since that time. The cost of the upgrade of the accounting systems was insignificant and, in accordance with Medical Manager policy, was capitalized to be amortized over its appropriate life.

     As of January 1, 1999, Medical Manager internalized the payroll function. The software package used to process all payroll functions is certified as Year 2000 compliant by the author. The cost of the new human resources system and database was insignificant and, in accordance with Medical Manager policy, was capitalized to be amortized over its appropriate life.

     Medical Manager uses a software package to assist in recording, assigning and clearing customer hardware and support calls. In the second quarter of 1998, Medical Manager purchased a new software package, which is Year 2000 compliant, to perform these functions. The software was tested concurrently with Medical Manager's previous support call management software for one month and is now in use by five subsidiaries of Medical Manager. Medical Manager intends to have all subsidiaries on the new call management system by the end of 1999. Medical Manager's previous support software was earmarked for replacement without regard to the Year 2000 issue, and thus the cost of the system is not considered a part of Medical Manager's costs of Year 2000 compliance.

     Telecommunications systems of Medical Manager include not only voice communications, but significant data communications such as e-mail and an internal network providing each subsidiary access to servers located at the corporate offices. In October of 1998, Medical Manager selected a single national vendor for all voice and data communications throughout Medical Manager. This vendor has provided a statement of their Year 2000 general plan which provided for a March 31, 1999 target completion date to be completely Year 2000 compliant. Currently, all voice communication systems have been upgraded or installed with the new system. The upgrade or installation of the new data communication lines has fallen behind the scheduled completion date of March 31,

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1999. However, the system currently in place is already Year 2000 compliant and the upgrade or installation of the new data communications system is being done for increased functionality only. A dedicated team is being deployed to each regional subsidiary of Medical Manager to assist in the implementation of the new data communications before December 31, 1999. Medical Manager believes that all systems will be installed and tested prior to December 31, 1999.

     As a result of the Year 2000 Compliance Teams efforts, Medical Manager has noted that a portion of the current in-house personal computers are known to be non-Year 2000 compliant. Some workstations also have software programs installed which are not Year 2000 compliant. Medical Manager has defined a minimum standard Year 2000 compliant workstation with standardized software. To date, all mission critical workstations have been made Year 2000 compliant with the industry standard hardware and software, with the exception of one software package which will be replaced within the next few months. Medical Manager maintains various non-mission critical workstations which have not been made Year 2000 compliant. Medical Manager does not intend to take a pro-active approach to replacing or upgrading these computers until it is necessary. The costs of upgrading all remaining workstations is estimated to be less than $0.2 million. In addition, Medical Manager is currently completing a testing phase where all mission critical workstations are being retested to ensure they have been made Year 2000 compliant.

     The Year 2000 Compliance Team has recognized two critical databases used internally by Medical Manager. The Network Services Client Enrollment database is currently Year 2000 compliant. The Medical Manager Software Serialization Database is stored in an internally written database which is not Year 2000 compliant. Medical Manager has scheduled an upgrade of this database to a completely Year 2000 compliant database package for the third quarter of 1999. The estimated costs of this upgrade will merely be the cost of salaried employees which should not exceed $50,000 per quarter through 1999.

     The third party relationships identified as critical to Medical Manager's operations are computer hardware distributors and shipping companies. As part of a standardization initiative which began in late 1997, Medical Manager has partnered with three national distributors to supply all hardware and third party software products sold to clients. All three companies have provided documents stating that they are Year 2000 ready. In addition, all shipping companies used by Medical Manager and its vendors have provided documents stating their Year 2000 readiness.

     Medical Manager intends to continue to monitor the Year 2000 compliance of its internal software and hardware packages, telecommunications systems, and vendors. In the event that any of Medical Manager's systems, or any of Medical Manager's vendors' systems, do not meet the Year 2000 requirement by December 31, 1999, Medical Manager could experience difficulties, including but not limited to, in processing sales and other financial information, customer support calls, serializations of Medical Manager's product, and orders of supplies from vendors. This could have a materially adverse effect on Synetic's financial position, results of operations, or business. Although Medical Manager expects its systems, and its vendors' systems, to be Year 2000 compliant on or before December 31, 1999, it cannot predict the success of Medical Manager's Year 2000 compliance program. Medical Manager has not adopted a contingency plan to address possible risks to its systems. If Medical Manager experiences a failure in its Year 2000 preparedness, experienced staff will be redeployed to address any potential Year 2000 compliance issues.

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RISKS COMMON TO EACH OF SYNETIC'S BUSINESSES

SYNETIC FACES RISKS AS A RESULT OF ITS ONGOING ACQUISITION PROGRAM. Synetic maintains an acquisition program and intends to concentrate its acquisition efforts on businesses which are complementary to its core businesses. Such emphasis is not, however, intended to limit in any manner Synetic's ability to pursue acquisition opportunities in other related businesses or in other industries. Synetic anticipates that it may enter into further acquisitions, joint ventures, strategic alliances or other business combinations. These transactions may materially change the nature and scope of Synetic's business.

     Although Synetic's management will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that Synetic will properly ascertain all such risks. In addition, no assurances can be given that Synetic will succeed in consummating any such transactions, that such transactions, including the business combination between Synetic and Medical Manager, will ultimately provide Synetic with the ability to offer the products and services described or that Synetic will be able to successfully manage or integrate any resulting business.

     The success of Synetic's acquisition program will depend on, among other things:

     - the availability of suitable candidates,

     - the availability of funds to finance transactions, and

     - the availability of management resources to oversee the operation of resulting businesses.

Financing for such transactions may come from several sources, including, without limitation:

     - cash and cash equivalents on hand,

     - marketable securities,

     - proceeds from new indebtedness, or

     - proceeds from the issuance of additional common stock, preferred stock, convertible debt or other securities.

The issuance of additional securities, including common stock, could result in:

     - substantial dilution of the percentage ownership of Synetic's stockholders at the time of any such issuance, and

     - substantial dilution of Synetic's earnings per share.

     The proceeds from any financing may be used for costs associated with identifying and evaluating prospective candidates, and for structuring, negotiating, financing and consummating any such transactions and for other general corporate purposes. Synetic does not intend to seek stockholder approval for any such transaction or security issuance unless required by applicable law or regulation.

SYNETIC'S PRINCIPAL BUSINESSES ARE SUBJECT TO LITIGATION. Synetic and each of its businesses is subject to the risk of litigation.

     Litigation by Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. against Synetic, CareInsite and certain executives of Synetic. On February 18, 1999, Merck & Co., Inc. and Merck-Medco Managed Care, L.L.C. filed a complaint in the Superior Court of New Jersey against Synetic, CareInsite, Martin J. Wygod, Chairman of Synetic, and three

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

officers and/or directors of Synetic, Paul C. Suthern, Roger C. Holstein and Charles A. Mele. The plaintiffs assert that CareInsite, Synetic and the individual defendants are in violation of certain non-competition, non-solicitation and other agreements with Merck and Merck-Medco, and seek to enjoin the defendants from conducting a healthcare e-commerce business and from soliciting Merck-Medco's customers. The Synetic and Wygod agreements provide an expiration date of May 24, 1999. The other individuals' agreements provide for expiration in December 1999, in the case of Mr. Suthern, March 2000, in the case of Mr. Mele, and September 2002, in the case of Mr. Holstein.

     A hearing was held on March 22, 1999 on an application for a preliminary injunction filed by Merck and Merck-Medco. On April 15, 1999, the Superior Court denied this application. Synetic believes that Merck's and Merck-Medco's positions are without merit and Synetic intends to vigorously defend the litigation. However, the outcome of complex litigation is uncertain and cannot be predicted at this time. Any unanticipated adverse result could have a material adverse effect on Synetic's financial condition and results of operations.

     Mammary Implant Litigation. During the year ended June 30, 1988, Porex began distributing silicone mammary implants in the United States pursuant to a distribution arrangement with a Japanese manufacturer. Because of costs associated with increased government regulation and examination, Porex's supplier determined to withdraw its implants from the United States market. On July 9, 1991, the FDA mandated a recall of all implants manufactured by companies that elected not to comply with certain FDA regulations regarding data collection. Accordingly, Porex notified all of its customers not to use any implants sold by Porex and to return such implants to Porex for a full refund. Porex had ceased offering implants for sale prior to the recall date. Porex believes that after accounting for implants returned to it, the aggregate number of recipients of implants distributed by Porex under the Distribution Agreement in the United States totals approximately 2,500.


     Since March 1991, Porex has been named as one of many co-defendants in a number of actions brought by recipients of implants. Certain of the actions against Porex have been dismissed where it was determined that the implant in question was not distributed by Porex. In addition, as of June 21, 1999, 232 actions and 38 out-of-court claims were pending against Porex. Of the 232 actions, 113 involve implants identified as distributed by Porex and 86 cases involve implants identified as not having been distributed by Porex. In the remaining 33 actions, the implants have not been identified. During the fiscal year ended June 30, 1998, there were 16 implant-related claims made against Porex by individuals as compared with 24 claims made during the fiscal year ended June 30, 1997 and 28 claims made during the fiscal year ended June 30, 1996.


     The typical case or claim alleges that the individual's mammary implants caused one or more of a wide range of ailments. These implant cases and claims generally raise difficult and complex factual and legal issues and are subject to many uncertainties and complexities, including, but not limited to, the facts and circumstances of each particular case or claim, the jurisdiction in which each suit is brought, and differences in applicable law. Synetic does not have sufficient information to evaluate each case and claim.

     In 1994, Porex was notified that its insurance carrier would not renew its then-existing insurance coverage after December 31, 1994 with respect to actions and claims arising out of Porex's distribution of implants. However, Porex has exercised its right, under such policy, to purchase extended reporting period coverage with respect to such actions and claims. Such coverage provides insurance, subject to existing policy limits but for an unlimited time period, with respect to actions and claims made after December 31, 1994 that are based on events that occurred during the policy period. In addition, Porex has purchased extended reporting period coverage with respect to other excess insurance. This coverage also extends indefinitely, replacing coverage which would by its terms have otherwise expired by December 31, 1997. Synetic will continue to evaluate the need to purchase further extended reporting period coverage from excess insurers to the extent such coverage is reasonably available. Synetic believes that its present coverage, together with Porex's insurance policies in effect on or before December 31, 1994, should provide adequate coverage against liabilities that could result from actions or claims arising out of Porex's distribution of implants. To the extent that certain of such actions and claims seek punitive and compensatory damages arising out of alleged intentional torts, if awarded such damages may or may not be covered, in whole or in part, by Porex's insurance policies. In addition, Porex's recovery from its insurance carriers is subject to policy limits and certain other conditions.

     Synetic believes that Porex has a valid claim for indemnification under the distribution agreement with respect to any liabilities that could result from pending actions or claims by recipients of implants or any similar actions or claims that may be commenced in the future. However, Porex's right to indemnification is subject to a disagreement with the manufacturer. Pending the resolution of such disagreement, the manufacturer has been paying a portion of the costs of the settled claims.

     Based on the foregoing, Synetic believes that the possibility is remote that pending actions and claims that may be commenced or made in the future could, individually or in the aggregate, pose a material risk to the financial position of Synetic or its results of operations, although Synetic cannot assure you of this.

EACH OF SYNETIC'S HEALTHCARE BUSINESSES IS SUBJECT TO SIGNIFICANT
COMPETITION. Synetic's healthcare businesses operate in highly competitive environments.

     CareInsite. The market for healthcare e-commerce services is rapidly developing and is becoming increasingly competitive. Several service companies, some of which may have greater financial, technological and marketing resources than CareInsite, have announced that they are developing a combination of one or more healthcare e-commerce services that may be competitive with CareInsite's. CareInsite expects to compete with various industry participants, including software vendors, emerging e-commerce companies and electronic data interchange providers, who operate networks used for electronic communication of business transactions such as orders, confirmations and invoices between organizations. These networks are often referred to as EDI networks. Some of CareInsite's competitors have services that are currently in operation.

     Traditional healthcare software vendors such as Medic and IDX primarily focus on the administrative functions in the healthcare setting. Electronic data interchange network providers and claims clearinghouses like Envoy, which was recently acquired by Quintiles Transnational, and NDC provide connectivity to edit and transmit data on medical and pharmacy claims. These companies are beginning to offer services which may be competitive with CareInsite's clinical e-commerce services. Companies like Healtheon and other emerging e-commerce companies may offer a range of services which may compete with ours. Any organizations that create stand-alone healthcare software products may migrate into the healthcare e-commerce business. CareInsite's competitors may be first to market new services or may also independently develop services and/or technology that is substantially equivalent to or superior to CareInsite's. There can be no assurance that such companies will not develop and successfully market healthcare e-commerce products and services in a manner which would have a material adverse effect on CareInsite's, and thus Synetic's, business, financial condition and results of operations.

     Medical Manager. The market for practice management systems such as The Medical Manager is highly competitive. Medical Manager's competitors vary in size and in the scope and breadth of the products and services that they offer. Medical Manager competes with different companies in each of its target markets. Many of Medical Manager's competitors have greater financial, development, technical, marketing and sales resources than Medical Manager. In addition, other entities not currently offering products and services similar to those offered by Medical Manager, including claims processing organizations, hospitals, third-party administrators, insurers, healthcare organizations and others, may enter certain markets in which Medical Manager competes. There can be no assurance that future competition will not have a material adverse effect on Medical Manager's, and thus Synetic's, results of operations, financial condition or business.

     General. Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense and the importance of establishing a relationship with each industry participant will become greater. These industry participants may try to use their market power to negotiate price reductions for Synetic's products and services. If Synetic were forced to reduce its prices, Synetic's operating results could suffer if it cannot achieve corresponding reductions in its expenses.

RAPIDLY CHANGING TECHNOLOGY MAY ADVERSELY AFFECT SYNETIC'S HEALTHCARE BUSINESSES. All businesses which rely on technology, including the healthcare e-commerce business that Synetic is developing, are subject to, among other risks and uncertainties:

     - rapid technological change;

     - changing customer needs;

     - frequent new product introductions; and

     - evolving industry standards.

     Internet technologies are evolving rapidly, and the technology used by any e-commerce business is subject to rapid change and obsolescence. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. In addition, use of the Internet may decrease if alternative protocols are developed or if problems associated with increased Internet use are not resolved. As the communications, computer and software industries continue to experience rapid technological change, Synetic must be able to quickly and successfully modify its services so that they adapt to such changes. Synetic cannot assure you that it will not experience difficulties that could delay or prevent the successful development and introduction of its healthcare e-commerce services or that it will be able to respond to technological changes in a timely and cost-effective manner. Moreover, technologically superior products and services could be developed by competitors. These factors could have a material adverse effect upon Synetic's business prospects.

     The market for Medical Manager's products is also characterized by rapid change and technological advances requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. Medical
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

Manager's future success will depend, in part, upon its ability to enhance its current products, to respond effectively to technological changes, to sell additional products to its existing client base and to introduce new products and technologies that address the increasingly sophisticated needs of its clients. Medical Manager is devoting significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that Medical Manager will successfully complete the development of new products or the migration of products to new platforms or that Medical Manager's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect Medical Manager's competitive position or render its products or technologies noncompetitive or obsolete. These factors could have a material adverse effect upon Synetic's business prospects.

SYNETIC AND ITS BUSINESSES MAY NEED TO EXPAND THEIR MANAGEMENT INFORMATION SYSTEMS AND PERSONNEL TO MEET THE INCREASED DEMANDS OF THEIR BUSINESS. Although Synetic's and its businesses' existing management information systems are sufficient to meet current needs, Synetic may need to acquire new systems to meet the requirements of expanded operations. These systems need, among other requirements, to capture complex information. There can be no assurance that these new management information systems, when installed, will be sufficient to meet Synetic's needs. In addition, Synetic's businesses may experience interruptions of service during a transition from existing systems to new ones. Synetic's ability to achieve its financial and operational objectives also depends on its and its businesses' ability to continue to hire, retain and motivate highly qualified technical and customer support personnel. A competitive environment exists for qualified personnel and Synetic cannot assure you that it will be able to expand its personnel to meet any increased demands of its business.

DEPENDENCE ON PROPRIETARY TECHNOLOGY. The success of Synetic's healthcare-related and porous plastics businesses is dependent to a significant extent on each business's ability to protect the proprietary and confidential aspects of its technology. With certain exceptions relating to Porex, the technology relating to Synetic's operating subsidiaries, including after the merger, Medical Manager, is not patented and existing copyright laws offer only limited practical protection. Porex, CareInsite and Medical Manager rely on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect their proprietary rights. There can be no assurance that the legal protections afforded to Porex, CareInsite and Medical Manager or the steps taken by Porex, CareInsite and Medical Manager will be adequate to prevent misappropriation of their technology. In addition, these protections do not prevent independent third-party development of competitive products or services. Synetic believes that its businesses' products, services, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against Synetic's businesses or that any such assertion will not require Synetic's businesses to enter into a license agreement or royalty arrangement with the party asserting the claim. As competing healthcare information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of Synetic's management and otherwise have a material adverse effect on Synetic's results of operations, financial condition or business.

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GOVERNMENT REGULATION OF SYNETIC'S PRINCIPAL BUSINESSES COULD ADVERSELY AFFECT
ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS. Each of Synetic's businesses is subject to government regulation.

     CareInsite. CareInsite's services may be subject to extensive and frequently changing regulation at federal, state and local levels. The Internet and its associated technologies are also subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of healthcare e-commerce CareInsite is developing. Synetic believes, however, that these laws and regulations may nonetheless be applied to CareInsite's healthcare e-commerce business. Accordingly, CareInsite's healthcare e-commerce business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.

     Synetic expects CareInsite to conduct its healthcare e-commerce business in substantial compliance with all material federal, state and local laws and regulations governing its operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and there can be no assurance that CareInsite will not be materially adversely affected by existing or new regulatory requirements or interpretations. It is also possible that such requirements or interpretations could limit the effectiveness of the use of the Internet for the methods of healthcare e-commerce CareInsite is developing or even prohibit the sale of one or more of its services. Application of any such regulations or requirements to CareInsite's business could have a material adverse effect on Synetic's business, financial condition or results of operations.

     Porex. Porex manufactures and distributes certain medical/surgical devices, such as plastic and reconstructive surgical implants and tissue expanders, which are subject to government regulations, under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act, which is referred to in this document as "the FDA Act", and additional regulations promulgated by the Food and Drug Administration. Future healthcare products may also be subject to such regulations and approval processes. Compliance with such regulations and the process of obtaining approvals can be costly, complicated and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if ever.

     Medical Manager. The Food and Drug Administration has jurisdiction under the 1976 Medical Device Amendments to the FDA Act to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a final rule under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications, which are each referred to in this document as a "510(k) Application", and otherwise comply with the requirements of the FDA Act applicable to medical devices. Medical Manager is distributing in the United States a medical image management device, which is referred to in this document as the "image module", which was cleared by the FDA on April 4, 1997 and is manufactured by a third party in accordance with specifications set forth in the cleared 510(k) Application. Medical Manager has created an interface between The Medical Manager practice management system and the image module and is marketing the interface and the image module as the Document Image Module System. Medical Manager believes that the addition of its practice management system to the image module does not change the image module's intended use or significantly change the safety or efficacy of the product such that a new 510(k) Application is required. The FDA is currently reviewing its policy for the regulation of computer software, and there is a risk that The Medical Manager software could in the future become subject to some or all of the above requirements, which could have a material adverse effect on Synetic's results of operations, financial condition or business.

UNCERTAINTY IN HEALTHCARE INDUSTRY; GOVERNMENT HEALTHCARE REFORM PROPOSALS. The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Medical Manager's products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for Synetic's clients. Healthcare organizations may react to these proposals, and the uncertainty surrounding such proposals, by curtailing or deferring investments, including those for Medical Manager's products and services. Synetic cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on its results of operations, financial condition or business.


POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE FROM SHARES AVAILABLE FOR FUTURE SALE. Martin J. Wygod, Synetic's Chairman of the board of directors, and SN Investors, L.P., a limited partnership the general partner of which is SYNC, Inc., whose sole stockholder is Mr. Wygod, currently holds 5,167,948 shares of Synetic's Common Stock. These shares will represent approximately 14.4% of the outstanding shares of Synetic's Common Stock upon completion of the merger and the issuance of new shares of Synetic Common Stock to holders of Medical Manager Common Stock. In addition, certain current members of Medical Manager, including Michael A. Singer, John H. Kang and Richard W. Mehrlich, will receive shares of Synetic Common Stock upon completion of the merger representing approximately 10.3%, 0.9% and 3.2%, respectively, of Synetic's Common Stock upon completion of the merger. The shares held by SN Investors are "restricted securities", within the meaning of Rule 144 promulgated pursuant to the Securities Act subject to the volume restrictions of Rule 144 but for which the holding period has expired. As more fully set forth in "Certain Relationships and Related Transactions" in Synetic's Form 10-K for the fiscal year ended June 30, 1998, which is incorporated here by reference, subject to restrictions, SN Investors may be able to sell without registration under the Securities Act the number of such shares permitted under Rule 144. Synetic has also granted certain demand registration rights to Mr. Wygod with respect to the shares of Synetic's Common Stock held by SN Investors. These rights are assignable to SN Investors. The shares of Synetic Common Stock to be issued to Messrs. Singer, Kang and Mehrlich will have the benefit of registration rights upon the demand of these individuals. See "Registration Rights Agreement." Any sales by SN Investors or members of Medical Manager's management pursuant to Rule 144 or such registration rights could have a material adverse effect on the prevailing market price of Synetic's Common Stock.



     As of June 21, 1999, Synetic had issued and outstanding options to purchase 10,850,969 shares of common stock pursuant to stock option agreements and stock option plans, and warrants which are exercisable into 170,911 additional shares of Synetic's Common Stock. In addition, in connection with Synetic's acquisition of Point Plastics, Inc., Synetic issued 832,259 shares of its common stock to the former stockholders of

Point Plastics, which may not be sold by such stockholders until July 21, 1999. The sale of a substantial amount of such additional shares of Synetic's Common Stock could have a material adverse effect on the market price of Synetic's Common Stock.


     In February 1997, Synetic sold in the aggregate $165 million principal amount of convertible subordinated debentures due 2007 in a public offering, of which $159,497,000 million principal amount was outstanding on May 24, 1999. The convertible debentures are convertible, at the option of the holder, at any time prior to maturity, unless previously redeemed or repurchased, into shares of Synetic's Common Stock at a conversion price of $60 per share of Common Stock (equivalent to a conversion rate of 16.667 shares per $1,000 principal amount of convertible debentures), subject to adjustment in certain events. Synetic may be required to issue 2,658,283 additional shares upon the conversion of the outstanding convertible debentures at their stated conversion price. Synetic is unable to predict the effect, if any, that the conversion of the debentures into shares of its Common Stock will have on the market price for the Common Stock prevailing from time to time.



CERTAIN ANTITAKEOVER EFFECTS COULD AFFECT THE MARKET PRICE OF SYNETIC'S COMMON STOCK. Provisions in Synetic's Certificate of Incorporation relating to the delegation of rights to issue preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing stockholders from making management changes. In addition, the requirement that Synetic repurchase the convertible debentures, at the option of the holder, upon the occurrence of a designated event may, in certain circumstances, make more difficult or discourage a takeover of Synetic. Further, upon completion of the merger and the issuance of new shares of Synetic Common Stock to holders of Medical Manager Common Stock, Synetic expects that Messrs. Wygod, Singer, Kang and Mehrlich will collectively beneficially own approximately 28.8% of the outstanding shares of Synetic Common Stock. Due to their ownership of these shares, these individuals may be in a position to influence the election of Synetic's board of directors, as well as the direction and future operations of Synetic. Their ownership could also make more difficult or discourage a takeover of Synetic. Each of these factors could affect the market price of Synetic Common Stock.

                              THE SPECIAL MEETINGS

THE SYNETIC SPECIAL MEETING

     GENERAL; DATE, TIME AND PLACE. This Joint Proxy Statement/Prospectus is being furnished to holders of Synetic Common Stock in connection with the solicitation of proxies by the Synetic board of directors for use at the Synetic Special Meeting to be held on July 23, 1999, at Saddle Brook Marriott Hotel, Garden State Parkway at Interstate 80, Saddle Brook, New Jersey, commencing at 9:30 a.m., local time, and at any adjournment or postponement thereof.

     PURPOSES OF THE SYNETIC SPECIAL MEETING. At the Synetic Special Meeting, stockholders of Synetic will be asked to consider and vote upon:

     - a proposal to issue up to 18,202,213 shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock pursuant to the merger agreement;

     - as contemplated by the merger agreement, a proposal to amend and restate Article One of the Synetic Certificate of Incorporation, effective at the effective time of the merger, as follows:

        "The name of this Corporation (hereinafter called the "Corporation") is MEDICAL MANAGER CORPORATION.";

     - a proposal to amend and restate the first paragraph of Article Four of the Synetic Certificate of Incorporation, effective at the effective time of the merger, as follows:

        "The Corporation shall have the authority, to be exercised by the board of directors, to issue a total of 310,000,000 shares consisting of 300,000,000 shares of common voting stock of the par value of $0.01 per share (the "Common Stock") and 10,000,000 shares of preferred stock of the par value of $0.01 per share (the "Preferred Stock").";

     - a proposal to amend and restate Article Nine of the Synetic Certificate of Incorporation, effective at the effective time of the merger, as follows:

        "The original By-Laws of the Corporation shall be adopted by the Incorporator. Thereafter, in furtherance and not in limitation of the power conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation."; and

     - a proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang pursuant to their respective employment agreements.

     RECOMMENDATIONS OF THE SYNETIC BOARD OF DIRECTORS. The Synetic board of directors recommends approval of the issuance of up to 18,202,213 shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock in accordance with the terms of the merger agreement.

     The Synetic board of directors recommends the approval of the amendment and restatement of Article One of the Synetic Certificate of Incorporation, which would change the name of Synetic to Medical Manager Corporation in accordance with the terms of the merger agreement.

     The Synetic board of directors recommends the approval of the amendment and restatement of Article Four of the Synetic Certificate of Incorporation which would increase the number of authorized shares of capital stock of Synetic to 310,000,000 with 300,000,000 designated as Synetic Common Stock. This proposed amendment is intended to ensure that a sufficient number of shares of Synetic Common Stock remain available following the merger for general corporate purposes, including issuances pursuant to employee stock option plans, stock dividends and possible future acquisitions and issuances for the purposes of raising additional capital. There are no present plans, understandings or agreements for issuing a material number of additional shares of Synetic Common Stock except for the issuance in exchange for Medical Manager Common Stock as described above.


     The Synetic board of directors recommends the approval of the amendment and restatement of Article Nine of the Synetic Certificate of Incorporation in order to reconcile inconsistencies between Article Nine and Article Six of the Synetic Certificate of Incorporation and Section 2.1.1 of the Synetic By-laws. Article Six of the Synetic Certificate of Incorporation states that the number of directors are determined as provided in the Synetic By-laws. Section 2.1.1 of the Synetic By-laws provides that the number of directors shall established from time to time by resolution of the Synetic board of directors. Thus, the last clause of Article Nine of the Synetic Certificate of Incorporation which states, "provided that the Board of Directors may not amend the By-Laws to increase the number of directors above twelve" may be inconsistent with both Article Six of Synetic Certificate of Incorporation and Section 2.1.1 of the Synetic By-laws. The board of directors of Synetic recommends amending Article Nine to remove the last clause thereof to eliminate this potential inconsistency.


     The board of directors of Synetic recommends the approval of stock option grants to purchase 650,000 shares of Synetic Common Stock to be granted to each of Messrs. Singer and Kang. This approval is necessary in order to comply with the requirements of the performance based compensation exemption under Section 162(m) of the Code, and therefore maintain the tax deductible status of such options. The stock options will be granted as contemplated by the employment agreements dated May 16, 1999 between Synetic and each of Messrs. Singer and Kang, and will be awarded pursuant to a separate stock option agreement. The terms and conditions of these stock option grants and the stock option agreement are described under "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreements". The proposed stock option grants to Messrs. Singer and Kang are further subject to the approval of the Stock Option Committee of the board of directors of Synetic. It is anticipated that the Stock Option Committee of the board of directors of Synetic will unanimously approve the grant of these stock options. The board of directors of Synetic believes that the grant of the stock options to Messrs. Singer and Kang is an important way to align the interests of these key executive officers with the stockholders of Synetic and recommends approval of this proposal.


     The Synetic board of directors has determined that the merger is fair to, and in the best interests of, Synetic and its stockholders and has unanimously approved the merger agreement and the proposal to issue shares of Synetic Common Stock in connection with the merger, each of the proposals to amend and restate the Synetic Certificate of Incorporation and, subject to the separate approval of the stock option committee of the Synetic board of directors, the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements. Accordingly, the Synetic board of directors unanimously recommends that Synetic stockholders vote FOR these proposals.

     STOCKHOLDERS ENTITLED TO VOTE. The Synetic board of directors has fixed the close of business on June 21, 1999 as the record date for the determination of the Synetic stockholders entitled to notice of and to vote at the Synetic Special Meeting. Accordingly, only holders of record of Synetic Common Stock on the Synetic record date will be entitled to notice of and to vote at the Synetic Special Meeting. As of the Synetic record date, there were outstanding and entitled to vote 20,680,309 shares of Synetic Common Stock (constituting all of the voting stock of Synetic), which shares were held by approximately 155 holders of record. Each holder of record of shares of Synetic Common Stock on the Synetic record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy at the Synetic Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Synetic Common Stock entitled to vote at the Synetic Special Meeting is necessary to constitute a quorum at the Synetic Special Meeting.


     VOTE REQUIRED. The approval of the proposal to issue shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock pursuant to the merger agreement and the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements will require the affirmative vote of the majority of the shares of Synetic Common Stock present in person or by proxy at the Synetic Special Meeting. The approval of the proposal to issue shares of Synetic Common Stock pursuant to the merger agreement is required by the rules of Nasdaq governing corporations with securities listed on the Nasdaq National Market System and is a condition to the consummation of the merger.

     The approval of each of the proposals to amend and restate the Synetic Certificate of Incorporation with the effect of increasing the number of authorized shares of Synetic capital stock to 310,000,000 authorized shares of Synetic capital stock with 300,000,000 designated as Synetic Common Stock, changing the name of Synetic to Medical Manager Corporation and restating Article Nine of the Synetic Certificate of Incorporation as stated above will require the affirmative vote of the majority of the outstanding shares of Synetic Common Stock.

     Shares of Synetic Common Stock represented in person or by properly executed proxy will be counted for the purpose of determining whether a quorum is present at the Synetic Special Meeting. Shares that abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Synetic Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast in favor of such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, referred to as "broker non-votes", those shares will be treated as present and entitled to vote at the Synetic Special Meeting for purposes of determining whether a quorum exists, but will not be counted as present for purposes of determining the requisite majority vote necessary to approve the proposal regarding the issuance of shares and the proposal to grant options to Messrs. Singer and Kang and will not be counted as votes cast in favor of any of the proposals to amend and restate the Synetic Certificate of Incorporation.

     Accordingly, in determining whether:

     - the proposal to issue shares of Synetic Common Stock and the proposal to grant options to Messrs. Singer and Kang has received the requisite number of affirmative votes, the failure to vote and abstentions by shares present will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the voting on this proposal; and

     - any of the proposals to amend and restate the Synetic Certificate of Incorporation have received the requisite number of affirmative votes, the failure to vote, abstentions and broker non-votes will have the same effect as a vote against such proposals.


     As of June 1, 1999, current directors and executive officers of Synetic and their affiliates may be deemed to be beneficial owners of approximately 6,227,486 shares of Synetic Common Stock (excluding options not exercised as of the record date), or approximately 30% of the shares of Synetic Common Stock entitled to vote at the Synetic Special Meeting. Each of such directors and executive officers of Synetic has advised Synetic that he or she intends to vote or direct the vote of all shares of Synetic Common Stock over which he or she has voting control for approval of the proposal to issue shares of Synetic Common Stock as well as for approval of the proposal to amend and restate the Synetic Certificate of Incorporation.



     Medical Manager required, as a condition to its entering into the merger agreement, that Martin J. Wygod agree to vote the shares of Synetic Common Stock that he controls in favor of the proposal to issue up to 18,202,213 shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock pursuant to the merger agreement and the proposals to amend and restate the Synetic Certificate of Incorporation. Mr. Wygod did not receive (nor did Synetic or Medical Manager surrender) any consideration in connection with the agreement of Mr. Wygod to vote the shares of Synetic Common Stock that he controls in favor of the above proposals. The shares that Mr. Wygod controls constitute approximately 26% of the shares entitled to vote at the Synetic Special Meeting.


     PROXIES. This Joint Proxy Statement/Prospectus is being furnished to Synetic stockholders in connection with the solicitation of proxies by, and on behalf of, the Synetic board of directors for use at the Synetic Special Meeting, and is accompanied by a form of proxy.

     All shares of Synetic Common Stock that are entitled to vote and are represented at the Synetic Special Meeting by properly executed proxies received prior to or at the Synetic Special Meeting, and not revoked, will be voted at the Synetic Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the proposal to issue shares of Synetic Common Stock, for approval of the proposals to amend and restate the Synetic Certificate of Incorporation and for approval of the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang under their employment agreements.

     If any other matters are properly presented at the Synetic Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Synetic, at or before the taking of the vote at the Synetic Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Synetic before the taking of the vote at the Synetic Special Meeting or (3) attending the Synetic Special Meeting and voting in person (although attendance at the Synetic Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Synetic at 669 River Drive, Elmwood Park, New Jersey 07407, Attention: Secretary, or hand delivered to the Secretary of Synetic at or before the taking of the vote at the Synetic Special Meeting.

     All expenses of Synetic's solicitation of proxies will be borne by Synetic, and the cost of preparing and mailing this Joint Proxy Statement/Prospectus to Synetic stockholders and to Medical Manager stockholders will be paid one-half by Synetic and one-half by Medical Manager. In addition to solicitation by use of the mails, proxies may be solicited from Synetic stockholders by directors, officers and employees of Synetic in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Synetic has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Synetic Special Meeting at a cost $6,500 plus reimbursement of reasonable out-of-pocket expenses. Synetic will also make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Synetic will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

THE MEDICAL MANAGER SPECIAL MEETING

     GENERAL; DATE, TIME AND PLACE. This Joint Proxy Statement/Prospectus is being furnished to holders of Medical Manager Common Stock in connection with the solicitation of proxies by the Medical Manager Board of Directors for use at the Medical Manager Special Meeting to be held on July 23, 1999, at 15151 Northwest 99th Street, Alachua, Florida commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     PURPOSES OF THE MEDICAL MANAGER SPECIAL MEETING. At the Medical Manager Special Meeting, stockholders of Medical Manager will be asked to consider and vote upon the merger agreement proposal.

     RECOMMENDATIONS OF THE MEDICAL MANAGER BOARD OF DIRECTORS. The Medical Manager board of directors has unanimously approved the merger agreement proposal and recommends a vote FOR approval of this proposal.


     STOCKHOLDERS ENTITLED TO VOTE. The Medical Manager board of directors has fixed the close of business on June 21, 1999 as the record date for the determination of the Medical Manager stockholders entitled to notice of and to vote at the Medical Manager Special Meeting. Accordingly, only holders of record of Medical Manager Common Stock on the Medical Manager record date will be entitled to notice of and to vote at the Medical Manager Special Meeting. As of the Medical Manager record date, there were outstanding and entitled to vote 22,473,766 shares of Medical Manager Common Stock (constituting all of the voting stock of Medical Manager), which shares were held by approximately 186 holders of record. Each holder of record of shares of Medical Manager Common Stock on the Medical Manager record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy at the Medical Manager Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Medical Manager Common Stock entitled to vote at the Medical Manager Special Meeting is necessary to constitute a quorum at the Medical Manager Special Meeting.

     VOTE REQUIRED. The approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Medical Manager Common Stock.

     Shares of Medical Manager Common Stock represented in person or by properly executed proxy will be counted for the purpose of determining whether a quorum is present at the Medical Manager Special Meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Medical Manager Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast in favor of such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, referred to as "broker non-votes," those shares will be treated as present and entitled to vote at the Medical Manager Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast in favor of such matter.

     Accordingly, in determining whether the merger agreement proposal has received the requisite number of affirmative votes, the failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal.

     As of June 1, 1999, current directors and executive officers of Medical Manager and their affiliates may be deemed to be beneficial owners of approximately 8,640,149 shares of Medical Manager Common Stock, or approximately 38% of the shares of Medical Manager Common Stock entitled to vote at the Medical Manager Special Meeting. Each of such directors and executive officers of Medical Manager has advised Medical Manager that he intends to vote or direct the vote of all shares of Medical Manager Common Stock over which he has voting control for approval of the merger agreement proposal.

     Synetic required, as a condition to its entering into the merger agreement, that Michael A. Singer, John H. Kang and Richard W. Mehrlich agree to vote their shares of Medical Manager Common Stock in favor of the merger agreement proposal. Messrs. Singer, Kang and Mehrlich did not receive (nor did Medical Manager or Synetic surrender) any consideration (other than the consideration provided under the merger agreement) in connection with their agreement to vote their shares of Medical Manager Common Stock in favor of the merger agreement. The shares of Messrs. Singer, Kang and Mehrlich constitute approximately 37% of the shares entitled to vote at the Medical Manager Special Meeting.

     PROXIES. This Joint Proxy Statement/Prospectus is being furnished to Medical Manager stockholders in connection with the solicitation of proxies by, and on behalf of, the Medical Manager board of directors for use at the Medical Manager Special Meeting, and is accompanied by a form of proxy.

     All shares of Medical Manager Common Stock that are entitled to vote and are represented at the Medical Manager Special Meeting by properly executed proxies received prior to or at the Medical Manager Special Meeting, and are not revoked, will be voted at the Medical Manager Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the merger agreement proposal.

     If any other matters are properly presented at the Medical Manager Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of Medical Manager, at or before the taking of the vote at the Medical Manager Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Medical Manager before the taking of the vote at the Medical Manager Special Meeting or (3) attending the Medical Manager Special Meeting and voting in person (although attendance at the Medical Manager special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Medical Manager at 3001 North Rocky Point Drive East, Suite 400, Tampa, Florida 33607, Attention: Franklyn M. Krieger, Secretary, or hand delivered to the Secretary of Medical Manager at or before the taking of the vote at the Medical Manager Special Meeting.


     All expenses of Medical Manager's solicitation of proxies will be borne by Medical Manager, and the cost of preparing and mailing this Joint Proxy Statement/Prospectus to Medical Manager stockholders and to Synetic stockholders will be paid one-half by Medical Manager and one-half by Synetic. In addition to solicitation by use of the mails, proxies may be solicited from Medical Manager stockholders by directors, officers and employees of Medical Manager in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Medical Manager has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Medical Manager Special Meeting at a cost of $6,500 plus reimbursement of reasonable out-of-pocket expenses. Medical Manager will also make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Medical Manager will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since its initial public offering in 1997, Medical Manager has maintained a strategy to build its core business -- providing physician management information systems to physicians and healthcare associations and organizations. In light of the rapid changes in the healthcare information systems industry and the development and acceptance of Internet-based technology, the board of Medical Manager initiated in the fall of 1998 a review of various alternatives to enhance stockholder value. These alternatives included making additional acquisitions, forming strategic alliances, engaging in a business combination transaction and developing an Internet-based physician information system. In October 1998, Medical Manager formally engaged Donaldson, Lufkin & Jenrette to act as its financial advisor in assisting in analyzing various strategic transactions.

     Since the retention of DLJ, the board of Medical Manager has continuously reviewed strategic alternatives to increase stockholder value. On March 17, 1999, Martin J. Wygod, Synetic's Chairman and John Kang, Medical Manager's President met for the first time to better understand each company's business and to explore a potential business relationship. During the next four weeks, the senior management of the two companies, with their respective advisors, held a series of meetings to learn more about each company and to further explore a potential business relationship between the two companies.

     Medical Manager held a board meeting on April 13, 1999, at which management reviewed its Internet-based system strategy, including a possible relationship with Synetic. On April 13 and 14, 1999 Messrs. Wygod and Kang met in Tampa, Florida to discuss the potential synergies of the companies. On April 16, 1999, members of senior management of the companies met in New York to present the business strategy of each company and explore the scope of any potential business relationships. On April 20, 1999, Synetic and Medical Manager executed a mutual confidentiality agreement.

     On April 26, 1999, Mr. Wygod and other members of senior management of Synetic met with Mr. Kang and Lee Robbins, Chief Financial Officer of Medical Manager, and a representative of Donaldson, Lufkin & Jenrette in California. At this meeting a number of possible business relationships were discussed, including a contractual relationship and a combination of the companies. Through the end of April, the two companies and their respective legal and financial advisors held a series of due diligence meetings in Tampa, Florida, Alachua, Florida and New York City and reviewed each other's businesses, strategies and documentation produced in response to due diligence inquiries.

     On April 29, 1999, the board of Medical Manager reviewed various options relating to Medical Manager's Internet-based system strategy, including a possible relationship with Synetic.

     On May 3, 1999, Mr. Wygod, Michael Singer, Chief Executive of Medical Manager, and Mr. Kang met in Houston, Texas to discuss the potential benefits of a combination transaction, possible business terms of such a transaction and the philosophies of each company.

     On May 6, 1999, Synetic delivered an initial draft of the merger agreement and related documents to Medical Manager and its legal advisor. Synetic and Medical Manager, together with their respective advisors, then began to negotiate the terms of the definitive merger agreement. During this period until the signing of the merger agreement, senior management of Synetic and Medical Manager, together with their respective legal and financial advisors, held discussions regarding the terms of the potential transaction and discussed various issues raised by the drafts of the merger agreement and related documents, including potential exchange ratios. The due diligence process continued throughout this period.

     On May 12, 1999, the Synetic board of directors held a meeting to discuss the proposed transaction. At the meeting, the board retained PaineWebber to review the transaction and to render an opinion, if requested, as to whether the exchange ratio, when agreed to, is fair, from a financial point of view, to Synetic. The board also received a presentation from Shearman & Sterling, legal counsel to Synetic, on the status of the negotiations, and an update on the status of the due diligence process.

     On May 14, 1999, the board of Medical Manager met and reviewed details of the proposed transaction with Synetic, including transaction structure, pricing issues, termination rights, corporate governance issues, Medical Manager's continued acquisition program, due diligence matters and the expected timing of concluding a transaction.

     Between May 14, 1999 and May 16, 1999, the final issues under the merger agreement and related documents were negotiated between management of Synetic and Medical Manager, and their respective advisors.

     On May 15, 1999, the board of Medical Manager met twice to review the terms of a possible transaction with Synetic. At those meetings, legal and financial due diligence results were discussed and DLJ made a financial presentation to the Medical Manager board. The Medical Manager board also reviewed the revised drafts of the merger agreement and related documents.


     On May 16, 1999, the Synetic board and the Medical Manager board met separately to consider the proposed business combination between the two companies. At the Synetic board meeting, PaineWebber delivered their oral opinion to the board (subsequently confirmed in writing) that, as of such date and based upon its review and assumptions and subject to the limitations summarized below, the exchange ratio in the merger is fair, from a financial point of view, to Synetic. At the Medical Manager board meeting, DLJ delivered its written opinion that, as of such date and based on and subject to the assumptions, limitations and qualifications in such opinion, the consideration to be received by holders of Medical Manager's Common Stock was fair, from a financial point of view, to such stockholders. Following a discussion of the terms of the merger agreement and related agreements each of the Synetic board of directors and the Medical Manager board of directors separately approved the merger and all of the related transactions and documents. Synetic then executed the merger documents in New York and Medical Manager executed the merger documents in Alachua, and the two companies issued a joint press release announcing the merger.


RECOMMENDATION OF THE SYNETIC BOARD OF DIRECTORS; REASONS OF SYNETIC FOR THE MERGER

     At a special meeting held on May 16, 1999, the Synetic board of directors concluded that the merger is in the best interests of Synetic and its stockholders and determined to recommend that the stockholders approve the stockholder proposals relating to the merger. In reaching its conclusion the Synetic board of directors reviewed with management the terms of the merger agreement and the related agreements. In addition, the Synetic board of directors reviewed with its outside counsel its legal obligations, including its duty of care, in connection with its consideration of the merger. The Synetic board of directors also reviewed the terms of the merger agreement with representatives of PaineWebber.

     The Synetic board of directors believes that because of the unique and complementary attributes of each of Synetic and Medical Manager, the combined organization will have the components necessary to transform the information infrastructure of U.S. medical practices and revolutionize the way in which physicians communicate electronically with payers, suppliers, providers and patients.



     The first version of The Medical Manager physician practice management software was introduced in 1982 in order to address the financial, administrative, clinical and practice management needs of physician practices. Medical Manager's proprietary systems enable physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care. The installed base of the Medical Manager software has grown to over 24,000 medical practices nationwide, representing an estimated 120,000 physicians in over 80 practice specialties, making it the most widely installed physician practice management system in the United States. Synetic, through its subsidiary CareInsite, is developing for deployment an Internet-based healthcare electronic commerce network that links physicians, payers, suppliers and patients. By bringing to physicians' desktops a comprehensive set of transaction, messaging and content services, which will include the integration of payer-specific rules and healthcare guidelines with patient-specific information, the CareInsite system is designed to improve the quality of patient care, lead to more appropriate use of healthcare resources, gain compliance with benefit plan guidelines and control healthcare costs.



     The Synetic board of directors believes that the combined company will be distinguished by its ability to integrate the products and services offered by Medical Manager with those of CareInsite into a suite of products that can comprehensively address all of the needs of a medical practice. This combined product offering will enable a medical practice to more effectively and efficiently serve the needs of patients by utilizing innovative healthcare network and e-commerce services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information between physicians and their affiliated patients, payers, providers and suppliers. The combined company will be able to distribute this suite of products through the more than 2,000 sales and support personnel that distribute the Medical Manager software who have a proven ability to demonstrate to physicians the advantages that technology can bring to their practices and who provide service, training and support to physician offices nationwide.


     Synetic's board also considered that under the terms of the Exclusive Electronic Gateway and Network Services Agreement between CareInsite and Medical Manager, which will become effective at the effective time of the merger, CareInsite will eventually become the exclusive gateway to Medical Manager's customers for the provision of messaging, content, transaction and web hosting services. This will provide a substantial step in the achievement of CareInsite's goal of aggregating physicians as users of its services. Furthermore, Medical Manager's customers utilize computers in their practices and may more readily adopt the additional, web-based services that will be provided by CareInsite and Medical Manager working together.

     Other positive factors considered by Synetic's board of directors include:

     - the belief that the terms of the merger agreement and the Synetic stock option agreement are reasonable;

     - historical information concerning Synetic's and Medical Manager's respective businesses, financial performance and condition, operations, technology and management;

     - the continuity of management achieved through the employment agreements with key employees of Medical Manager and the expansion of Synetic's board of directors;

     - the expected treatment of the merger as a tax-free reorganization;

     - the expected treatment of the merger as a pooling of interests for financial reporting and accounting purposes;

     - the opinion of PaineWebber that, as of the date of its opinion and subject to the considerations described in that opinion, the exchange ratio is fair from a financial point of view to Synetic;

     - the financial analyses presented to the board by PaineWebber on May 16, 1999 in connection with the delivery of its opinion. For a discussion of the PaineWebber opinion and such analyses, see "-- Opinion of PaineWebber Incorporated";


     - the rapidly changing healthcare information technology industry and the likelihood of consolidation and increased competition; and



     - the combined respective strengths of Medical Manager and Synetic to create, operate and achieve utilization of an Internet-based healthcare electronic commerce network by physicians, payers, suppliers and patients, including:


        - Medical Manager provides immediate access to a physician base estimated at more than 120,000,


        - Medical Manager's installed base of physicians is on a common platform, which will facilitate the integration and the use of Internet-based services on a timely basis,


        - Medical Manager's base of physicians are high users of electronic data interchange services and, therefore, will likely be high users of CareInsite's services.

     In its deliberations concerning the merger, the Synetic board of directors also considered certain potentially negative factors concerning the merger, including the following:

     - the possibility that the merger may not be consummated;

     - the risk that the potential benefits of the merger may not be realized;

     - the risk that, notwithstanding the efforts of management of the combined company to retain them, key employees might not remain with the combined company; and

     - other applicable risks described in this Joint Proxy Statement/Prospectus statement under "Risk Factors".

     Synetic's board of directors determined that the potential advantages of the merger far outweigh the disadvantages. Based on the consideration of the factors enumerated above and other relevant matters, Synetic's board of directors unanimously determined that the merger, upon the terms and conditions set forth in the merger agreement, is in the best interests of Synetic and its stockholders.

     The foregoing discussion of the factors considered by Synetic's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Synetic board of directors. In reaching its decision to approve the merger, Synetic's board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

     THE SYNETIC BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SYNETIC AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PROPOSAL TO ISSUE SHARES OF SYNETIC COMMON STOCK IN CONNECTION WITH THE MERGER, EACH OF THE PROPOSALS TO AMEND AND RESTATE THE SYNETIC CERTIFICATE OF INCORPORATION AND, SUBJECT TO THE SEPARATE APPROVAL OF THE STOCK OPTION COMMITTEE OF THE SYNETIC BOARD OF DIRECTORS, THE PROPOSAL TO GRANT OPTIONS TO PURCHASE 650,000 SHARES OF SYNETIC COMMON STOCK TO EACH OF MESSRS. SINGER AND KANG UNDER THEIR EMPLOYMENT AGREEMENTS. ACCORDINGLY, THE SYNETIC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNETIC STOCKHOLDERS VOTE FOR THESE PROPOSALS.

OPINION OF PAINEWEBBER INCORPORATED

     THE FULL TEXT OF THE PAINEWEBBER OPINION, DATED MAY 16, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS DOCUMENT. YOU SHOULD READ THE PAINEWEBBER OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PAINEWEBBER OPINION.

     Synetic retained PaineWebber to render an opinion as to whether the exchange ratio in the merger was fair, from a financial point of view, to Synetic.


     In connection with the consideration by the Synetic board of directors of the merger agreement, PaineWebber delivered its written opinion, dated May 16, 1999, to the effect that, as of that date, and based upon its review and assumptions and subject to the limitations summarized below, the exchange ratio in the merger is fair, from a financial point of view, to Synetic. The PaineWebber opinion was directed to the Synetic board of directors and does not constitute a recommendation to any holder of Synetic Common Stock as to how any such stockholder should vote on the proposals in this Joint Proxy Statement/Prospectus.


     In arriving at its opinion, PaineWebber, among other things:

     - reviewed, among other public information, Medical Manager's annual reports, forms 10-K and related financial information for the three fiscal years ended December 31, 1998;

     - reviewed, among other public information, Synetic's annual reports, forms 10-K and related financial information for the three fiscal years ended June 30, 1998 and Synetic's forms 10-Q and the related unaudited financial information for the nine months ended March 31, 1999;

     - reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of Medical Manager and Synetic, furnished to PaineWebber by Medical Manager and Synetic;

     - conducted discussions with members of senior management of Medical Manager and Synetic concerning their respective businesses and prospects;

     - reviewed the historical market prices and trading activity for Medical Manager Common Stock and Synetic Common Stock and compared them with those of certain other publicly traded companies which PaineWebber deemed to be relevant;

     - compared the financial position and operating results of Medical Manager and Synetic with those of certain other publicly traded companies which PaineWebber deemed to be relevant;

     - compared the financial terms of the merger with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant;

     - reviewed a preliminary S-1 registration statement, dated March 26, 1999, for CareInsite, Inc.;

     - reviewed a draft of the merger agreement dated May 15, 1999; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

     In preparing the PaineWebber opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to PaineWebber by or on behalf of Medical Manager and Synetic, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed, with Synetic's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of Medical Manager and Synetic as to the future performance of Medical Manager and Synetic. PaineWebber also relied upon assurances of the management of Medical Manager and Synetic that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber did not undertake an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Medical Manager or Synetic, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed the following, with Synetic's consent:

     - The merger will be accounted for under the pooling of interests accounting treatment.

     - The merger will qualify as a tax-free reorganization.

     - Any material liabilities, whether contingent or otherwise or known or unknown, of Medical Manager and Synetic were as set forth in the consolidated financial statements of Medical Manager and Synetic.

     The PaineWebber opinion is based upon economic, monetary and market conditions existing on the date of the PaineWebber opinion. Furthermore, PaineWebber expressed no opinion as to the price at which Medical Manager Common Stock or Synetic Common Stock may trade at any time. The PaineWebber opinion does not address the relative merits of the merger and any other transactions or business strategies that may have been discussed by the Synetic board of directors as alternatives to the merger, or the decision of the Synetic board or directors to proceed with the merger.

     The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber opinion.

     HISTORICAL STOCK PERFORMANCE. PaineWebber reviewed trading prices for the shares of Medical Manager Common Stock. This stock performance review indicated that for Medical Manager's latest twelve months, referred to in this document as "LTM", ended May 14, 1999, the low and high closing prices were $12.88 and $36.50. PaineWebber also reviewed the following Medical Manager stock price averages over the following periods prior to May 14, 1999 as set forth in the following table.

TRADING PERIOD                              AVERAGE PRICE
--------------                              -------------
Latest 10 days............................     $32.89
Latest 20 days............................     $31.69
Latest 30 days............................     $29.58
Latest 60 days............................     $27.19
Latest 90 days............................     $28.97
Latest 180 days...........................     $26.80

     PaineWebber also reviewed trading prices for the shares of Synetic Common Stock. This stock performance review indicated that for Synetic's LTM ended May 14, 1999, the low and high closing prices were $31.88 and $99.38. PaineWebber also reviewed the following Synetic stock price averages over the following periods prior to May 14, 1999:

TRADING PERIOD                              AVERAGE PRICE
--------------                              -------------
Latest 10 days............................     $96.07
Latest 20 days............................     $87.84
Latest 30 days............................     $78.81
Latest 60 days............................     $63.47
Latest 90 days............................     $58.12
Latest 180 days...........................     $49.28

     SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Medical Manager to the corresponding data of the selected comparable publicly traded companies. These companies consisted of:

Apache Medical Systems, Inc.        MECON, Inc.
Cerner Corporation                  Medaphis Corporation
Eclipsys Corporation                Medirisk, Inc.
HCIA Inc.                           QuadraMed Corporation
Health Systems Design Corporation   Quality Systems, Inc.
IDX Systems Corporation             Shared Medical Systems Corporation
InfoCure Corporation                Transcend Services, Inc.

     PaineWebber reviewed, among other information, the Medical Manager comparable companies' multiples of total enterprise value (market value plus total debt less cash and cash equivalents as of December 31, 1998) to (1) LTM revenue, (2) LTM earnings before interest, taxes, depreciation and amortization, referred to in this document as "EBITDA", and (3) LTM earnings before interest and taxes, referred to in this document as "EBIT". PaineWebber also reviewed, among other information, the Medical Manager comparable companies' multiples of market value to (i) LTM net income, (ii) calendar year 1999 earnings per share, referred to in this document as "EPS", and (iii) calendar year 2000 EPS. All calendar year 1999 and 2000 EPS results were based on publicly available estimates from First Call Research. Additionally, based on an implicit price of $59.69 for each outstanding share of Medical Manager Common Stock, PaineWebber calculated Medical Manager transaction multiples. As of May 14, 1999, the selected comparable publicly traded companies' multiples and the Medical Manager transaction multiples were as follows:

                                                                         MEDICAL
                                              LOW     MEDIAN    HIGH     MANAGER
                                             -----    ------    -----    -------
LTM revenue................................  0.32x    1.15x     6.22x    10.10x
LTM EBITDA.................................   4.5x     8.7x     78.5x     47.4x
LTM EBIT...................................   6.9x    14.0x     45.6x     53.9x
LTM net income.............................  11.7x    22.8x     48.7x     82.4x
Calendar year 1999 EPS.....................   8.1x    24.4x     84.4x     56.8x
Calendar year 2000 EPS.....................   6.0x    18.2x     34.7x     43.3x

     SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Synetic to the corresponding data of the selected comparable publicly traded companies. PaineWebber assessed Synetic relative to the selected comparable publicly traded companies in its two primary business segments: filtration companies and healthcare Internet technology companies. The companies consisted of:

     FILTRATION COMPANIES       HEALTHCARE INTERNET TECHNOLOGY COMPANIES
     --------------------       ----------------------------------------
CLARCOR Inc.                    Claimsnet.com inc.
Donaldson Company               Healtheon Corporation
Ionics, Incorporated
Millipore Corporation
Pall Corporation
Pentair, Inc.
Thermo Instrument Systems Inc.
Tredegar Industries, Inc.

With respect to Synetic and the Synetic filtration comparable companies, PaineWebber compared multiples of total enterprise value to LTM revenue, EBITDA and EBIT. PaineWebber also compared multiples of market value to LTM net income, and estimated 1999 and 2000 calendar year EPS. 1999 and 2000 calendar year earnings per share were based on the publicly available estimates from First Call Research. As of May 14, 1999, the selected comparable publicly traded filtration companies' multiples were as follows:

                                               LOW     MEDIAN    HIGH     SYNETIC
                                              -----    ------    -----    -------
LTM revenue.................................  1.06x    1.34x     2.55x    25.36x
LTM EBITDA..................................   6.9x     9.2x     20.0x    166.8x
LTM EBIT....................................   8.6x    13.4x     39.9x    439.1x
LTM net income..............................  13.4x    19.7x     85.8x    298.3x
Calendar year 1999 EPS......................  12.7x    17.3x     25.5x    103.2x
Calendar year 2000 EPS......................  11.3x    14.8x     19.9x     47.2x

With respect to Synetic and the selected comparable publicly traded healthcare Internet technology comparable companies, PaineWebber compared multiples of total enterprise value to LTM revenue, EBITDA and EBIT and could not draw meaningful conclusions. PaineWebber also compared multiples of market value to LTM net income, and estimated 1999 and 2000 calendar year EPS and could not draw meaningful conclusions.

     SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving Internet and information technology companies that are affiliated with the healthcare sector. The selected mergers and acquisitions PaineWebber analyzed included:

ACQUIROR                                             TARGET
--------                                             ------
Healtheon Corporation                     MEDE AMERICA Corporation
Quintiles Transnational Corp.             Envoy Corporation
Eclipsys Corporation                      Transition Systems, Inc.
HBO & Company                             Access Health, Inc.
McKesson Corporation                      HBO & Company
QuadraMed Corporation                     Medicus Systems Corporation
National Data Corporation                 Physician Support Systems,
                                          Inc.
HBO & Company                             HPR Inc.
Misys plc                                 MEDIC Computer Systems, Inc.
Cardinal Health, Inc.                     MediQual Systems, Inc.
IDX Systems Corporation                   PHAMIS, Inc.
HBO & Company                             Amisys Managed Care Systems
HBO & Company                             GMIS, Inc.

     PaineWebber reviewed the consideration paid (based on stock prices on the day prior to the announcement of the transaction) in the comparable transactions and calculated multiples of total enterprise value to the target's LTM revenue, EBITDA and EBIT. PaineWebber also reviewed multiples of the consideration paid to the target's LTM net income and book value.

                                                                      IMPLIED
                                   LOW     MEDIAN     HIGH     TRANSACTION MULTIPLES
                                  -----    ------    ------    ---------------------
LTM revenue.....................  1.13x    4.67x      9.46x           10.10x
LTM EBITDA......................   8.7x    23.3x      52.6x            47.4x
LTM EBIT........................  11.2x    30.5x      59.9x            53.9x
LTM net income..................  31.3x    50.5x     494.8x            82.4x
Book value......................  1.49x    5.48x     16.26x           15.00x

     DISCOUNTED CASH FLOW ANALYSIS. PaineWebber analyzed Medical Manager based on an unlevered discounted cash flow analysis of the projected financial performance of Medical Manager. Such projected financial performance was based upon a five-year forecast for Medical Manager provided by Medical Manager management. The discounted cash flow analysis determined the discounted present value of the unlevered after-tax cash flows projected to be generated over the five-year period and then added a terminal value based upon a range of EBITDA multiples from 12.0x to 15.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 10.0% to

12.0%. The analysis yielded implied exchange ratio values ranging from 0.4887x to 1.2537x.

     PREMIUMS PAID ANALYSIS. PaineWebber reviewed purchase price per share premiums paid in 24 publicly-disclosed cash and stock merger transactions in non-financial industries announced from May 14, 1997 to May 14, 1999 with transaction values between $500 million and $1.5 billion. This analysis indicated median premiums to the target's closing stock price one day, one week and one month prior to the announcement of the transaction. The analysis resulted in the following values:

                                                              TRANSACTION
                                                    MEDIAN      PREMIUM
                                                    ------    -----------
One day prior.....................................   21.8%        65.5%
One week prior....................................   28.6%        98.1%
One month prior...................................   28.1%       121.1%

     PaineWebber also reviewed the purchase price per share premiums paid in the selected comparable mergers and acquisitions transactions. This analysis indicated median premiums to the target's closing stock price one day, one week and one month prior to the announcement of the transaction. The analysis resulted in the following values:

                                                              TRANSACTION
                                                    MEDIAN      PREMIUM
                                                    ------    -----------
One day prior.....................................   36.6%        65.5%
One week prior....................................   41.8%        98.1%
One month prior...................................   59.8%       121.1%

     PRO FORMA MERGER ANALYSIS. PaineWebber performed an analysis of the potential pro forma effect of the merger on Synetic's EPS for the fiscal years 2000 through 2004. In performing this analysis, PaineWebber assumed, with Synetic's consent, that the merger would be accounted for under the pooling of interests method of accounting. PaineWebber combined the projected operating results of Synetic with the projected operating results of Medical Manager to arrive at the combined company projected net income. PaineWebber divided this by the pro forma fully diluted shares outstanding to arrive at a combined company fully diluted EPS. PaineWebber then compared the combined company EPS to Synetic's standalone EPS to determine the pro forma impact on Synetic's EPS.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber opinion. In its analyses, PaineWebber made numerous assumptions and estimates with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Medical Manager and Synetic. Any assumptions or estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such assumptions and estimates are inherently subject to substantial uncertainty, and neither Synetic nor PaineWebber assume responsibility for the accuracy of such assumptions and estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     Synetic selected PaineWebber to be its financial advisor in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     PaineWebber has in the past acted as financial advisor to Synetic, including in February of 1995, advising Synetic on the redemption of convertible subordinated debentures due 2001.

     Pursuant to an engagement letter between Synetic and PaineWebber dated May 7, 1999, PaineWebber earned a customary fee for rendering the PaineWebber opinion. Synetic also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

     In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Medical Manager and Synetic for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

RECOMMENDATION OF THE MEDICAL MANAGER BOARD OF DIRECTORS; REASONS OF MEDICAL MANAGER FOR THE MERGER

     At a special meeting held on May 16, 1999, the Medical Manager board of directors concluded that the merger is advisable and in the best interests of Medical Manager and its stockholders and determined to recommend that the stockholders approve the merger. In deciding to approve the merger, the Medical Manager board of directors concluded that holding a portion of a share of Synetic Common Stock equal to the exchange ratio represented a more favorable investment opportunity than holding one share of Medical Manager Common Stock. The Medical Manager board of directors took into account the risks inherent in each investment. In evaluating the merger, the Medical Manager board of directors considered all relevant factors and information, including the following:

     - the fact that based on the closing market price for Synetic Common Stock on the last trading day prior to the execution of the merger agreement, the exchange ratio of .625 of a share of Synetic Common Stock per share of Medical Manager Common Stock represented:

          - a premium of approximately 65.5% to the $36.06 closing market price of Medical Manager Common Stock on May 13, 1999, and

          - a premium of approximately 101.5% to the $29.63 closing market price of Medical Manager Common Stock on April 14, 1999, approximately four weeks prior to the execution of the merger agreement;

     - the fact that the adjustment features of the exchange ratio provided reasonable protection against a decline in the value of Synetic Common Stock while retaining the ability to benefit from an increase in the value of Synetic Common Stock;

     - the May 16, 1999 oral opinion of Donaldson, Lufkin & Jenrette, which was subsequently confirmed in writing, to the effect that as of such date the consideration to be received by holders of Medical Manager Common Stock was fair from a financial point of view;

     - the financial analyses presented to the board by Donaldson, Lufkin & Jenrette in connection with the delivery of its opinion. For a discussion of the Donaldson, Lufkin & Jenrette opinion and such analyses, see
       "-- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation";

     - the rapidly changing healthcare information technology industry and the likelihood of consolidation and increased competition;

     - the financial condition, assets, results of operations, business and prospects of Medical Manager and Synetic and the risks inherent in operating independently;

     - the combined respective strengths of Medical Manager and Synetic to create and operate an Internet-based healthcare electronic commerce network for use by physicians, payers, suppliers and patients, including:

          - Synetic's subsidiary, CareInsite, should be a public company in the near term, providing greater visibility and valuable currency as it capitalizes on Internet enthusiasm in the investment community,

          - Synetic offers a premier management team which has significant experience in creating new healthcare distribution networks and has substantial credibility,

          - Medical Manager provides immediate access to a physician base estimated at more than 120,000, achieving Synetic's five-year objective through a single transaction,

          - Medical Manager's installed base of physicians is on a common platform, which will facilitate the ultimate conversion to an Internet-based platform on a timely basis, and

          - Medical Manager's base of physicians are high users of electronic data interchange services and, therefore, will likely be high users of CareInsite's services;

     - the history of the negotiations with respect to the exchange ratio and the belief of the Medical Manager board of directors that the financial terms reflected in the merger agreement represented the best financial terms that could be obtained from Synetic;

     - the terms and conditions of the merger agreement, including:

          - the nature of the parties' representations, warranties, covenants and agreements, which the board believed would provide reasonably adequate certainty that Medical Manager would be able to require Synetic to complete the merger;

          - the provisions that permit Medical Manager to consider additional bona fide third party offers to acquire Medical Manager and permit Medical Manager to provide information to and negotiate with such parties; and

          - the termination provisions, including up to $5.0 million in termination expenses. For a discussion of the terms of the merger agreement, see "The Merger Agreement";

     - the regulatory approvals required to complete the merger and the prospects for receiving such approvals;

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

     - the advice of Akerman, Senterfitt & Eidson, P.A., outside legal counsel to Medical Manager, that the merger is expected to be treated as a tax-free reorganization for federal income tax purposes. For a discussion of the tax consequences of the merger, see "-- Material Federal Income Tax Consequences of the Merger";

     - the advice of Medical Manager's independent public accountants that they concur with Medical Manager management's conclusion that no conditions exist related to Medical Manager that would preclude Synetic's accounting for the merger as a pooling of interests for financial accounting purposes. For a discussion of the accounting treatment of the merger, see "-- Accounting Treatment"; and

     - the potential material adverse effects on Medical Manager's business, operations and financial condition if the merger was not completed following public announcement of the merger agreement. These material adverse effects include the expenses incurred by Medical Manager in connection with the merger and the possibility of having to pay termination expenses of Synetic. Other adverse effects include a possible loss of customers and employees in reaction to the announcement or as a result of management being distracted from operating the business while working to complete the merger.

     This discussion is not intended to be exhaustive, but it is believed to include the material factors considered by the Medical Manager board of directors. In light of the number and variety of information and factors the board considered, the Medical Manager board of directors did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above. In addition, individual directors may have given differing weights to different factors. For a discussion of the interests of members of Medical Manager's management and the Medical Manager board of directors in the merger, see "-- Interests of Certain Persons in the Merger." The Medical Manager board of directors recognized such interests and determined that such interests neither supported nor detracted from the fairness of the merger to Medical Manager's stockholders.

     THE MEDICAL MANAGER BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MEDICAL MANAGER AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE MEDICAL MANAGER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MEDICAL MANAGER STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

     Medical Manager asked Donaldson, Lufkin & Jenrette Securities Corporation, in its role as financial advisor to Medical Manager's board of directors, to render an opinion to Medical Manager's board of directors as to the fairness to Medical Manager's stockholders, from a financial point of view, of the consideration to be received by such stockholders under the merger agreement.


     On May 16, 1999, DLJ delivered its written opinion to Medical Manager's board of directors that, as of such date and based upon and subject to the assumptions, limitations and qualifications in such opinion, the consideration to be received by holders of Medical Manager's Common Stock was fair, from a financial point of view, to such stockholders. DLJ reconfirmed its May 16, 1999 written opinion by delivery of a written opinion dated June 24, 1999. A COPY OF DLJ'S JUNE 24, 1999 OPINION IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ THIS OPINION FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE

BY DLJ. DLJ PREPARED ITS OPINION FOR MEDICAL MANAGER'S BOARD OF DIRECTORS. DLJ'S OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY MEDICAL MANAGER'S STOCKHOLDERS UNDER THE MERGER AGREEMENT. DLJ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER.

     DLJ did not, and was not requested by Medical Manager's board of directors to, make any recommendation as to the form or amount of the consideration to be paid in the merger. These issues were resolved in arm's-length negotiations between Medical Manager and Synetic.

     DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of DLJ's opinion.

     Although subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion, other than if requested by Medical Manager pursuant to the terms of DLJ's engagement. DLJ expressed no opinion as to:

     - the price at which Synetic's Common Stock will actually trade at any time;

     - the relative merits of the merger and other business strategies being considered by Medical Manager's board of directors; or

     - the decision of Medical Manager's board of directors to proceed with the merger.

INFORMATION REVIEWED AND ASSUMPTIONS MADE

     In arriving at its opinion, DLJ:

     - reviewed the merger agreement;

     - reviewed financial and other information that was publicly available or furnished to it by Medical Manager and Synetic and information provided during discussions with management of each company, including:

          - financial projections of Medical Manager for the period beginning April 1, 1999 and ending December 31, 2004 prepared by the management of Medical Manager;

          - financial projections of Synetic for the period beginning April 1, 1999 and ending June 30, 2004 provided or otherwise reviewed by the management of Synetic;

          - financial and securities data of Medical Manager and Synetic with various other companies whose securities are traded in public markets;

          - historical stock prices and trading volumes of Medical Manager's Common Stock and Synetic's Common Stock;

          - prices and premiums paid in certain other business combinations; and

          - such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by Medical Manager or Synetic or its representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to, or otherwise discussed with DLJ, DLJ assumed that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Medical Manager and Synetic as to the future operating and financial performance of Medical Manager and Synetic, respectively. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ assumed the merger will be a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

FINANCIAL ANALYSES

     The following is a summary of the analyses presented by DLJ to Medical Manager's board of directors on May 16, 1999 in connection with the delivery of DLJ's opinion. DLJ's analysis assumes a purchase price per share of $59.69, based on the May 14, 1999 closing price of Synetic of $95.50 and an exchange ratio of .625 shares of Synetic Common Stock for each share of Medical Manager's Common Stock. Assuming 23.8 million diluted shares of Medical Manager's Common Stock outstanding, the transaction price represents, as of the date of DLJ's opinion, an equity purchase price of $1,419.7 million and a total transaction value of approximately $1,378.9 million, including the assumption of approximately $2.7 million of Medical Manager's debt, net of $43.5 million of Medical Manager's cash.

     SELECTED PUBLICLY TRADED COMPANY ANALYSIS. Using publicly available information, DLJ analyzed, among other things, the trading multiples of nine selected publicly traded companies in the healthcare information systems industry, including:

     - Cerner Corporation;

     - Eclipsys Corporation;

     - IDX Systems Corporation;

     - IMS Health, Inc.;

     - InfoCure Corporation;

     - MedQuist Inc.;

     - National Data Corporation;

     - QuadraMed Corporation; and

     - Shared Medical Systems Corporation.

     For each company, DLJ analyzed:

     - the stock price, equity value and enterprise value as of May 14, 1999, where enterprise value is defined as the equity value plus the book value of debt and preferred stock less cash;

     - the enterprise value as a multiple of revenues, earning before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT, for the twelve months prior to announcement of a transaction; and

     - the stock price as a multiple of earnings per share for the calendar years 1999 and 2000, where the earnings per share estimates were based upon First Call Research Network consensus research analyst estimates.

     A comparison of the results of this analysis with the multiples implied by the merger are summarized in the table below:

                                                               SELECTED PUBLICLY
                                                               TRADED COMPANIES
                                             TRANSACTION    -----------------------
                                              MULTIPLES     LOW     AVERAGE    HIGH
                                             -----------    ----    -------    ----
Enterprise value as a multiple of:
  Latest twelve months revenue.............      9.4x        1.1x     3.1x      6.8x
  Latest twelve months EBITDA..............     43.9         6.8     15.8      29.6
  Latest twelve months EBIT................     50.1        10.3     23.8      52.6
Stock price as a multiple of:
  Calendar year 1999 earnings per share....     56.8x        8.1x    26.2x     42.9x
  Calendar year 2000 earnings per share....     43.3         6.0     21.1      33.1

     SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Using publicly available information, DLJ analyzed the implied transaction multiples paid in 29 selected transactions in the healthcare information systems industry since 1994.

     For each acquisition, DLJ analyzed:

     - the equity purchase price and implied enterprise value at the date of announcement;

     - the implied enterprise value as a multiple of revenues, EBITDA and EBIT for the twelve months prior to announcement of a transaction; and

     - the equity purchase price as a multiple of net income for the current and subsequent calendar years as of the date of the announcement of a transaction, where the net income estimates were based upon First Call Research Network consensus research analyst estimates.

     A comparison of the results of this analysis with the multiples implied by the merger are summarized in the table below:

                                                               SELECTED MERGER AND
                                                             ACQUISITION TRANSACTIONS
                                             TRANSACTION    --------------------------
                                              MULTIPLES      LOW     AVERAGE     HIGH
                                             -----------    -----    --------    -----
Total transaction value as a multiple of:
  Latest twelve months revenue.............      9.4x        0.9x       4.8x     10.9x
  Latest twelve months EBITDA..............     43.9         8.6       22.9      45.0
  Latest twelve months EBIT................     50.1        14.5       29.6      43.0
Equity purchase price as a multiple of:
  Current calendar year net income.........     56.8x       21.7x      36.8x     48.3x
  Subsequent calendar year net income......     43.3        17.5         28      37.4

     No company or business utilized in the "Selected Publicly Traded Company Analysis" is identical to Medical Manager. Similarly, no transaction utilized in the "Selected Merger and Acquisition Transactions Analysis" is identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of Medical Manager and other factors that could affect the public trading value of the companies to which it is being compared. In evaluating the selected publicly traded companies and selected merger and acquisition transactions, DLJ made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Medical Manager, such as the impact of competition on Medical Manager and the industry generally, industry growth and/or technological change and the absence of any adverse material change in the financial conditions and prospects of Medical Manager or in the industry or the financial markets in general. Mathematical analysis (such as determining the mean and median) is not, in itself, a meaningful method of using comparable company data.

     DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of Medical Manager using projections, which were provided to, or otherwise discussed with, DLJ by the management of Medical Manager. The discounted cash flow analysis for Medical Manager was performed using discount rates ranging from 12.0% to 16.0% and estimated terminal EBITDA multiples in 2003 ranging from 11.0x to 13.0x. The analysis yielded implied price per share values for Medical Manager ranging from $30.85 to $41.36.

     PRECEDENT PREMIUMS PAID ANALYSIS. DLJ analyzed the purchase price premiums paid over the market price prior to announcement in 60 selected mergers and acquisitions since January 1, 1997 with valuations ranging from $1.0 billion to $1.5 billion involving companies not necessarily comparable to Medical Manager. DLJ analyzed the average premiums in these transactions one day prior, one week prior and four weeks prior to announcement of each transaction, and compared the results to the purchase premiums implied by the merger to prices one day prior, one week prior and four weeks prior to the most recent Medical Manager stock price, as of the date of DLJ's opinion. The results are summarized in the following table:

                                 MEDICAL
                                 MANAGER    TRANSACTION    PRECEDENT PREMIUMS PAID
                                 -------    -----------    ------------------------
                                  PRICE      PREMIUMS      LOW     AVERAGE    HIGH
                                 -------    -----------    ----    -------    -----
Premium paid to price relative:
  One day prior (5/13/99)......  $36.06         65.5%      (5.2)%    30.0%    114.3%
  One week prior (5/7/99)......   34.25         74.3        0.4     35.7      139.2
  Four weeks prior (4/16/99)...   29.63        101.5        4.3     42.2      130.6

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the principal elements of the presentation of DLJ to Medical Manager's board of directors in connection with the delivery of DLJ's opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the acquisition and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness, from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and did not place particular reliance or weight on any individual analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of DLJ's engagement, Medical Manager has agreed to pay DLJ for its services in connection with the merger an aggregate financial advisory fee equal to $4.5 million, assuming a total transaction value of $1.4 billion, including $500,000 for rendering its fairness opinion to the board of directors of Medical Manager. Medical Manager also has agreed to reimburse DLJ for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel and to indemnify DLJ and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement.

     DLJ is an internationally recognized investment banking firm and was selected by Medical Manager based on DLJ's experience and expertise, as well as its familiarity with Medical Manager. DLJ regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     DLJ has advised Medical Manager that, in the ordinary course of business, DLJ and its affiliates may actively trade or hold the securities of Medical Manager and Synetic for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has, in the past, performed investment banking and other services for Medical Manager, including lead managing its initial public offering of common stock on January 30, 1997 and its common stock offering on April 23, 1998, for which DLJ received usual and customary compensation. In addition, DLJ and its affiliates may in the future provide investment banking services to Synetic.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     SYNETIC. In considering the recommendations of the Synetic board of directors regarding approval of the proposal to issue shares of Synetic Common Stock in connection with the merger, the proposals to amend and restate the Synetic Certificate of Incorporation and the proposal to grant options to purchase 650,000 shares of Synetic Common Stock to each of Messrs. Singer and Kang, Synetic stockholders should be aware of interests that some of the officers and directors of Synetic, and some of the persons designated by Synetic to become directors of Synetic, have in the merger that may be different from your and their interests as stockholders generally. The Synetic board of directors has recognized such interests and has determined that such interests neither supported nor detracted from the fairness of the merger to Synetic's stockholders.

     CONTINUING BOARD OF DIRECTORS POSITIONS. The eleven members of the Synetic board of directors are expected to remain as members of the board of directors of Synetic as of the effective time of the merger. See "Operation, Governance and Management of Synetic Following the Merger -- Board of Directors of Synetic".

     MEDICAL MANAGER. In considering the recommendations of the Medical Manager board of directors regarding approval of the proposal to approve and adopt the merger agreement, Medical Manager stockholders should be aware of interests that some of the officers and directors of Medical Manager, and some of the persons designated by Medical Manager to become directors of Synetic, have in the merger that may be different from your and their interests as stockholders generally. The Medical Manager board of directors has recognized such interests and has determined that such interests neither supported nor detracted from the fairness of the merger to Medical Manager's stockholders.

     CONTINUING BOARD OF DIRECTORS POSITIONS. Five members of the Medical Manager board of directors are expected to become members of the Synetic board of directors as of the effective time of the merger.

     INDEMNIFICATION OF DIRECTORS. Pursuant to the merger agreement, Synetic has agreed to maintain the indemnification provisions for directors and officers contained in Medical Manager's Certificate of Incorporation and By-laws and has agreed to also maintain directors' and officers' liability insurance for such individuals under certain circumstances. For further details regarding these arrangements, see "The Merger Agreement -- Indemnification".


     STOCK OPTIONS. As of the record date, approximately 524,000 shares of Medical Manager Common Stock were subject to options granted to executive officers and directors under Medical Manager's equity based compensation plans. All such stock options are subject to accelerated vesting upon a change of control of Medical Manager and will therefore become immediately exercisable at the effective time of the merger. All outstanding options to purchase Medical Manager Common Stock under such plans will be assumed by Synetic and will become options to purchase Synetic Common Stock, with appropriate adjustments to be made to the number of shares and the exercise price under such options based on the exchange ratio.


     EMPLOYMENT AGREEMENTS. On May 16, 1999, Synetic entered into an employment agreement with Michael A. Singer effective upon the consummation of the merger. The term of the agreement is five years subject to automatic monthly renewal. The employment agreement provides for Mr. Singer's appointment as the sole Vice Chairman and the Co-Chief Executive Officer of Synetic and as the most senior executive officer of Medical Manager Research and Development Inc., a Florida corporation and a wholly owned subsidiary of Medical Manager. The employment agreement also provides that during the term of his employment, Synetic will use its best efforts to include Mr. Singer in management's nominees for election, and recommend his election, as a member of the Synetic board of directors. The employment agreement provides for an annual base salary of $250,000, subject to increase in the discretion of the Synetic board of directors.

     Mr. Singer's employment agreement may be terminated at any time by Synetic for "cause". Upon such termination Mr. Singer will receive only base salary that was earned but unpaid as of the date of termination. "Cause" is defined to include a willful failure by Mr. Singer to perform his duties under his employment agreement, a material breach by Mr. Singer of the employment agreement, Mr. Singer's willful misconduct relating, directly or indirectly, to Synetic, or his commission of a common law fraud against Synetic or conviction of a felony. With respect to failure to perform duties or a material breach that is curable, Mr. Singer must be provided with written notice and an opportunity to cure the alleged failure or breach.

     If Mr. Singer's employment is terminated due to death or "disability" (as defined in the employment agreement) he will be entitled to the following severance benefits:

     - continuation of his base salary (at the rate in effect at the time of such termination) for the remainder of the original term under the employment agreement (or later if the employment agreement has been extended);

     - continued participation in Synetic's health and welfare benefit plans for the remainder of the original term under the employment agreement (or later if the employment agreement has been extended) or until he is offered comparable coverage with a subsequent employer; and

     - accelerated vesting of outstanding stock options granted under the employment agreement which are not yet vested on the date of termination.

     If Mr. Singer's employment is terminated by Synetic without "cause", he will be entitled to the following severance benefits:

     - continuation of his base salary (at the rate in effect at the time of such termination) for a period commencing on the date of termination and ending on the later of (i) the second anniversary of the date of termination and (ii) the fifth anniversary of the effective date of the employment agreement (or later if the employment agreement has been extended);

     - continued participation in Synetic's health and welfare benefit plans for a period commencing on the date of termination and ending on the later of
       (i) the second anniversary of the date of termination and (ii) the fifth anniversary of the effective date of the employment agreement (or later if the employment agreement has been extended), or until he is offered comparable coverage with a subsequent employer; and

     - accelerated vesting of outstanding stock options granted under the employment agreement which are not yet vested on the date of termination.

     In the event that Mr. Singer resigns for "good reason" (as such term is defined in the employment agreement, generally consisting of a material breach by Synetic of the employment agreement; a diminution of Mr. Singer's responsibilities or title; a reduction in Mr. Singer's base salary; a relocation of Mr. Singer's workplace; a notice of non-renewal of the employment agreement; a "change in control" that is not approved by a majority of the incumbent Synetic board of directors; or after Mr. Singer has remained employed by Synetic for six months following a "change in control" that is approved by a majority of the incumbent Synetic board of directors), he will receive the same severance benefits as if his employment had been terminated by Synetic without "cause". "Change in control" is defined to include the following events:

     - when any person becomes the beneficial owner of Synetic's securities representing more than 50% of the combined voting power of its then outstanding securities;

     - when, during any period of 24 consecutive months during the term of the employment agreement, the individuals who, at the beginning of such period, constitute the board of directors of Synetic, cease for any reason other than death to constitute at least a majority of such board;

     - when there is a merger or consolidation of Synetic with any other corporation, other than a merger or consolidation (i) which would result in the voting securities of Synetic outstanding immediately prior to such merger or consolidation continuing to represent 50% or more of the combined voting power of the securities of Synetic or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (ii) effected to implement a recapitalization of Synetic (or similar transaction) in which no person becomes the beneficial owner of securities of Synetic representing more than 50% of the combined voting power of the then outstanding securities or (iii) where at least a majority of the members of the board of directors of the corporation resulting from such merger or consolidation were incumbent members of the Synetic board of directors; or

     - when there is a sale or disposition of all or substantially all of Synetic's assets, or Synetic adopts a plan of complete liquidation.

     The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the later of the first anniversary of the date employment has ceased and the fifth anniversary of the effective time of the merger. The employment agreement also contains provisions giving Synetic exclusive ownership of any inventions, discoveries, improvements and the like which were developed or conceived by Mr. Singer as a result of his employment with Synetic.

     On May 16, 1999, Synetic entered into an employment agreement with John H. Kang effective upon the consummation of the merger. The employment agreement with Mr. Kang is substantially similar to that for Mr. Singer except that the employment agreement with Mr. Kang provides:

     - for Mr. Kang's appointment as the Co-Chief Executive Officer of Synetic;

     - that during the term of the employment Mr. Kang will be eligible to participate in an annual incentive bonus plan to be established by Synetic for selected senior executives; and

     - that in the event of termination of Mr. Kang's employment by Synetic other than for "cause", or if Mr. Kang resigns for "good reason" in addition to the benefits described above under Mr. Singer's employment agreement, he will be entitled to a bonus equal to the maximum bonus that would have been payable for the fiscal year in which his employment terminates.

     STOCK OPTION GRANTS. Each of Mr. Singer's and Mr. Kang's employment agreement also provides that, at the effective time of the merger, each of Mr. Singer and Mr. Kang will be granted an option to purchase 650,000 shares of Synetic Common Stock at an exercise price equal to the fair market value at the effective time of the merger. Subject to certain events, the options will vest in five equal installments, commencing on the first anniversary of the date of grant. The options will not be exercisable following the tenth anniversary of the date of grant and are subject to earlier termination under circumstances the described above. The employment agreements provide that Messrs. Singer's and Kang's outstanding and unvested options will immediately become fully vested and exercisable upon any of the following:

     - the six-month anniversary of a change in control that is approved by a majority of the incumbent members of the Synetic board of directors if Mr. Singer or Mr. Kang, as the case may be, is still employed by Synetic, or if prior to the six-month anniversary of a change in control, the date when his employment is terminated by Synetic without cause or Mr. Singer or Mr. Kang, as the case may be, resigns for good reason;

     - a change in control that is not approved by a majority of the incumbent members of the Synetic board of directors that occurs during the term of the employment agreement; or

     - prior to the occurrence of a change in control, a material reduction in Mr. Singer's or Mr. Kang's, as the case may be, title or responsibilities or a relocation of his

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

       workplace which remains in effect for 30 days following his written notice of such event to Synetic.

The stock options will be awarded pursuant to a separate stock option agreement. The proposed stock option grants to Messrs. Singer and Kang are subject to the approval of the stock option committee of the board of directors of Synetic. It is anticipated that the stock option committee of the board of directors of Synetic will unanimously approve the grant of these stock options.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE STOCK OPTIONS

     The stock options will be nonqualified stock options under the Code. The grant of a nonqualified stock option will not result in the recognition of taxable income by the executives or in a deduction to Synetic. Upon exercise, the executive will recognize ordinary income in an amount equal to the excess of the fair market value of the Synetic Common Stock on the date of exercise over the exercise price. Synetic is required to withhold tax on the amount of income so recognized, and a tax deduction is, subject to the provisions of Section 162(m) of the Code, allowable equal to the amount of such income. Gain or loss upon a subsequent sale of any Synetic Common Stock received upon the exercise of a nonqualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the executive.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to holders of Medical Manager Common Stock who hold such stock as a capital asset. The term "capital asset" is defined in
Section 1221 of the Internal Revenue Code of 1986. This summary and the opinions referred to below are based on the Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is not a complete description of all the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, stockholders who are financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Medical Manager Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who hold Medical Manager Common Stock as part of a hedge, straddle or conversion transaction and stockholders who are not U.S. persons). For these purposes, a U.S. person is (1) a citizen of the United States for U.S. federal income tax purposes, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all it substantial decisions. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. HOLDERS OF MEDICAL MANAGER COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER TO THEM BASED UPON

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

THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS
OF STATE, LOCAL AND FOREIGN TAX LAWS.


     The obligations of the parties to consummate the merger are conditioned upon the receipt by Synetic of an opinion from Shearman & Sterling, and the receipt by Medical Manager of an opinion from Akerman, Senterfitt & Eidson, P.A., in each case conditioned upon and in reliance upon receipt of representations contained in certificates of officers of Synetic and Medical Manager and subject to the qualifications discussed below, to the effect that the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and Synetic, Merger Sub and Medical Manager will each be a party to such reorganization within the meaning of Section 368(b) of the Code. As a reorganization, the merger will have the following principal U.S. federal income tax consequences:


     - no gain or loss will be recognized by Synetic, Merger Sub, Synetic's direct wholly owned subsidiary participating in the merger, or Medical Manager as a result of the merger;

     - no gain or loss will be recognized by the holders of Medical Manager Common Stock who exchange their Medical Manager Common Stock for Synetic Common Stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Synetic Common Stock;

     - the aggregate tax basis of the Synetic Common Stock received in the merger by each holder of Medical Manager Common Stock will be the same as the aggregate tax basis of the Medical Manager Common Stock surrendered in exchange therefor, reduced by any amount of tax basis allocable to a fractional share interest in Synetic Common Stock for which cash is received; and

     - the holding period of Synetic Common Stock received in the merger, including any fractional share interest, will include the holding period for the Medical Manager Common Stock surrendered in exchange therefor.

     Cash received by a holder of Medical Manager Common Stock in lieu of a fractional share of Synetic Common Stock will be treated as received in disposition of such fractional share. A Medical Manager stockholder will generally recognize capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of his Medical Manager Common Stock allocable to the fractional share interest. In the case of individuals, the maximum federal income tax rate applicable to capital gains is generally as follows:

     - the same as ordinary income rates for capital assets held for one year or less; and

     - 20% for capital assets held for more than one year.

     Shearman & Sterling and Akerman, Senterfitt & Eidson, P.A. have rendered their tax opinions as to the tax-free treatment of the merger on the basis of facts, representations and assumptions set forth or referred to in the opinions that are intended to be consistent with the state of facts existing at the time the merger is consummated. Stockholders should be aware that an opinion of counsel is not binding on the Internal Revenue Service or the courts. Stockholders should also be aware that the opinions of Shearman & Sterling and Akerman, Senterfitt & Eidson, P.A. will be based on current law and on various representations regarding factual matters and various covenants as to future actions made by Synetic and Medical Manager. If these representations are incorrect in one or more

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

material respects or the covenants are not complied with, the conclusions reached by counsel in its opinion might be jeopardized.

     Under the U.S. backup withholding rules, a holder of Medical Manager Common Stock may be subject to backup withholding at the rate of 31%, unless the stockholder (1) is a corporation or comes within various other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies that such stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. Synetic may require holders of Medical Manager Common Stock to establish an exemption from backup withholding or to make arrangements that are satisfactory to Synetic to provide for the payment of backup withholding. A stockholder that does not provide Synetic with its current taxpayer identification number may be subject to penalties imposed by the IRS.

ACCOUNTING TREATMENT

     The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Synetic has received a letter from Arthur Andersen LLP, dated as of May 16, 1999, stating that Arthur Andersen believes that the transactions contemplated by the merger agreement should be treated as a pooling of interests in conformity with U.S. generally accepted accounting principles and the rules and regulations of the Commission. Medical Manager has received a letter from PricewaterhouseCoopers LLP, dated as of May 16, 1999, stating their concurrence with Medical Manager's management's conclusion that as of that date no conditions exist with respect to Medical Manager that would preclude Medical Manager from being a party to a merger accounted for as a pooling of interests. It is a condition to closing the merger that each of Synetic and Medical Manager receive a similar letter at the closing from Arthur Andersen and PricewaterhouseCoopers, respectively. In addition, under the merger agreement, Synetic and Medical Manager agreed that they will not, and will not permit any of their affiliates, to take any action that would prevent the merger from qualifying as a pooling of interests. Under this method of accounting, the recorded assets and liabilities of Synetic and Medical Manager will be carried forward to Synetic at their recorded amounts, the operating results of Synetic will include the operating results of Synetic and Medical Manager for the entire fiscal year in which the merger occurs and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of Synetic.

REGULATORY APPROVALS

     HART-SCOTT-RODINO. The Federal Trade Commission and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Synetic or Medical Manager or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under particular circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     The HSR Act, and the rules and regulations of the FTC, provide that some merger transactions, including the merger, may not be consummated until required information

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

and materials have been furnished to the DOJ and the FTC and the applicable waiting periods have expired or been terminated. On June 11, 1999, Synetic and Medical Manager filed Pre-Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act. Unless extended by a request for additional information, the applicable waiting period under the HSR Act will terminate on July 11, 1999.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of Synetic Common Stock received by Medical Manager stockholders in the merger will be freely transferable, except that shares of Synetic Common Stock received by persons who are deemed to be affiliates of Medical Manager prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Synetic, or otherwise in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act. Persons deemed to be affiliates of Medical Manager or Synetic are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as principal stockholders of such party. The merger agreement requires Medical Manager to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Synetic Common Stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the Commission thereunder. This Joint Proxy Statement/Prospectus does not cover any resales of Synetic Common Stock received by affiliates of Medical Manager in the merger. However, Messrs. Singer, Kang and Mehrlich have been granted registration rights with regard to Synetic Common Stock to be issued to them in connection with the merger. See "Registration Right Agreement".

NASDAQ NATIONAL MARKET SYSTEM QUOTATION

     It is a condition to the merger that the shares of Synetic Common Stock to be issued pursuant to the merger agreement be approved for listing on the Nasdaq National Market System, subject to official notice of issuance. An application will be filed for listing the shares of Synetic Common Stock to be issued in the merger on the Nasdaq National Market System.

APPRAISAL RIGHTS

     In accordance with the Delaware General Corporation Law, there will be no appraisal rights available to holders of Medical Manager Common Stock in connection with the merger.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement that are not summarized elsewhere in this Joint Proxy Statement/Prospectus. Such summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. Stockholders of Synetic and Medical Manager are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

STRUCTURE OF THE MERGER

     At the effective time of the merger, Marlin Merger Sub, Inc., a wholly owned subsidiary of Synetic, will be merged with and into Medical Manager, with Medical Manager as the surviving corporation and as a wholly owned subsidiary of Synetic immediately after the merger. At the effective time of the merger, Synetic will change its name to "Medical Manager Corporation", and Medical Manager will change its name to "Medical Manager Systems, Inc".

CONVERSION OF SECURITIES


     At the effective time of the merger, each issued and outstanding share of Medical Manager Common Stock, other than shares owned by Medical Manager as treasury stock and other than shares owned by Synetic or any wholly owned subsidiary of Synetic or Medical Manager, all of which will be canceled, will be converted into the right to receive .625 shares, which is referred to as the "exchange ratio", of Synetic Common Stock below. The exchange ratio is subject to adjustment as described below. Assuming an exchange ratio of .625 shares of Synetic Common Stock for each share of Medical Manager Common Stock, and assuming all Medical Manager stock options are exercised as a result of the merger, based upon the number of outstanding shares of Synetic Common Stock and Medical Manager Common Stock as of June 21, 1999, the stockholders of Medical Manager immediately following the consummation of the merger will own approximately 42.3% of the outstanding shares of Synetic Common Stock and the stockholders of Synetic will own approximately 57.7% of the outstanding shares of Synetic Common Stock immediately following consummation of the merger.



     If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $67.20 but at least $56.00, the exchange ratio will be adjusted upward so that the value of the Synetic Common Stock to be received for each share of Medical Manager Common Stock based on such adjusted exchange ratio is equal to $42.00 based on the average closing price of Synetic Common Stock during such period. If the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, the exchange ratio will be .750 shares of Synetic Common Stock for each share of Medical Manager Common Stock, unless the board of directors of Medical Manager exercises its right to terminate the merger. Synetic and Medical Manager will issue a joint press release announcing the exchange ratio prior to the opening of trading on July 21, 1999.


     No fractional shares of Synetic Common Stock will be issued to any Medical Manager stockholder upon surrender of certificates previously representing Medical Manager Common Stock. No dividend or distribution with respect to Synetic Common Stock will be payable with respect to any fractional share and such fractional share interests will not entitle their owners to any rights of a stockholder of Synetic. Promptly after the effective time of the merger, a bank or trust company to be designated by Synetic

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

as the exchange agent will make available to each former holder of Medical Manager Common Stock the amount, if any, determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Synetic Common Stock on the Nasdaq National Market System on the first business day immediately following the effective time.

     Promptly after the effective time of the merger, Synetic will cause the Exchange Agent to mail letters of transmittal and exchange instructions to each holder of record of Medical Manager Common Stock to be used to surrender and exchange certificates formerly evidencing shares of Medical Manager Common Stock for certificates evidencing the shares of Synetic Common Stock to which such holder has become entitled. Upon surrender to the Exchange Agent of certificates formerly representing Medical Manager Common Stock together with a completed letter of transmittal, each holder of a certificate will receive in exchange therefor certificates evidencing the number of whole shares of Synetic Common Stock to which that holder is entitled, any cash that may be payable in lieu of a fractional share of Synetic Common Stock and any dividends or other distributions with respect to Synetic Common Stock with a record date after the effective time declared or made after the effective time. MEDICAL MANAGER STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. SYNETIC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES.

     After the effective time of the merger, each certificate formerly representing Medical Manager Common Stock, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Synetic Common Stock that the holder of such certificate is entitled to receive in the merger, any cash payment in lieu of a fractional share of Synetic Common Stock and any dividend or other distribution with respect to Synetic Common Stock as described above. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Synetic until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Synetic Common Stock, will be paid without interest.

     Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation in the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various customary representations and warranties of (1) Medical Manager and (2) Synetic and Merger Sub. These representations relate to, among other things:

     - organization and qualification;

     - certificate of incorporation and by-laws;

     - capitalization;

     - corporate authority to enter into the merger and enforceability of the merger agreement;

     - conflicts under corporate governance documents, required consents or approvals and violations of any instruments or law caused by the merger;

     - possession of governmental permits and compliance with laws;

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     - required reports and financial statements and disclosure of liabilities;

     - the absence of certain changes, events or litigation;

     - employee benefit plans and labor matters;

     - contracts and commitments;

     - independent dealers (with respect to Medical Manager only);

     - accounting and tax matters and past tax compliance;

     - intellectual property matters;

     - Year 2000 compliance;

     - opinion of financial advisors;

     - vote required by the stockholders;

     - affiliates and Section 203 of the General Corporation Law of State of Delaware;

     - insurance matters; and

     - environmental matters.

CERTAIN COVENANTS

     Each of Synetic and Medical Manager has agreed that, during the period from the date of the merger agreement until the effective time of the merger, except as otherwise consented to in writing by the other party or as contemplated by the merger agreement, it and each of its respective subsidiaries will carry on its business in the usual, regular and ordinary course in all material respects consistent with past practice and use all reasonable best efforts to preserve current business relationships with employees, customers and suppliers.

     The merger agreement contains other covenants with respect to Medical Manager and Synetic and their respective subsidiaries, that, during the period from the date of the merger agreement until the effective time of the merger, limit certain actions, including the declaration and payment of dividends, the issuance of securities, the amendment of corporate governance documents, the acquisition of assets, the disposition of assets, increases in the salaries of certain officers and employees (with respect to Medical Manager), the incurrence of indebtedness, changes in accounting methods, tax elections and certain capital expenditures.

NO SOLICITATION

     The merger agreement provides that Synetic and Medical Manager will not, directly or indirectly, through any of their respective officers, directors, agents and other representatives, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal, that constitutes or may reasonably lead to any merger, consolidation, share exchange, business combination or other similar transaction, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 15% of the assets of Synetic or Medical Manager and their respective subsidiaries, or any tender offer or exchange offer for more than 15% or more of the stock of Synetic or Medical Manager, or any person that is a group as defined in Section 13(d) of the Exchange Act becoming the beneficial owner of 15% or more of the other party, or make any public announcement of the intention or agreement

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to engage in any of the above with a third party, any such proposal or offer being referred to as a "competing transaction proposal". In addition, Synetic and Medical Manager have agreed to keep each other informed, on a current basis, of the status of any such proposals or offers and the status of any such discussions or negotiations.

     The merger agreement would not prevent Synetic or the Synetic board of directors or Medical Manager or the Medical Manager board of directors from complying with Rule 14e-2 promulgated under the Exchange Act. In addition, if the Synetic board of directors or the Medical Manager board of directors concludes in good faith (after consultation with independent legal counsel) that a third-party competing transaction proposal would, if consummated, result in a transaction more favorable to its stockholders than the merger and that such action could reasonably be deemed to be necessary for it to act in a manner consistent with its fiduciary duties under applicable law, Synetic or Medical Manager, as the case may be, would be permitted to engage in discussions or negotiations with, or provide any information to, any person or entity in response to an unsolicited third-party competing transaction proposal to the holders of Synetic Common Stock or Medical Manager Common Stock, as the case may be. Prior to providing such information to any third party or entering into discussions or negotiations with any third party, the third party must enter into a confidentiality/standstill agreement, and Synetic or Medical Manager must provide reasonable notice to the other in reasonable detail of the terms and conditions of such competing transaction proposal. If either Synetic or Medical Manager terminates the merger agreement because of a third-party competing transaction proposal, it must pay the fees and expenses more fully described below under "-- Termination Expenses and Alternative Transaction Fees".

STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

     STOCK OPTIONS. All options outstanding, at the effective time of the merger, under Medical Manager's stock option plans which include: the 1996 Amended and Restated Long-Term Incentive Plan and the 1996 Non-Employee Directors' Stock Plan will be assumed by Synetic and will be exercisable upon the same terms and conditions as under the applicable Medical Manager stock option plan, except that:

     - each such substitute option will be exercisable for, and represent the right to acquire, that whole number of shares of Synetic Common Stock, rounded to the nearest whole share, equal to the number of shares of Medical Manager Common Stock subject to such Medical Manager stock option multiplied by the exchange ratio; and

     - the option price per share of Synetic Common Stock shall be an amount equal to the option price per share of Medical Manager Common Stock subject to such Medical Manager stock option in effect immediately prior to the effective time of the merger divided by the exchange ratio, rounded downward to the nearest full cent.

     All options under the above plans will immediately vest and become exercisable at the effective time of merger.

     Synetic has agreed to deliver to each holder of an outstanding Medical Manager stock option document setting forth that holder's rights pursuant thereto and such Medical Manager stock option will continue in effect on the same terms and conditions.

     Under the terms of the merger agreement, as soon as practicable after the effective time of the merger, the shares of Synetic Common Stock subject to Medical Manager

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

stock options will be covered by an effective registration statement on Form S-8 or another appropriate form for so long as such options remain outstanding.

     EMPLOYEE BENEFIT PLANS. Synetic has agreed that, for a period of two years immediately following the effective time of the merger, it will maintain employee benefit plans, programs and arrangements for the benefit of active and retired employees of Medical Manager and its subsidiaries that in the aggregate will provide compensation and benefits that are substantially comparable to the compensation and benefits provided to such active and retired employees under the employee benefit plans, programs and arrangements of Medical Manager and its subsidiaries as in effect immediately prior to the effective time of the merger, except that changes may be made to such employee benefit plans and arrangements to the extent necessary or desirable in light of applicable law. Under the merger agreement, following the effective time of the merger, Synetic will honor, and cause Medical Manager and its subsidiaries to honor, in accordance with their terms, the existing employment and severance agreements and severance and bonus plans which are applicable to any current or former employees or directors of Medical Manager or any of its subsidiaries.

     Employees of Medical Manager and its subsidiaries will receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established by Synetic, Medical Manager or any of their respective subsidiaries for service accrued prior to the effective time with Medical Manager or any of its subsidiaries, except that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit.

     Effective as of the effective time of the merger, Synetic has agreed to establish a discretionary stock option pool consisting of options to purchase 1,800,000 shares of Synetic Common Stock under Synetic's employee stock option plans to be used for purposes of retaining and incentivizing those key employees of Medical Manager who are employed by Medical Manager as of the effective time of the merger. These options will be awarded to participating key employees based on the joint recommendation of the Co-Chief Executive Officers of Synetic following the merger, except that no more than 50,000 such options will be allocated to any one key employee without the consent of the Synetic board of directors.

CONDITIONS TO THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE THE MERGER. The respective obligations of Synetic, Medical Manager and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

     - MEDICAL MANAGER STOCKHOLDER APPROVAL. The merger agreement having been duly approved and adopted by the stockholders of Medical Manager;

     - SYNETIC STOCKHOLDER APPROVAL. The proposal to issue shares of Synetic Common Stock having been duly approved by the stockholders of Synetic;

     - HSR ACT. The waiting period (and any extension thereof) applicable to the merger under the HSR Act and other similar laws having expired or been terminated;

     - NO PROCEEDINGS. No governmental order, writ, injunction or decree being in effect that would make the merger illegal or otherwise prohibit the consummation of the merger;

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

     - EFFECTIVE REGISTRATION STATEMENT. The Synetic Registration Statement on Form S-4 having become effective and not being the subject of a stop order or proceedings seeking a stop order;

     - ACCOUNTANTS' LETTERS. Arthur Andersen LLP, as the independent public accountants of Synetic, having issued a letter as of the date the Synetic Registration Statement on Form S-4 becomes effective and as of the effective time of the merger to the effect that accounting for the merger as a pooling of interests under applicable accounting standards is appropriate, and PricewaterhouseCoopers LLP, as the independent public accountants of Medical Manager, having issued a letter as of the date the Synetic Registration Statement on Form S-4 becomes effective and as of the effective time of the merger to the effect that they concur with the conclusions of Medical Manager's management that no conditions exist with respect to Medical Manager that would preclude Medical Manager from being a party to a merger accounted for as a pooling of interests; and

     - NASDAQ NATIONAL MARKET SYSTEM LISTING. The shares of Synetic Common Stock to be issued in the merger having been authorized for listing on the Nasdaq National Market System.

     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SYNETIC AND MERGER SUB. The obligations of Synetic and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

     - REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Medical Manager set forth in the merger agreement being true and correct when made and on and as of the effective time of the merger as if made on and as of such time, except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Medical Manager, and Synetic having received a certificate signed by an officer of Medical Manager to such effect;

     - COMPLIANCE WITH OBLIGATIONS. Medical Manager having performed in all material respects all of the obligations required to be performed by it at or prior to the effective time of the merger, and Synetic having received a certificate signed by an officer of Medical Manager to such effect;

     - RECEIPT OF TAX OPINION. Synetic having received the opinion of Shearman & Sterling to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
       Section 368(a) of the Code, and that Synetic, Merger Sub and Medical Manager are each a party to the reorganization within the meaning of
       Section 368(b) of the Code;

     - RECEIPT OF POOLING AFFILIATE LETTERS. Synetic having received from any person who is an affiliate of Medical Manager on May 16, 1999, or at any time after that date until the date the merger becomes effective will be an affiliate of Medical Manager, an agreement restricting the sale of their shares of Medical Manager Common Stock and Synetic Common Stock received in the merger;

     - EMPLOYMENT AGREEMENTS. The employment agreements with each of Michael A. Singer and John H. Kang becoming effective at the effective time of the merger; and

     - MEDICAL MANAGER MATERIAL ADVERSE EFFECT. There not having occurred any events or circumstances since May 16, 1999 that would have a material adverse effect on Medical Manager.

     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF MEDICAL MANAGER. The obligations of Medical Manager to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

     - REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of Synetic and Merger Sub set forth in the merger agreement being true and correct when made and on and as of the effective time of the merger as if made on and as of such time, except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect on Synetic, and Medical Manager having received a certificate signed by an officer of Synetic and Merger Sub to such effect;

     - COMPLIANCE WITH OBLIGATIONS. Synetic having performed in all material respects all of the obligations required to be performed by it at or prior to the effective time of the merger, and Medical Manager having received a certificate signed by an officer of Synetic and Merger Sub to such effect;

     - RECEIPT OF TAX OPINION. Medical Manager having received the opinion of Akerman, Senterfitt & Eidson, P.A. to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that Synetic, Merger Sub and Medical Manager are each a party to the reorganization within the meaning of Section 368(b) of the Code;

     - RECEIPT OF POOLING AFFILIATE LETTERS. Medical Manager having received from any person who is an affiliate of Synetic on May 16, 1999, or at any time after that date until the date merger become effective will be an affiliate of Synetic, an agreement restricting the sale of their shares of Synetic Common Stock;

     - SYNETIC MATERIAL ADVERSE EFFECT. There not having occurred any events or circumstances since May 16, 1999 that would have a material adverse effect on Synetic; and

     - EMPLOYMENT AGREEMENTS. The employment agreements between Synetic and each of Michael A. Singer and John H. Kang not having been terminated by Synetic.

TERMINATION OF THE MERGER AGREEMENT

     Prior to the effective time of the merger, the merger agreement may be terminated:

     - by mutual consent of each of Medical Manager and Synetic;

     - by either Medical Manager or Synetic if the merger has not been consummated by November 30, 1999;

     - by either Medical Manager or Synetic, if

          - the board of directors of the other party withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the terminating party;

          - the board of directors of the non-terminating party recommends a competing transaction proposal;

          - a tender offer for 15% or more of the other party is commenced and the board of directors of that party fails to recommend against acceptance of that transaction;

          - any person that is a group as defined in Section 13(d) of the Exchange Act becomes the beneficial owner of 25% or more of the other party.

     - by Synetic, if the merger agreement and the transactions contemplated thereby fail to receive the requisite vote for approval and adoption at the Medical Manager stockholders' meeting;

     - by Medical Manager, if the proposal to issue up to 18,202,213 shares of Synetic Common Stock in exchange for shares of Medical Manager Common Stock pursuant to the merger agreement fails to receive the requisite vote for approval and adoption at the Synetic stockholder's meeting;

     - by either Medical Manager or Synetic upon a breach by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of the other party becomes untrue, in either case such that the conditions to closing the merger would not be satisfied, except that the merger agreement may not be terminated if the breach is curable by the breaching party through using its best efforts so long as the breaching party is using its best efforts to cure the breach;

     - by Medical Manager if the average closing price per share of Synetic Common Stock during the period from and including July 7, 1999 to and including July 20, 1999 is less than $56.00, so long as notice is provided by Medical Manager to Synetic not later than 6:00 PM on the trading day prior to July 21, 1999; or

     - by either Medical Manager or Synetic if there is a final court or governmental order preventing the consummation of the merger.

TERMINATION EXPENSES AND ALTERNATIVE TRANSACTION FEES

     The merger agreement provides for the payment of the agreed-upon amounts of fees and expenses in the circumstances described below.

     TERMINATION EXPENSES. The following fees and expenses are payable in connection with the termination of the merger agreement in specific circumstances:

     - Synetic will pay expenses of up to a maximum of $5,000,000 to Medical Manager if the merger agreement is terminated because:

          - Synetic's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Medical Manager;

          - the Synetic board of directors recommends a third-party competing transaction proposal;

          - a tender offer for 15% or more of Synetic is commenced and the Synetic board of directors fails to recommend against acceptance of that transaction;

          - any person that is a group as defined in Section 13(d) of the Exchange Act becomes the beneficial owner of 25% or more of Synetic, and no competing transaction proposal exists with respect to Synetic; or

        - the issuance of Synetic Common Stock is not approved by Synetic's stockholders at the Synetic Special Meeting, and no competing transaction proposal exists with respect to Synetic.

     - Medical Manager will pay expenses of up to a maximum of $5,000,000 to Synetic if the merger agreement is terminated because:

        - Medical Manager's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Synetic;

        - the board of directors of Medical Manager recommends a third-party competing transaction proposal;

        - a tender offer for 15% or more of Medical Manager is commenced and the Medical Manager board of directors fails to recommend against acceptance of that transaction;

        - any person that is a group as defined in Section 13(d) of the Exchange Act becomes the beneficial owner of 25% or more of Medical Manager, and no competing transaction proposal exists with respect to Medical Manager; or

        - the merger agreement is not approved by Medical Manager's stockholders at the Medical Manager Special Meeting, and no competing transaction proposal exists with respect to Medical Manager.

     ALTERNATIVE TRANSACTION FEES. The following fees are payable if certain events to occur in connection with a termination.

     - Synetic will pay an alternative transaction fee of $65,000,000 to Medical Manager plus up to a maximum of $5,000,000 in expenses, when and if the following requirements have been met:


        - Synetic's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Medical Manager, and a competing transaction proposal exists at the time with respect to Synetic;



        - the board of directors of Synetic recommends a third-party competing transaction proposal;



        - a tender offer for 15% or more of Synetic is commenced and the board of directors of Synetic fails to recommend against acceptance of that transaction;



        - any person that is a group as defined in Section 13(d) of the Exchange Act becomes the beneficial owner of 25% or more of Synetic, and a competing transaction proposal exists at that time with respect to Synetic; or


        - the issuance of Synetic Common Stock is not approved by Synetic's stockholders at the Synetic Special Meeting, and a competing transaction proposal has been or is publicly announced at that time with respect to Synetic.

     - Medical Manager will pay an alternative transaction fee of $42,000,000 to Synetic plus up to a maximum of $5,000,000 in expenses, when and if the following requirements have been met:


        - Medical Manager's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Synetic, and a competing transaction proposal exists at that time with respect to Medical Manager;



        - the board of directors of Medical Manager recommends a third-party competing transaction proposal;



        - a tender offer for 15% or more of Medical Manager is commenced and the board of directors of Medical Manager fails to recommend against acceptance of that transaction;


        - any person that is a group as defined in Section 13(d) of the Exchange Act becomes the beneficial owner of 25% or more of Medical Manager, and a competing transaction proposal exists at that time with respect to Medical Manager; or

        - the merger agreement is not approved by Medical Manager's stockholders at the Medical Manager Special Meeting, and a competing transaction proposal has been or is publicly announced at that time with respect to Medical Manager.

EXPENSES


     Except as described above under "-- Termination Expenses and Alternative Transactions Fees", all reasonable out-of-pocket expenses, including all fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated, except that Synetic and Medical Manager each will pay one-half of all expenses related to the printing, filing and mailing the Synetic Registration Statement on Form S-4 and the Joint Proxy Statement/ Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement on Form S-4 and the Joint Proxy Statement/Prospectus.


AMENDMENT AND WAIVER

     The merger agreement may be amended at any time prior to the effective time of the merger, upon action taken by the respective boards of directors of Synetic or Medical Manager; provided, however, that after approval of the merger agreement by either the stockholders of Synetic or Medical Manager, no amendment may be made that by law requires further approval by the stockholders of Synetic or Medical Manager without the further approval of such stockholders. The merger agreement may only be amended by an instrument in writing signed by the parties.

     At any time prior to the effective time of the merger, Synetic or Medical Manager may extend the time for performance of the obligations or other acts of the other parties to the merger agreement, may waive inaccuracies in the representations or warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance with any agreement or condition contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                            STOCK OPTION AGREEMENTS

     Concurrently with the merger agreement, Synetic and Medical Manager entered into reciprocal stock option agreements. The options under each agreement will only become exercisable, as described below, if the merger agreement is terminated under circumstances involving a competing transaction proposal.

NUMBER OF SHARES

     Medical Manager has granted Synetic an option to purchase up to such number of shares as equals 19.9% of the outstanding shares of Medical Manager Common Stock at the time the option is first exercised, subject to adjustments to prevent dilution.

     Synetic has granted Medical Manager an option to purchase up to such number of shares as equals 10.0% of the outstanding shares of Synetic Common Stock at the time the option is first exercised, subject to adjustments to prevent dilution.

EXERCISE PRICE


     The exercise price on the option granted to Medical Manager is $101.2125.



     The exercise price on the option granted to Synetic is $54.0875.


EXERCISABILITY

     Each option becomes exercisable only upon a termination of the merger agreement (and only under circumstances in which an alternative transaction fee was or would become payable) after:

     - the grantor's board of directors withdraws or changes its recommendation in favor of the merger agreement or the transactions contemplated thereby and at the time a competing transaction proposal exists; or


     - the merger agreement or the proposals in this Joint Proxy
       Statement/Prospectus, as applicable, are not approved by the grantor's stockholders at the appropriate stockholder's meeting and at the time a competing transaction proposal is or has been publicly announced.


The grantee of the option has the right to receive in cash from the grantor the profit it would make from exercising the option and selling the shares it would receive without exercising the option. The cash amount would equal the difference between the purchase price of the option shares and the higher of highest price paid by a person in a competing transaction proposal or the closing price of the grantor's shares on the last trading day immediately prior to the day the grantee of the option exercises its right to receive the cash profit.

LIMITATION ON PROCEEDS

     The limitation on the total amount of proceeds from the option agreements and the alternative transaction fee (not including termination expenses) due under the merger agreement are:

     - Proceeds to Medical Manager -- $87,776,000.

     - Proceeds to Synetic -- $54,896,000.

See "The Merger -- Termination Expenses and Alternative Transaction Fees".

                         REGISTRATION RIGHTS AGREEMENT

     The following is a summary of the material provisions of the registration rights agreement with Michael A. Singer, John H. Kang and Richard W. Mehrlich regarding the shares of Synetic Common Stock that each will receive in the merger.

     On May 16, 1999, Synetic entered into a registration rights agreement with Mr. Singer, Mr. Kang and Mr. Mehrlich, who are referred to in this document as the "rights holders", which gives Mr. Singer, Mr. Kang and Mr. Mehrlich the right to demand two registrations with the Commission of their shares of Synetic Common Stock. The first demand registration may be requested by two of the three rights holders for a number of shares of Synetic Common Stock up to an aggregate of 50% of the Synetic Common Stock received by each of the rights holders in the merger, so long as at least 500,000 shares of eligible Synetic Common Stock are registered. The second demand registration, which may be requested any time after one year from the date the first demand registration statement becomes effective, subject to certain restricted periods of sale, may be made by any of the rights holders for 50% of the Synetic Common Stock received by each of the rights holders in the merger, so long as at least 100,000 shares of eligible Synetic Common Stock are registered. Synetic will use its reasonable efforts to see that a registration statement is made available upon request by the stockholders named above.

                          EXCLUSIVE ELECTRONIC GATEWAY
                         AND NETWORK SERVICE AGREEMENT

     In connection with this business combination, Medical Manager and CareInsite have entered into an agreement, effective on the effective date of the merger, under which CareInsite will be exclusive provider of certain network, web hosting and transaction services to Medical Manager. Under this agreement, CareInsite intends to provide healthcare e-commerce services to Medical Manager's physician base estimated at more than 120,000 physicians by integrating those services into Medical Managers's physician practice management systems. CareInsite intends to use Medical Manager's sales and support network as a platform from which to distribute, install and support its transaction, messaging and content services to Medical Manager physicians.

                    OPERATION, GOVERNANCE AND MANAGEMENT OF
                          SYNETIC FOLLOWING THE MERGER

     Statements in "Operation, Governance and Management of Synetic Following the Merger" that are not historical facts are forward-looking statements. The factors set forth in "Forward-Looking Statements May Prove Inaccurate" could cause the actual results, performance or achievements of Synetic to be materially different from any future results, performance or achievements expressed in or implied by such forward-looking statements.

BUSINESS OF SYNETIC

     Following completion of the merger, Synetic will be engaged in three principal businesses:

     - the development and provision of an Internet-based healthcare electronic commerce network that links physicians, payers, suppliers and patients, which business will be conducted through Synetic's majority-owned subsidiary, CareInsite;

     - the continued development and provision of comprehensive physician practice management information systems to independent physicians, independent practice associations, management service organizations, physician practice management organizations and other providers of healthcare services in the United States; and

     - the design, manufacture and distribution of porous and solid plastic components and products for use life sciences, healthcare, industrial and consumer applications through Porex and the other plastic and filtration technologies subsidiaries of Synetic.

     Synetic believes it will be distinguished by its ability to integrate the products and services offered by Medical Manager with those of CareInsite into a suite of products that can comprehensively address all of the needs of a medical practice and enable it to more effectively and efficiently serve the needs of patients by utilizing innovative healthcare network and e-commerce services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information between physicians and their affiliated patients, payers, providers and suppliers. Synetic will also be able to distribute this suite of products through the more than 2,000 sales and support personnel that distribute the Medical Manager software and provide service, training and support to physician offices nationwide and who have a proven ability to demonstrate to physicians the advantages that the computer can bring to their practices.

     Under the terms of the Exclusive Electronic Gateway and Network Services Agreement, which will become effective upon completion of the merger, CareInsite will eventually become the exclusive gateway to Medical Manager's customers, presently consisting of an estimated 120,000 physicians, for the provision of messaging, content, transaction and web hosting services. This will provide a substantial step in the achievement of CareInsite's goal of aggregating physicians as users of its services. Furthermore, because these physicians are already familiar with the use of personal computers, Synetic believes they are more likely to appreciate and adopt the additional, web-based services that will be provided by CareInsite and Medical Manager working together.

     Porex is pursuing several new contract opportunities available to it in several areas of its business. Synetic also expects that in the fiscal year beginning July 1, 1999, Porex will experience additional synergies from the acquisitions of Point Plastics and The KippGroup which were completed during the current fiscal year. Synetic plans to continue to seek strategic acquisitions and alliances to further expand Porex's business opportunities.

NAME CHANGE

     The Synetic Certificate of Incorporation will, subject to stockholder approval, be amended to change the name of Synetic to Medical Manager Corporation, effective as of the closing of the merger.

BOARD OF DIRECTORS OF SYNETIC

     Pursuant to the merger agreement, the size of the Synetic board of directors will be increased to 16 persons. The Synetic board of directors will elect, effective upon consummation of the merger, five members of the board of directors of Medical Manager to be members of the Synetic board of directors, together with the 11 members of the Synetic board of directors, who will continue as directors after the merger.

     It is expected that the Synetic board of directors, immediately following the effective time of the merger, will consist of the following 16 persons:

     SYNETIC DIRECTORS:


                                        POSITION WITH SYNETIC
NAME                               IMMEDIATELY FOLLOWING THE MERGER
----                               --------------------------------
Thomas R. Ferguson            Director
Mervyn L. Goldstein, M.D.     Director
Ray E. Hannah                 Director and Co-Chairman of Porex
                                Technologies Corp.
Roger H. Licht                Director
James V. Manning              Director
Bernard A. Marden             Director
Charles A. Mele               Director, Executive Vice
                                President -- General Counsel and
                                Secretary
Herman Sarkowsky              Director
Paul C. Suthern               Director and Chief Executive Officer and
                                President of CareInsite
Albert M. Weis                Director
Martin J. Wygod               Director and Chairman of the Board


     MEDICAL MANAGER DIRECTORS:

                                        POSITION WITH SYNETIC
NAME                               IMMEDIATELY FOLLOWING THE MERGER
----                               --------------------------------
Michael A. Singer             Director, Vice Chairman, and Co-Chief
                                Executive Officer of Synetic
John H. Kang                  Director and Co-Chief Executive Officer of
                                Synetic
Chris A. Peifer               Director
Courtney F. Jones             Director
Raymond Kurzweil              Director

     In the event that, prior to the effective time of the merger, any Synetic director or Medical Manager director designated to serve on the Synetic board of directors after the effective time of the merger ceases to be a director of Synetic or Medical Manager, as the case may be, or becomes unable or unwilling to serve in such position after the effective time, the Synetic board of directors or the Medical Manager board of directors, as applicable, will designate another person to serve in such person's stead, such person to be selected at the discretion of the Synetic board of directors or the Medical Manager board of directors, as applicable, prior to the effective time of the merger.

MANAGEMENT OF SYNETIC

     Martin J. Wygod will remain the Chairman of the board of directors of Synetic after the effective time of the merger. Each of Messrs. Singer and Kang will report directly to the Chairman of Synetic after the effective time of the merger. The By-laws of Synetic will be amended at the effective time of the merger to reflect the Chairman's position as an executive officer of Synetic, the addition of the office of Vice Chairman, and the positions of Co-Chief Executive Officer.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA


     Synetic's historical fiscal year ends on June 30, while Medical Manager's historical fiscal year ends on December 31. For purposes of combining Medical Manager's historical financial data with Synetic's historical financial data in the pro forma condensed combined statements of operations in this document, the audited financial data of Synetic for the fiscal years ended June 30, 1996, 1997 and 1998 have been combined with Medical Manager's unaudited financial data for the twelve months ended June 30, 1996, 1997 and 1998. Medical Manager's unaudited data for the twelve months ended June 30, 1996, 1997 and 1998 was derived from Medical Manager's books and records for the appropriate twelve month periods. Synetic's unaudited financial data for the nine months ended March 31, 1999 have been combined with Medical Manager's unaudited financial data for the nine months ended March 31, 1999.


     We have included this unaudited pro forma condensed combined summary data only for the purpose of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the merger between Synetic and Medical Manager had been completed at the dates indicated. Moreover, this data does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed combined summary financial data in conjunction with the "Summary Unaudited Pro Forma Combined Condensed Financial Information" included elsewhere in this document and with the historical financial statements of Synetic and Medical Manager and the related notes thereto, that are incorporated by reference in this document. This unaudited pro forma combined condensed summary financial data does not reflect any adjustments to conform accounting practices as a result of the merger or any future merger related expenses, as discussed in Note 4.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                             MEDICAL        PRO FORMA     PRO FORMA
                               SYNETIC    MANAGER(1)(6)    ADJUSTMENTS    COMBINED
                               -------    -------------    -----------    ---------
Net Sales....................  $45,128       $50,166          $ --         $95,294
                               -------       -------                       -------
Costs and expenses:
  Cost of sales..............   25,108        26,998            --          52,106
  Selling general and
     administrative(8)(9)....   14,930        17,013            --          31,943
  Interest and other
     income..................   (8,112)         (134)           --          (8,246)
  Interest and other
     expenses................       --           233            --             233
                               -------       -------          ----         -------
                                31,926        44,110            --          76,036
                               -------       -------          ----         -------
Income before provision for
  taxes......................   13,202         6,056            --          19,258
Provision for taxes..........    4,617            30            --           4,647
                               -------       -------          ----         -------
Net income(4)................  $ 8,585       $ 6,026            --         $14,611
                               =======       =======          ====         =======

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              MEDICAL       PRO FORMA     PRO FORMA
                                 SYNETIC     MANAGER(1)    ADJUSTMENTS    COMBINED
                                 --------    ----------    -----------    ---------
Net sales......................  $ 52,885     $70,746         $ --        $123,631
                                 --------     -------         ----        --------
Costs and expenses:
  Cost of sales................    29,035      35,768           --          64,803
  Selling general and
     administrative(8)(9)......    20,841      25,652           --          46,493
  Acquired in-progress research
     and development costs and
     other.....................    37,413(2)       --           --          37,413
  Interest and other income....   (12,894)       (437)          --         (13,331)
  Interest and other
     expenses..................     3,116         862           --           3,978
                                 --------     -------         ----        --------
                                   77,511      61,845           --         139,356
                                 --------     -------         ----        --------
(Loss) income before provision
  for taxes....................   (24,626)      8,901           --         (15,725)
Provision for taxes............     2,834       2,174           --           5,008
                                 --------     -------         ----        --------
Net (loss) income(4)...........  $(27,460)    $ 6,727         $ --        $(20,733)
                                 ========     =======         ====        ========
(Loss) income per share --
  basic:(5)
Net (loss) income per share....  $  (1.60)    $  0.50                     $  (0.81)
                                 ========     =======                     ========
Weighted average shares
  outstanding..................    17,133      13,494                       25,567
                                 ========     =======                     ========
(Loss) income per share --
  diluted:(5)
Net (loss) income per share....  $  (1.60)    $  0.50                     $  (0.81)
                                 ========     =======                     ========
Weighted average shares
  outstanding..................    17,133      13,520                       25,567
                                 ========     =======                     ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               MEDICAL       PRO FORMA     PRO FORMA
                                 SYNETIC     MANAGER(1)     ADJUSTMENTS    COMBINED
                                 --------    -----------    -----------    ---------
Net sales......................  $ 64,945     $117,665         $  --       $182,610
                                 --------     --------         -----       --------
Costs and expenses:
  Cost of sales................    34,508       59,226            --         93,734
  Selling general and
     administrative(8)(9)......    27,558       37,910            --         65,468
  Interest and other income....   (20,567)        (754)           --        (21,321)
  Interest and other
     expenses..................     8,614          236            --          8,850
                                 --------     --------         -----       --------
                                   50,113       96,618            --        146,731
                                 --------     --------         -----       --------
Income before provision for
  taxes........................    14,832       21,047            --         35,879
Provision for taxes............     5,788        8,029            --         13,817
                                 --------     --------         -----       --------
Net income(4)..................  $  9,044     $ 13,018         $  --       $ 22,062
                                 ========     ========         =====       ========
Income per share -- basic:(5)
Net income per share...........  $   0.51     $   0.63                     $   0.72
                                 ========     ========                     ========
Weighted average shares
  outstanding..................    17,671       20,765                       30,649
                                 ========     ========                     ========
Income per share -- diluted:(5)
Net income per share...........  $   0.46     $   0.60                     $   0.66
                                 ========     ========                     ========
Weighted average shares
  outstanding..................    19,834       21,573                       33,317
                                 ========     ========                     ========

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                              MEDICAL       PRO FORMA     PRO FORMA
                                SYNETIC     MANAGER(1)     ADJUSTMENTS    COMBINED
                                --------    -----------    -----------    ---------
ASSETS:
Current assets:
  Cash & cash equivalents.....  $ 90,645     $ 45,487         $ --        $136,132
  Accounts receivable, net....    11,071       23,001           --          34,072
  Other current assets........    27,380        8,223           --          35,603
                                --------     --------         ----        --------
Total current assets..........   129,096       76,711           --         205,807
                                --------     --------         ----        --------
Property, plant and equipment,
  net.........................    24,409        8,204           --          32,613
Marketable securities.........   217,067           --           --         217,067
Capitalized software
  development costs...........     4,972           --           --           4,972
Goodwill and other
  intangibles, net............    12,378       24,356           --          36,734
Other assets..................     9,004        1,500           --          10,504
                                --------     --------         ----        --------
Total assets..................  $396,926     $110,771         $ --        $507,697
                                ========     ========         ====        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Current liabilities...........  $ 21,027     $ 23,890           --        $ 44,917
Long-term debt, less current
  portion.....................   159,500        2,413           --         161,913
Deferred taxes and other......    10,173           --           --          10,173
Stockholders' equity..........   206,226       84,468           --         290,694
                                --------     --------         ----        --------
Total liabilities and
  stockholders' equity........  $396,926     $110,771         $ --        $507,697
                                ========     ========         ====        ========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 MEDICAL       PRO FORMA    PRO FORMA
                                    SYNETIC     MANAGER(1)    ADJUSTMENTS   COMBINED
                                    -------     ----------    -----------   ---------
Net sales.........................  $68,730      $117,572        $ --       $186,302
                                    -------      --------        ----       --------
Costs and expenses:
  Cost of sales...................   36,513        58,780          --         95,293
  Selling general and
     administrative(8)(9).........   31,890(3)     37,886          --         69,776
  Litigation costs................    2,500(10)     2,366(7)       --          4,866
  Interest and other income.......  (13,669)       (1,701)         --        (15,370)
  Interest and other expenses.....    6,726            70          --          6,796
                                    -------      --------        ----       --------
                                     63,960        97,401          --        161,361
                                    -------      --------        ----       --------
Income before provision for
  taxes...........................    4,770        20,171          --         24,941
Provision for taxes...............    2,517         7,184          --          9,701
                                    -------      --------        ----       --------
Net income(4).....................  $ 2,253      $ 12,987        $ --       $ 15,240
                                    =======      ========        ====       ========
Income per share -- basic:(5)
Net income per share..............  $  0.12      $   0.58                   $   0.46
                                    =======      ========                   ========
Weighted average shares
  outstanding.....................   18,977        22,363                     32,954
                                    =======      ========                   ========
Income per share -- diluted:(5)
Net income per share..............  $  0.11      $   0.56                   $   0.43
                                    =======      ========                   ========
Weighted average shares
  outstanding.....................   21,093        23,194                     35,589
                                    =======      ========                   ========

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                   MEDICAL      PRO FORMA    PRO FORMA
                                       SYNETIC    MANAGER(1)   ADJUSTMENTS   COMBINED
                                       --------   ----------   -----------   ---------
ASSETS
Current assets:
  Cash & cash equivalents............  $ 47,575    $ 43,173       $ --       $  90,748
  Accounts receivable, net...........    15,056      28,836         --          43,892
  Other current assets...............    39,234      10,773         --          50,007
                                       --------    --------       ----       ---------
Total current assets.................   101,865      82,782         --         184,647
                                       --------    --------       ----       ---------
Property, plant and equipment, net...    46,707       9,306         --          56,013
Marketable securities................   234,493          --         --         234,493
Capitalized software development
  costs..............................    31,330          --         --          31,330
Goodwill and other intangibles,
  net................................   112,509      31,665         --         144,174
Other assets.........................    13,058       2,449         --          15,507
                                       --------    --------       ----       ---------
Total assets.........................  $539,962    $126,202       $ --       $ 666,164
                                       ========    ========       ====       =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities..................  $ 22,073    $ 25,343       $ --       $  47,416
Long-term debt, less current
  portion............................   168,965         250         --         169,215
Deferred taxes and other.............    28,960          --         --          28,960
Stockholders' equity.................   319,964     100,609         --         420,573
                                       --------    --------       ----       ---------
Total liabilities and stockholders'
  equity.............................  $539,962    $126,202       $ --       $ 666,164
                                       ========    ========       ====       =========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                    FOR THE NINE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   MEDICAL      PRO FORMA    PRO FORMA
                                       SYNETIC    MANAGER(1)   ADJUSTMENTS   COMBINED
                                       --------   ----------   -----------   ---------
Net sales............................  $ 46,710    $83,593        $ --       $130,303
                                       --------    -------        ----       --------
Costs and expenses:
  Cost of sales......................    24,986     42,492          --         67,478
  Selling general and
     administrative(8)(9)............    20,735     27,235          --         47,970
  Interest and other income..........   (15,732)      (385)         --        (16,117)
  Interest and other expenses........     6,496        207          --          6,703
                                       --------    -------        ----       --------
                                         36,485     69,549          --        106,034
                                       --------    -------        ----       --------
Income before provision for taxes....    10,225     14,044          --         24,269
Provision for taxes..................     4,064      5,678          --          9,742
                                       --------    -------        ----       --------
Net income(4)........................  $  6,161    $ 8,366        $ --       $ 14,527
                                       ========    =======        ====       ========
Income per share -- basic:(5)
Net income per share.................  $   0.35    $  0.41                   $   0.48
                                       ========    =======                   ========
Weighted average shares
  outstanding........................    17,652     20,464                     30,442
                                       ========    =======                   ========
Income per share -- diluted:(5)
Net income per share.................  $   0.32    $  0.39                   $   0.44
                                       ========    =======                   ========
Weighted average shares
  outstanding........................    19,558     21,202                     32,809
                                       ========    =======                   ========


-------------------------

 (1) Historical amounts have been adjusted to reflect all acquisitions accounted for using the pooling of interests method of accounting for all periods.

 (2) Relates to write-off of acquired in-process research and development costs in conjunction with the purchase of Avicenna Systems Corporation and CareAgents, Inc. and certain software costs.

 (3) Includes a write-off of $2,381 of capitalized software costs which relate to the abandonment of our development efforts with respect to certain of our products and services. These services were abandoned as a result of encountering a high risk development issue associated with integrating those products and services with the acquired Cerner technology.

 (4) Amount does not reflect the pro forma effect of future expenses for the merger. In connection with the merger, Synetic and Medical Manager expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies. The merger-related expenses will be charged to expense in the period in which the merger is consummated or in subsequent periods when incurred. Since the merger has not yet been consummated and transition plans are currently being developed, the merger-related costs cannot be estimated at this time.

      The accounting policies of Synetic and Medical Manager are currently being reviewed from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

 (5) Net earnings per common share amounts assume the conversion of each share of Medical Manager Common Stock into .625 of a share of Synetic Common Stock, based on the exchange ratio.

 (6) On January 30, 1997 the common stock of Medical Manager began trading on the Nasdaq National Market System. Prior to this date, there was no established trading market for Medical Manager Common Stock. As such, no per share data is presented for periods ending prior to January 30, 1997.

 (7) Includes $2,366 ($1,400 after tax) in charges relating to the settlement of a class action lawsuit alleging that versions of The Medical Manager software prior to version 9.0 will not properly recognize and process information relating to dates in and after the year 2000.

 (8) Includes $5,761, $7,670, $8,976, $12,358 and $6,584 of research and development expenses for the years ended June 30, 1996, 1997 and 1998 and for the nine months ended March 31, 1999 and 1998, respectively.

 (9) Includes $5,234, $4,345, $4,739, $10,054 and $5,027 for depreciation and amortization expenses for the years ended June 30, 1996, 1997 and 1998 and for the nine months ended March 31, 1999 and 1998, respectively.


(10) Relates to $2,500 ($1,628 after tax) in charges incurred with the Merck litigation.

     The following description of the capital stock of Synetic is subject to the Delaware General Corporation Law and to provisions contained in Synetic's Certificate of Incorporation and By-laws, copies of which are exhibits to Synetic's Form 10-K for the fiscal year ended June 30, 1998, which is incorporated by reference into this Joint Proxy Statement/Prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

                     DESCRIPTION OF SYNETIC'S CAPITAL STOCK

AUTHORIZED CAPITAL

     The authorized capital stock of Synetic consists of 100,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. Holders of Synetic Common Stock have no preemptive or other subscription rights.

COMMON STOCK


     On June 17, 1999, there were 20,678,743 outstanding shares of Synetic Common Stock. Synetic believes that its common stock is beneficially held by at least 400 stockholders.


     The holders of Synetic Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Synetic Common Stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of Synetic Common Stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by the Synetic board of directors. Upon Synetic's liquidation, dissolution or winding up, the holders of Synetic Common Stock are entitled to share pro rata in the distribution of all of Synetic's assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to the Synetic Common Stock.

     The transfer agent and registrar for the common stock is Registrar & Transfer Company.

PREFERRED STOCK

     There are no shares of preferred stock outstanding. Series of the preferred stock may be created and issued from time to time by the Synetic board of directors, with such rights and preferences as they may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without stockholder approval, the Synetic board of directors could adversely affect the voting power of Synetic Common Stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of the company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless, (i) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Synetic board of directors, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned
(A) by persons who are both directors and officers and (B) certain employee stock plans, or (iii) at or after such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock.

INDEMNIFICATION

     Synetic's By-laws require it to indemnify each of its directors and officers to the fullest extent permitted by law and limits the liability of Synetic's directors and officers for monetary damages in certain circumstances.

     Article Thirteen of Synetic's Certificate of Incorporation provides that no director shall have any personal liability to the company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director
(i) for breach of such director's duty of loyalty to the Synetic or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (involving certain unlawful dividends or stock repurchase) or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

                          COMPARISON OF CAPITAL STOCK

     After completion of the merger between Synetic and Medical Manager, the holders of Medical Manager Common Stock who receive Synetic Common Stock will become stockholders of Synetic. The rights of holders of Synetic Common Stock will be governed by the Synetic Certificate of Incorporation and the Synetic By-laws. As Synetic and Medical Manager are both incorporated under the laws of the State of Delaware, differences in the rights of stockholders of Synetic and Medical Manager arise from differences between the Synetic Certificate of Incorporation and Synetic By-laws and the Medical Manager Certificate of Incorporation and the Medical Manager By-laws. The following discussion summarizes the material differences between the rights of holders of Medical Manager Common Stock and holders of Synetic Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Medical Manager Certificate of Incorporation and the Medical Manager By-laws, the Synetic Certificate of Incorporation and the Synetic By-laws and the relevant provisions of Delaware law.

AUTHORIZED CAPITAL STOCK

     SYNETIC. The authorized capital stock of Synetic currently consists of 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Synetic Common Stock and (ii) 10,000,000 shares of Synetic preferred stock, par value $.01 per share.

     MEDICAL MANAGER. The authorized capital stock of Medical Manager currently consists of 50,500,000 shares of capital stock, consisting of (i) 50,000,000 shares of Medical Manager Common Stock and (ii) 500,000 shares of Medical Manager preferred stock, par value $0.01 per share.

SPECIAL MEETINGS OF STOCKHOLDERS

     SYNETIC. The Synetic Certificate of Incorporation provides that special meetings of the stockholders may be called by the Synetic board of directors or by a designated committee of the Synetic board of directors. The Synetic Certificate of Incorporation also provides that special meetings may be called by the holders of record of 10% of the outstanding shares of stock entitled to vote at such meetings. The Synetic By-laws provide that Synetic's Chief Executive Officer may also call special meetings.

     MEDICAL MANAGER. The Medical Manager By-laws provide that the Medical Manager board of directors, the Chairman of the Board, the Chief Executive Officer or the President may call a special meeting of stockholders. Special meetings may not be called by the stockholders themselves.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     SYNETIC. The Synetic Certificate of Incorporation provides that each director is elected by the stockholders at each annual meeting of stockholders and holds office until the next annual meeting of stockholders and until his respective successor has been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     MEDICAL MANAGER. The Medical Manager Certificate of Incorporation provides for three classes of directors nearly as equal in number as possible to serve terms expiring at the third succeeding annual meeting of Medical Manager stockholders after the election of the members of that class.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     SYNETIC. The Synetic Certificate of Incorporation provides that any director may be removed, either with or without cause, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote. The Synetic Certificate of Incorporation provides that a vacancy in the Synetic board of directors, whether arising from resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of the majority of the directors then in office, though less than a quorum. However, if all directorships are vacant or in the case of the removal of a director by the affirmative vote of the stockholders of Synetic, then vacancies may be filled by the vote of the stockholders of Synetic at the next annual meeting or special meeting called for that purpose.

     MEDICAL MANAGER. The Medical Manager Certificate of Incorporation provides that directors may be removed from office by a vote of the stockholders for cause. The Medical Manager Certificate of Incorporation provides that any vacancy on the Medical Manager board of directors resulting from death, retirement, resignation, disqualification, removal or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of stockholders at which directors are elected, will be filled by a majority of the directors remaining in office, except that those vacancies resulting from directors being removed from office by a vote of stockholders may be filled by a vote of the stockholders at the same meeting at which the removal occurred. Directors chosen to fill vacancies hold office for a term expiring at the end of the next annual meeting of stockholders at which the terms of the class to which they have been elected expires.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     SYNETIC. The Synetic Certificate of Incorporation provides that, in general, it may be amended by the affirmative vote of a majority of the Synetic board of directors and the holders of a majority of Synetic's shares. In general, the By-laws may be amended by the affirmative vote of a majority of the Synetic board of directors or the holders of a majority of Synetic's shares.

     MEDICAL MANAGER. In general, the Medical Manager Certificate of Incorporation may be amended by an affirmative vote of the Medical Manager board of directors and the holders of a majority of Medical Manager's shares. Any amendment to the article of the Medical Manager Certificate of Incorporation which relates to the Medical Manager board of directors, however, requires the affirmative vote of 66 2/3% of the outstanding shares of Medical Manager unless it has been approved by a majority vote of the full Medical Manager board of directors. If the full Medical Manager board of directors approves such amendments, only the affirmative vote of a majority of shares is needed. The Medical Manager By-laws may be amended by the affirmative vote of a majority of the Medical Manager board of directors or the holders of a majority of Medical Manager's shares.

                             STOCKHOLDER PROPOSALS


     The Synetic board of directors will consider proposals of stockholders intended to be presented for action at Synetic's 1999 Annual Meeting of stockholders. A stockholder proposal must be submitted in writing and be received at Synetic's principal executive offices, River Drive Center 2, 669 River Drive, Elmwood Park, New Jersey 07407-1361, Attn: Charles A. Mele, Executive Vice President and General Counsel, no later than August 31, 1999, to be considered for inclusion in Synetic's proxy statement relating to the 1999 Annual Meeting of stockholders. Any proxy received by Synetic may confer discretionary authority to vote on any stockholder proposal not received by Synetic by August 31, 1999.


     If the merger is not consummated, Medical Manager will hold a 2000 Annual Meeting of Stockholders. If such meeting is held, stockholder proposals intended to be presented at such meeting must be received by Medical Manager a reasonable time before the solicitation of proxies for such meeting is made for inclusion in Medical Manager's proxy materials for such meeting.

                                 LEGAL MATTERS

     The validity of the shares of Synetic Common Stock offered hereby and certain legal matters in connection with the federal income tax consequences of the merger will be passed upon by Shearman & Sterling, New York, New York. Shearman & Sterling is a limited partner in SN Investors. SN Investors is a limited partnership, the general partner of which is SYNC, Inc., whose sole stockholder is Martin J. Wygod, Chairman of Synetic. SN Investors currently holds 5,061,857 shares of Synetic Common Stock.

     The statements of law under the caption "Risk Factors -- Risks Common to Each of Synetic's Businesses -- Government regulation of Synetic's principal businesses could adversely affect its financial condition and results of operations -- Porex" in this Joint Proxy Statement/Prospectus and under the caption "Business -- Plastics and Filtration Technologies
Business -- Regulation" in Synetic's 1998 Form 10-K, incorporated by reference in this Joint Proxy Statement/Prospectus, are based upon the opinion of Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio, special regulatory counsel to Synetic. Robert D. Marotta, Esq., of counsel to such firm, holds options to purchase 75,000 shares of Synetic Common Stock.

     Certain legal matters in connection with the federal income tax consequences of the merger will be passed upon for Medical Manager by Akerman, Senterfitt & Eidson, P.A. Some attorneys employed by Akerman, Senterfitt & Eidson, P.A. own shares of Medical Manager Common Stock.

                                    EXPERTS

     The consolidated financial statements of Synetic, Inc. as of June 30, 1998 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998, and the consolidated financial statements and schedule of The KippGroup Incorporated by reference in this Joint Proxy Statement/ Prospectus, have been audited by Arthur Andersen LLP, independent public accountants and are incorporated herein in reliance upon the reports of said firm, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Point Plastics, Inc. and subsidiaries that are incorporated by reference into this Joint Proxy Statement/Prospectus have been audited by Linkenheimer LLP, independent public accountants, indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Medical Manager Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Joint Proxy
Statement/Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Synetic and Medical Manager are each subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Synetic and Medical Manager with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330. In addition, Synetic and Medical Manager are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Synetic Common Stock and Medical Manager Common Stock are listed on the Nasdaq. Reports and other information concerning Synetic and Medical Manager can also be inspected at the offices of Nasdaq, Department of NASDR, 1390 Piccard Drive, Rockville, Maryland 20850, (800-289-9999).

     Synetic has filed with the Commission a Registration Statement on Form S-4 under the Exchange Act with respect to the shares of Synetic Common Stock to be issued pursuant to the merger agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Synetic, Medical Manager and the Synetic Common Stock, reference is hereby made to the Synetic Registration Statement on Form S-4 (including the exhibits and schedules thereto).

     The Commission allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Synetic Registration Statement on Form S-4 or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/ Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Synetic and Medical Manager have previously filed with the SEC. These documents contain important information about Synetic and Medical Manager and their finances.


        SYNETIC, INC. COMMISSION FILINGS
               (FILE NO. 0-17822)                                  PERIOD
------------------------------------------------  ----------------------------------------
Annual Report on Form 10-K                        Year ended June 30, 1998
Quarterly Report on Form 10-Q                     Quarterly period ended September 30,
                                                    1998
Quarterly Report on Form 10-Q                     Quarterly period ended December 31, 1998
Quarterly Report on Form 10-Q                     Quarterly period ended March 31, 1999
Current Report on Form 8-K                        Dated July 29, 1998
Current Report on Form 8-K                        Dated February 5, 1999
Current Report on Form 8-K                        Dated February 26, 1999
Current Report on Form 8-K                        Dated May 18, 1999
Current Report on Form 8-K                        Dated June 4, 1999
Proxy Statement of Synetic, Inc.                  Dated March 12, 1999


     MEDICAL MANAGER CORPORATION COMMISSION
           FILINGS (FILE NO. 0-29090)                              PERIOD
------------------------------------------------  ----------------------------------------
Annual Report on Form 10-K and Amended Annual     Year ended December 31, 1998
  Report on Form 10-K/A
Quarterly Report on Form 10-Q                     Quarterly period ended March 31, 1999
Current Report on Form 8-K                        Dated May 18, 1999

     All documents and reports subsequently filed by Synetic or Medical Manager pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Synetic Special Meeting and the Medical Manager Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     Documents incorporated by reference which are not presented herein or delivered herewith (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to Synetic, directed to Synetic, Inc., 669 River Drive, Elmwood Park, New Jersey 07407, (201-703-3400), Attention: Charles A. Mele, or, in the case of documents relating to Medical Manager, directed to Medical Manager Corporation, 3001 N. Rocky Point Drive East, Suite 400, Tampa, Florida 33607 (813-287-2990), Charles Hutchinson, Controller. In order to ensure timely delivery of any of such documents, any request should be made by July 16, 1999.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SYNETIC, MEDICAL MANAGER OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SYNETIC OR MEDICAL MANAGER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

By Order of the Board of Directors of Synetic

Charles A. Mele
Secretary
By Order of the Board of Directors of Medical Manager

Frederick B. Karl, Jr.
Vice President, General Counsel and Director

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 SYNETIC, INC.,

                            MARLIN MERGER SUB, INC.

                                      AND

                          MEDICAL MANAGER CORPORATION

                            DATED AS OF MAY 16, 1999

                               TABLE OF CONTENTS


SECTION                                                               PAGE
-------                                                               ----
                                ARTICLE I
                                THE MERGER
1.01.   The Merger..................................................    2
1.02.   Effective Time; Closing.....................................    2
1.03.   Effect of the Merger........................................    2
1.04.   Certificate of Incorporation; By-Laws.......................    2
1.05.   Directors and Officers......................................    2

                                ARTICLE II
            CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
2.01.   Conversion of Securities....................................    3
2.02.   Exchange of Certificates....................................    3
2.03.   Stock Transfer Books........................................    5
2.04.   Stock Options...............................................    6

                               ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF MEDICAL MANAGER
3.01.   Organization and Qualification; Subsidiaries................    6
3.02.   Certificate of Incorporation and By-Laws....................    7
3.03.   Capitalization..............................................    7
3.04.   Authority Relative to Agreement.............................    8
3.05.   No Conflict; Required Filings and Consents..................    8
3.06.   Permits and Licenses........................................    9
3.07.   SEC Filings; Financial Statements...........................    9
3.08.   Absence of Certain Changes or Events........................   10
3.09.   Absence of Litigation.......................................   10
3.10.   Employee Benefit Plans; Labor Matters.......................   10
3.11.   Labor Matters...............................................   11
3.12.   Dealers.....................................................   12
3.13.   Intellectual Property.......................................   12
3.14.   Taxes.......................................................   13
3.15.   Material Contracts..........................................   14
3.16.   Accounting and Tax Matters..................................   14
3.17.   Year 2000 Compliance........................................   14
3.18.   Opinion of Financial Advisors...............................   15
3.19.   Vote Required...............................................   15
3.20.   Section 203 of Delaware Law.................................   15
3.21.   Affiliates..................................................   15
3.22.   Brokers.....................................................   15
3.23.   Environmental Matters.......................................   15

SECTION                                                               PAGE
-------                                                               ----
                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF SYNETIC
                              AND MERGER SUB
4.01.   Organization and Qualification; Subsidiaries................   16
4.02.   Certificate of Incorporation and By-Laws....................   16
4.03.   Capitalization..............................................   16
4.04.   Authority Relative to Agreement.............................   17
4.05.   No Conflict; Required Filings and Consents..................   17
4.06.   Permits and Licenses........................................   18
4.07.   SEC Filings; Financial Statements...........................   18
4.08.   Absence of Certain Changes or Events........................   19
4.09.   Absence of Litigation.......................................   20
4.10.   Employee Benefit Plans; Labor Matters.......................   20
4.11.   Labor Matters...............................................   21
4.12.   Intellectual Property.......................................   21
4.13.   Taxes.......................................................   22
4.14.   Material Contracts..........................................   22
4.15.   Accounting and Tax Matters..................................   23
4.16.   Year 2000 Compliance........................................   23
4.17.   Opinion of Financial Advisors...............................   23
4.18.   Vote Required...............................................   23
4.19.   Section 203 of Delaware Law.................................   23
4.20.   Affiliates..................................................   23
4.21.   Brokers.....................................................   24
4.22.   Environmental Matters.......................................   24

                                ARTICLE V
                  CONDUCT OF BUSINESS PENDING THE MERGER
5.01.   Conduct of Business by Medical Manager Pending the Merger...   24
5.02.   Conduct of Business by Synetic Pending the Merger...........   26
5.03.   Conduct of Business by Synetic and Medical Manager Pending
        the Merger..................................................   27

                                ARTICLE VI
                          ADDITIONAL AGREEMENTS
6.01.   Registration Statement; Joint Proxy Statement...............   28
6.02.   Stockholders' Meetings......................................   30
6.03.   Appropriate Action; Consents; Filings.......................   30
6.04.   Access to Information; Confidentiality......................   31
6.05.   No Solicitation of Competing Transactions...................   31
6.06.   Directors' and Officers' Indemnification and Insurance......   34
6.07.   Notification of Certain Matters.............................   34
6.08.   Accounting and Tax Treatment................................   35

SECTION                                                               PAGE
-------                                                               ----
6.09.   Stock Exchange Listing......................................   35
6.10.   Public Announcements........................................   35
6.11.   Synetic's Directors and Officers; CareInsite Board
        Representation..............................................   35
6.12.   Employee Benefits Matters...................................   36
6.13.   Pooling Affiliates..........................................   36

                               ARTICLE VII
                         CONDITIONS TO THE MERGER
7.01.   Conditions to the Obligations of Each Party.................   37
7.02.   Conditions to the Obligations of Synetic and Merger Sub.....   37
7.03.   Conditions to the Obligations of Medical Manager............   38

                               ARTICLE VIII
                    TERMINATION, AMENDMENT AND WAIVER
8.01.   Termination.................................................   39
8.02.   Effect of Termination.......................................   40
8.03.   Amendment...................................................   40
8.04.   Waiver......................................................   41
8.05.   Expenses....................................................   41

                                ARTICLE IX
                            GENERAL PROVISIONS
9.01.   Non-Survival of Representations, Warranties and
        Agreements..................................................   43
9.02.   Notices.....................................................   43
9.03.   Certain Definitions.........................................   44
9.04.   Severability................................................   44
9.05.   Entire Agreement; Assignment................................   45
9.06.   Parties in Interest.........................................   45
9.07.   Specific Performance........................................   45
9.08.   Governing Law...............................................   45
9.09.   Consent to Jurisdiction.....................................   45
9.10.   Headings....................................................   45
9.11.   Counterparts................................................   46
9.12.   WAIVER OF JURY TRIAL........................................   46


EXHIBITS
Exhibit 5.02(a)  Form of Medical Manager Affiliate Letter
Exhibit 5.02(b)  Form of Synetic Affiliate Letter
ANNEX A          Employee Benefit Matters

                             INDEX OF DEFINED TERMS

                                                                LOCATION OF
DEFINED TERM                                                     DEFINITION
------------                                                    -----------
Adjusted Synetic Value                                        Section 8.01(i)
affiliate                                                     Section 9.03(a)
Agreement                                                     Recitals
beneficial owner                                              Section 9.03(b)
Blue Sky Laws                                                 Section 3.05(b)
business day                                                  Section 9.03(c)
Certificate of Merger                                         Section 1.02
Certificates                                                  Section 2.02(b)
Code                                                          Recitals
Competing Transaction                                         Section 6.05(c)
Confidentiality Agreement                                     Section 6.04(c)
control                                                       Section 9.03(d)
Delaware Law                                                  Recitals
Effective Time                                                Section 1.02
Environmental Laws                                            Section 3.15(a)
Environmental Permits                                         Section 3.15(b)
ERISA                                                         Section 3.10
Exchange Act                                                  Section 3.05(b)
Exchange Agent                                                Section 2.02(a)
Exchange Fund                                                 Section 2.02(a)
Exchange Ratio                                                Section 2.01(a)
Expenses                                                      Section 8.05
Governmental Authority                                        Section 9.03(e)
Hazardous Substances                                          Section 3.15(a)
HSR Act                                                       Section 3.05(b)
Interim Financial Statements                                  Section 3.07(a)
IRS                                                           Section 3.10
Laws                                                          Section 3.05(a)
Medical Manager                                               Recitals
Medical Manager Alternative Transaction Fee                   Section 8.05(b)
Medical Manager 1998 Balance Sheet                            Section 3.07(c)
Medical Manager Benefit Plans                                 Section 3.10(a)
Medical Manager Common Stock                                  Section 2.01(a)
Medical Manager Disclosure Schedule                           Article III
Medical Manager Expense Amount                                Section 8.05(c)
Medical Manager Financial Advisor                             Section 3.18
Medical Manager Intellectual Property                         Section 3.13
Medical Manager Licenses                                      Section 3.13
Medical Manager Material Adverse Effect                       Section 3.01
Medical Manager Option                                        Section 2.04(a)

                                                                LOCATION OF
DEFINED TERM                                                     DEFINITION
------------                                                    -----------
Medical Manager Permits                                       Section 3.06
Medical Manager Preferred Stock                               Section 3.03
Medical Manager SEC Reports                                   Section 3.07(a)
Medical Manager Stock Option Agreement                        Recitals
Medical Manager Stock Option Plans                            Section 2.04(a)
Medical Manager Superior Proposal                             Section 6.05(d)
Medical Manager Systems                                       Section 3.18(b)
Medical Manager Year 2000 Plan                                Section 3.18(a)
Material Contracts                                            Section 3.16(a)
Merger                                                        Recitals
Merger Sub                                                    Recitals
NASDAQ                                                        Section 2.02(e)
person                                                        Section 9.03(f)
Proxy Statement                                               Section 6.01(a)
Registration Statement                                        Section 6.01(a)
Representatives                                               Section 6.04(a)
Synetic                                                       Recitals
Synetic Alternative Transaction Fee                           Section 8.05(c)
Synetic 1998 Balance Sheet                                    Section 4.06(c)
Synetic Common Stock                                          Section 2.01(a)
Synetic Disclosure Schedule                                   Article IV
Synetic Expense Amount                                        Section 8.05(b)
Synetic Material Adverse Effect                               Section 4.01
Synetic Option                                                Section 2.04(a)
Synetic Preferred Stock                                       Section 4.03
Synetic SEC Reports                                           Section 4.06(a)
Synetic Superior Proposal                                     Section 6.05(e)
Synetic Voting Agreements                                     Section 3.20
SEC                                                           Recitals
Securities Act                                                Section 3.05(b)
Shares                                                        Section 2.01(a)
Stockholders' Meeting                                         Section 6.02
subsidiary/subsidiaries                                       Section 9.03(g)
Surviving Corporation                                         Section 1.01
Tax                                                           Section 3.14(a)
Taxes                                                         Section 3.14(a)
Terminating Medical Manager Breach                            Section 8.01(h)
Terminating Synetic Breach                                    Section 8.01(g)
Year 2000 Compliant                                           Section 3.18(b)

     AGREEMENT AND PLAN OF MERGER dated as of May 16, 1999 (this "Agreement") among SYNETIC, INC., a Delaware corporation ("Synetic"), MARLIN MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Synetic ("Merger Sub"), and MEDICAL MANAGER CORPORATION, a Delaware corporation ("Medical Manager").

     WHEREAS, the Board of Directors of Medical Manager has (i) determined that the merger of Merger Sub with and into Medical Manager (the "Merger") pursuant to the General Corporation Law of the State of Delaware ("Delaware Law") is fair to Medical Manager and the holders of Shares (as defined in Section 2.01) and is in the best interests of Medical Manager and such stockholders and (ii) approved and determined to be advisable this Agreement and the transactions contemplated hereby and unanimously has recommended that the stockholders of Medical Manager adopt this Agreement;

     WHEREAS, the Board of Directors of Synetic (i) has determined that the Merger is in the best interests of Synetic and its stockholders and approved and adopted this Agreement and (ii) has recommended that the stockholders of Synetic approve the following (the "Synetic Proposals"): (A) the issuance of Synetic Common Stock (as hereinafter defined) pursuant to the Merger and (B) the change of the name of Synetic, effective at the Effective Time (defined below) to "Medical Manager Corporation";

     WHEREAS, the Board of Directors of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its sole stockholder and Synetic has adopted this Agreement and approved the Merger as the sole stockholder of Merger Sub;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");


     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests" under applicable United States accounting rules and Securities and Exchange Commission ("SEC") accounting standards;


     WHEREAS, concurrently with the execution and delivery of this Agreement, Synetic is entering into a Voting Agreement with certain stockholders of Medical Manager, in the form of Exhibit 1 hereto (the "Medical Manager Voting Agreement") and Medical Manager is entering into a Voting Agreement with certain stockholders of Synetic, in the form of Exhibit 2 hereto (the "Synetic Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote the shares owned by such stockholders in favor of the Merger and to grant Synetic or Medical Manager, as applicable, irrevocable proxies to vote such shares;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Synetic and Medical Manager are entering into a stock option agreement in the form of Exhibit 3 hereto, pursuant to which Synetic will grant Medical Manager an option to purchase shares of Synetic Common Stock (as defined in Section 2.01(a)), upon the terms and subject to the conditions set forth therein (the "Synetic Option Agreement");

     WHEREAS, concurrently with the execution and delivery of this Agreement, Synetic and Medical Manager are entering into a stock option agreement (the "Medical Manager Stock Option Agreement") in the form of Exhibit 4 hereto, pursuant to which Medical Manager will grant to Synetic an option to purchase shares of Medical Manager Common Stock (as defined in Section 2.01(a)), upon the terms and subject to the conditions set forth therein (the "Medical Manager Option Agreement"); and

     WHEREAS, as an inducement to Synetic to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Michael
A. Singer and John H. Kang are entering into an employment agreement with Synetic (collectively, the "Employment Agreements"), each to be effective at the Effective Time (defined below);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Synetic, Merger Sub and Medical Manager hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 251 of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Medical Manager. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Medical Manager shall be the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with,
Section 251 of Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Akerman, Senterfitt & Eidson, One Southeast Third Avenue, Miami, Florida (or such other place as the parties may agree).

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Medical Manager and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Medical Manager and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. Certificate of Incorporation; By-Laws. (a) Subject to the terms of Section 6.06, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be and read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article One shall be amended to provide that "the name of the Corporation is Medical Manager Systems, Inc."

     (b) Subject to the terms of Section 6.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the

Surviving Corporation, and the officers of Medical Manager immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Medical Manager or the holders of any of the following securities:

          (a) Each share of common stock, par value $.01 per share, of Medical Manager ("Medical Manager Common Stock"; all issued and outstanding shares of Medical Manager Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b)) shall be converted, subject to Section 2.02(e), into the right to receive (the "Exchange Ratio") (i) if the Average Synetic Stock Price (as defined below) is equal to or above $67.20, .625 shares of common stock, par value $.01 per share, of Synetic ("Synetic Common Stock"), (ii) if the Average Synetic Stock Price is below $67.20 and equal to or above $56.00, such number of shares of Synetic Common Stock such that, when such number of shares is multiplied by the Average Synetic Stock Price, the value of Synetic Common Stock to be received per share of Medical Manager Common Stock, based upon such Average Synetic Stock Price, shall equal $42.00, and
     (iii) if the Average Synetic Stock Price is below $56.00, .750 shares of Synetic Common Stock. For purposes of this Section 2.01(a), "Average Synetic Stock Price" means the average of the closing price per share (expressed in three decimal places) of Synetic Common Stock during the 10 trading day period commencing on (and including) the twelfth trading day prior to, and ending on (and including) the third trading day prior to, the date scheduled for the Medical Manager Stockholders' Meeting (as defined below). Synetic shall issue a press release prior to the opening of trading on the second day prior to the date scheduled for the Medical Manager Stockholders' Meeting, announcing the Exchange Ratio as determined pursuant to this Section 2.01(a).

          (b) Each Share held in the treasury of Medical Manager and each Share owned by Synetic or any direct or indirect wholly owned subsidiary of Synetic or of Medical Manager immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Synetic shall deposit, or shall cause to be deposited, with such bank or trust company as may be designated by Synetic (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this
Article II through the Exchange Agent, certificates representing the shares of Synetic Common Stock (such certificates for shares of Synetic Common Stock, together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares of Synetic Common Stock payable pursuant to Section 2.02(e), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Synetic Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time, Synetic shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Synetic Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Synetic Common Stock which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of fractional shares of Synetic Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Medical Manager, a certificate representing the proper number of shares of Synetic Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Synetic Common Stock, cash in lieu of any fractional shares of Synetic Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

     (c) Distributions with Respect to Unexchanged Shares of Synetic Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Synetic Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Synetic Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax (as defined in Section 3.14) or other applicable Laws (as defined in Section 3.05), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Synetic Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Synetic Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Synetic Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Synetic Common Stock.

     (d) No Further Rights in Medical Manager Common Stock. All shares of Synetic Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Sections 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Synetic Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Synetic. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the closing price for a share of Synetic Common Stock on National Association of Securities Dealers Automated Quotation System/NMS ("NASDAQ") Composite Transaction Tape on the first business day immediately following the Effective Time. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to any holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify Synetic, and Synetic shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holder of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Medical Manager Common Stock for one (1) year after the Effective Time shall be delivered to Synetic, upon demand, and any holders of Medical Manager Common Stock who have not theretofore complied with this Article II shall thereafter look only to Synetic for the shares of Synetic Common Stock, any cash in lieu of fractional shares of Synetic Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Synetic Common Stock to which they are entitled pursuant to Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Synetic free and clear of any claims or interest of any person previously entitled thereto.

     (g) No Liability. Neither Synetic nor Medical Manager shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect hereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) Withholding Rights. Each of Surviving Corporation and Synetic shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Synetic, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Synetic, as the case may be.

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of Medical Manager shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Medical Manager. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to

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

such Shares except as otherwise provided herein or by any Laws. On or after the Effective Time, any Certificates presented to the Exchange Agent or Synetic for any reason shall be converted into shares of Synetic Common Stock, any cash in lieu of fractional shares of Synetic Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

     SECTION 2.04. Stock Options. (a) Prior to the Effective Time, Synetic and Medical Manager shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Medical Manager Common Stock (a "Medical Manager Option") under Medical Manager's 1996 Amended and Restated Long-Term Incentive Plan and 1996 Non-Employee Directors' Stock Plan (collectively, the "Medical Manager Stock Option Plans") to be automatically converted at the Effective Time into an option (a "Substituted Option") to purchase a number of shares of Synetic Common Stock equal to the number of shares of Medical Manager Common Stock that could have been purchased (assuming full vesting) under such Medical Manager Option multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Synetic Common Stock) at a price per share of Synetic Common Stock equal to the per-share option exercise price specified in the Medical Manager Option divided by the Exchange Ratio (rounded down to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Medical Manager Option. The date of grant of the Substituted Option shall be the date on which the corresponding Medical Manager Option was granted. At the Effective Time, (i) all references in the related stock option agreements to Medical Manager shall be deemed to refer to Synetic and (ii) Synetic shall assume all of Medical Manager's obligations with respect to Medical Manager Options as so amended. As promptly as reasonably practicable after the Effective Time, Synetic shall issue to each holder of an outstanding Medical Manager Option a document evidencing the foregoing assumption by Synetic.

     (b) In respect of each Medical Manager Option assumed by Synetic, and the shares of Synetic Common Stock underlying such Medical Manager Option, Synetic shall, as soon as practicable after the Effective Time, file and keep current a Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF MEDICAL MANAGER

     Except as disclosed in a separate disclosure schedule referring to the specific representations and warranties contained in this Agreement, which has been delivered by Medical Manager to Synetic prior to the execution of this Agreement (the "Medical Manager Disclosure Schedule"), Medical Manager hereby represents and warrants to Synetic and Merger Sub that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. Medical Manager is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Medical Manager Material Adverse Effect (as defined below). Medical Manager is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Medical Manager Material Adverse Effect. The term "Medical Manager Material Adverse Effect" means any adverse change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of Medical Manager and its subsidiaries taken as a whole.

     (b) Section 3.01 of the Medical Manager Disclosure Schedule sets forth a complete and correct list of all Medical Manager's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by each holder of such stock.

     SECTION 3.02. Certificate of Incorporation and By-Laws. Medical Manager has heretofore furnished to Synetic a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Medical Manager. The Certificates of Incorporation and By-laws (or equivalent organizational documents) of Medical Manager and its subsidiaries are in full force and effect. None of Medical Manager or its subsidiaries is in violation of any provision of its Certificate of Incorporation or By-laws (or equivalent organizational documents).

     SECTION 3.03. Capitalization. The authorized capital stock of Medical Manager consists of 50,000,000 Shares and 500,000 shares of Preferred Stock, par value $.01 per share (the "Medical Manager Preferred Stock"). As of March 31, 1999, (a) 22,363,202 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) no Shares were held in the treasury of Medical Manager and (c) 1,812,379 Shares were reserved for future issuance pursuant to outstanding unexercised employee stock options granted pursuant to the Medical Manager Stock Option Plans. No shares of Medical Manager Preferred Stock are outstanding. Except for the issuance of Shares pursuant to the exercise of Medical Manager Options outstanding prior to March 31, 1999, no shares of capital stock of Medical Manager or any of its subsidiaries have been issued since March 31, 1999 through the date of this Agreement. Set forth on
Schedule 3.03 of the Medical Manager Disclosure Schedule is a description of the term and exercise price of each outstanding grant of Medical Manager Options or any other rights to acquire Shares pursuant to the Medical Manager Stock Option Plans. Except as set forth in this Section 3.03, as of the date of this Agreement there are no options, warrants or other rights, agreements (including registration rights agreements), arrangements or commitments of any character relating to the issued or unissued capital stock of Medical Manager or any of its subsidiaries or obligating Medical Manager or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Medical Manager or any of its subsidiaries. All shares of capital stock of Medical Manager and its subsidiaries subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Medical Manager or any subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Medical Manager or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan capital contribution or otherwise) in, any person. No portion of the business of Medical Manager or any of its subsidiaries is conducted through any partnership, joint venture, limited liability company or similar arrangement.

     SECTION 3.04. Authority Relative to Agreement. Medical Manager has all necessary power and authority to execute and deliver each of this Agreement and the Medical Manager Option Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the Medical Manager Option Agreement by Medical Manager and the consummation by Medical Manager of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Medical Manager are necessary to authorize this Agreement or the Medical Manager Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by Delaware Law). Each of this Agreement and the Medical Manager Option Agreement has been duly and validly executed and delivered by Medical Manager and, assuming the due authorization, execution and delivery by Synetic and Merger Sub, each of this Agreement and the Medical Manager Option Agreement constitutes a legal, valid and binding obligation of Medical Manager, enforceable against Medical Manager in accordance with its terms.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Medical Manager Option Agreement by Medical Manager does not, and the performance of this Agreement and the Medical Manager Option Agreement by Medical Manager will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Medical Manager or any of its subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Medical Manager or any of its subsidiaries or by which any property or asset of Medical Manager or any of its subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Medical Manager or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Medical Manager or any of its subsidiaries is a party or by which Medical Manager or any of its subsidiaries or any property or asset of Medical Manager or any of its subsidiaries is bound or affected, except, in the case of clauses (ii) and
(iii), for any such conflicts, breaches, defaults or other occurrences which would not have a Medical Manager Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

     (b) The execution and delivery of this Agreement and the Medical Manager Option Agreement by Medical Manager do not, and the performance of this Agreement by Medical Manager will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the pre-merger notification arrangements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NASDAQ and except where failure to obtain such consents, approvals,

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

authorizations or permits, or to make such filings or notifications, would not have a Medical Manager Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

     SECTION 3.06. Permits and Licenses. Each of Medical Manager and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Medical Manager or any of its subsidiaries to own, lease and operate the properties of Medical Manager and its subsidiaries or to carry on their business as it is now being conducted and contemplated to be conducted (the "Medical Manager Permits"), and no suspension or cancellation of any of Medical Manager Permits is pending or, to the best knowledge of Medical Manager, threatened, except where the failure to have, or the suspension or cancellation of, any of the Medical Manager Permits would not have a Medical Manager Material Adverse Effect. None of Medical Manager or any of its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to Medical Manager or any of its subsidiaries or by which any property or asset of Medical Manager or any of its subsidiaries is bound or affected or (ii) any of the Medical Manager Permits, except for any such conflicts, defaults or violations that would not have a Medical Manager Material Adverse Effect.


     SECTION 3.07. SEC Filings; Financial Statements. (a) Medical Manager has filed all forms, reports and documents required to be filed by it with the SEC since January 30, 1997, and has heretofore made available to Synetic, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1998, respectively, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 1999, (iii) all proxy statements relating to Medical Manager's meetings of stockholders (whether annual or special) held since January 30, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by Medical Manager with the SEC since January 30, 1997 and prior to the date hereof (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Medical Manager SEC Reports"). The Medical Manager SEC Reports, as well as all forms, reports and documents to be filed by Medical Manager with the SEC after the date hereof and prior to the Effective Time, (i) were or will be prepared in accordance with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.



     (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Medical Manager SEC Reports and each of the financial statements to be filed by Medical Manager with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Medical Manager and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with generally accepted accounting principles


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

(subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected to be material).

     (c) Medical Manager and its subsidiaries have no liabilities or obligations of any nature, except: (i) as and to the extent set forth on the balance sheet of Medical Manager as at December 31, 1998, including the notes thereto (the "Medical Manager 1998 Balance Sheet") or (ii) as would not have a Medical Manager Material Adverse Effect.


     (d) Medical Manager has heretofore furnished to Synetic complete and correct copies of all amendments and modifications that have not been filed by Medical Manager with the SEC to all agreements, documents and other instruments that previously had been filed by Medical Manager with the SEC and are currently in effect.



     SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1998 to the date of this Agreement, except as contemplated or permitted by this Agreement or disclosed in any Medical Manager SEC Report filed since December 31, 1998, (a) each of Medical Manager and each of its subsidiaries has conducted its businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been (i) any events or circumstances having a Medical Manager Material Adverse Effect, (ii) any change by Medical Manager or any of its subsidiaries in its accounting policies, practices and procedures,
(iii) any entry by Medical Manager or any of its subsidiaries into any commitment or transaction material to Medical Manager and its subsidiaries taken as a whole other than in the ordinary course of business consistent with past practice, (iv) except for those issuances in connection with the exercise of Medical Manager Options under the Medical Manager Stock Option Plans, any issuance of capital stock of Medical Manager or any of its subsidiaries, (v) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Medical Manager or any of its subsidiaries (other than cash dividends payable by any subsidiary to another subsidiary or Medical Manager) or any redemption, purchase or other acquisition of any of its or any of its subsidiaries' securities, or (vi) any increase in the compensation payable or to become payable to any officers or key employees of Medical Manager or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or any increase, other than as required by the contracts referred to in Section 3.10, in the compensation or benefits under or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan.



     SECTION 3.09. Absence of Litigation. Except as disclosed in Medical Manager SEC Reports, as of the date of this Agreement there is no claim, action, proceeding or investigation pending or, to the best knowledge of Medical Manager, threatened against Medical Manager or any of its subsidiaries, or any property or asset of Medical Manager or any of its subsidiaries, before any court, arbitrator or Governmental Authority, except as would not have a Medical Manager Material Adverse Effect. As of the date of this Agreement, none of Medical Manager, any of its subsidiaries nor any property or asset of Medical Manager or any of its subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award imposed by any court, arbitration or Governmental Authority, except as would not have a Medical Manager Material Adverse Effect.


     SECTION 3.10. Employee Benefit Plans; Labor Matters. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Medical Manager or any of its subsidiaries, or with respect to which Medical Manager or any of its subsidiaries could incur liability under Section 4069, 4201 or 4212(c) of ERISA (the "Medical Manager Benefit Plans"), Medical Manager has made available to Synetic a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"),
(ii) such Medical Manager Benefit Plan, (iii) each trust agreement relating to such Medical Manager Benefit Plan, (iv) the most recent summary plan described for each Medical Manager Benefit Plan for which a summary plan described is required, (v) the most recent actuarial report or valuation relating to a Medical Manager Benefit Plan subject to Title IV of ERISA, if any, and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Medical Manager Benefit Plan qualified under Section 401(a) of the Code.

     (b) With respect to the Medical Manager Benefit Plans, no event has occurred and, to the knowledge of Medical Manager, there exists no condition or set of circumstances, in connection with which Medical Manager or any of its subsidiaries could be subject to any liability under the terms of such Medical Manager Benefit Plans, ERISA, the Code or any other applicable Law except as would not have a Medical Manager Material Adverse Effect. Neither Medical Manager nor any of its subsidiaries has any actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a Medical Manager Material Adverse Effect.

     (c) Medical Manager has made available to Synetic (i) copies of all employment agreements with officers or key employees of Medical Manager or any of its subsidiaries; (ii) copies of all severance agreements, programs and policies of Medical Manager or any of its subsidiaries with or relating to its or its subsidiaries' employees; and (iii) copies of all plans, programs, agreements and other arrangements of Medical Manager or any of its subsidiaries with or relating to its or its subsidiaries' employees which contain change in control provisions. Except as set forth in Section 3.10(c) of the Medical Manager Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of Medical Manager or any of its subsidiaries from Medical Manager or any of its affiliates under any Medical Manager Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Medical Manager Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

     (d) Except as set forth in Section 3.10(d) of the Medical Manager Disclosure Schedule or as required by Law, no Medical Manager Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

     SECTION 3.11. Labor Matters. Neither Medical Manager nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Medical Manager or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Medical Manager or any of its subsidiaries pending or, to the knowledge of Medical Manager, threatened which would reasonably be expected to interfere with the respective business activities of Medical Manager or any of its subsidiaries, except where such dispute, strike or work stoppage would not have a Medical Manager Material Adverse Effect. As of the date of this Agreement, there is no charge or complaint against Medical Manager or any of its subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such charge or complaint would not have a Medical Manager Material Adverse Effect.

     SECTION 3.12. Dealers. Listed in Section 3.12 of the Medical Manager Disclosure Schedule are the names of the twenty largest independent dealers by volume of sales of products and services of Medical Manager and its subsidiaries, for the twelve-month period ended April 30, 1999. Except as disclosed in Section 3.12 of the Medical Manager Disclosure Schedule, none of Medical Manager nor any of its subsidiaries has received any written notice that any such independent dealer has ceased, or will cease, being an independent dealer for Medical Manager or any of its subsidiaries, or has substantially reduced, or will substantially reduce, its volume of sales of products or services of Medical Manager or its subsidiaries.

     SECTION 3.13. Intellectual Property. Except as would not have a Medical Manager Material Adverse Effect, (a) Section 3.13 of the Medical Manager Disclosure Schedule sets forth a true and complete list of all i) Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademarks and trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property (as hereinafter defined), in each case owned or controlled by Medical Manager and material to the business of Medical Manager ("Medical Manager Owned Intellectual Property"), and ii) licenses of Intellectual Property or Software to Medical Manager or by Medical Manager to a third party (as hereinafter defined), in each case that are material to the business of Medical Manager ("Medical Manager Licensed Intellectual Property"); (b) to the knowledge of Medical Manager, the conduct of the business of Medical Manager as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Medical Manager that the conduct of the business of Medical Manager as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party; (c) with respect to each item of the Medical Manager Owned Intellectual Property, Medical Manager is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business; (d) with respect to each item of Medical Manager Licensed Intellectual Property, Medical Manager has the right to use such Medical Manager Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Medical Manager Licensed Intellectual Property;
(e) to the knowledge of Medical Manager, the Medical Manager Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part; (f) to the knowledge of Medical Manager, no person is engaging in any activity that infringes upon the Medical Manager Owned Intellectual Property; (g) to the knowledge of Medical Manager, each license of the Medical Manager Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (h) to the knowledge of Medical Manager, no party to any license of the Medical Manager Licensed Intellectual Property is in breach thereof or default thereunder; (i) the Software of Medical Manager is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems; (j) no rights in the Software of Medical Manager have been transferred to any third party except to the customers of Medical Manager to whom Medical Manager has licensed such Software in the ordinary course of business; and (k) Medical Manager has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of Medical Manager, or that is required to operate or modify the Software of Medical Manager.

     "Intellectual Property" means (i) patents, patent applications and statutory invention registrations, in each case in the United States and all other countries, (ii) any trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, including any registrations and applications for registration of any of the foregoing in the United States and any foreign country, (iii) all rights under the copyright laws of the United States and all other countries, including, without limitation, all copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) all confidential and proprietary information, including trade secrets and know-how.

     "Software" of a party means all material computer software owned, controlled or licensed by or on behalf of such party and used, manufactured, distributed, sold, licensed or marketed by such party.

     SECTION 3.14. Taxes. (a) For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

     (b) Except as would not have a Medical Manager Material Adverse Effect (i) each of Medical Manager and each of its subsidiaries has filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid and discharged all Taxes shown as due thereon and has paid all of such other Taxes as are due, other than such payments as are being contested in good faith by appropriate proceedings; (ii) neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Medical Manager after due inquiry, threatening to assert against Medical Manager or any of its subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iii) no waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income Tax has been granted by Medical Manager or any of its subsidiaries; (iv) the accruals and reserves for Taxes reflected in Medical Manager 1998 Balance Sheet and the most recent quarterly financial statements are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles;
(v) no election under Section 341(f) of the Code has been made by Medical Manager or any of its subsidiaries; (vi) Medical Manager and each of its subsidiaries has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by law to be withheld or collected and (vii) there are no material liens for Taxes upon the assets of Medical Manager or any of its subsidiaries, other than liens for Taxes that are being contested in good faith by appropriate proceedings.

     SECTION 3.15. Material Contracts. (a) All contracts listed or that would be required to be listed as an exhibit to Medical Manager's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of Medical Manager and its subsidiaries and any contracts that would be required to be so listed but for the exception with respect to contracts made in the ordinary course of business (collectively, the "Medical Manager Material Contracts") are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms and except as would not have a Medical Manager Material Adverse Effect.


     (b) Except as would not have a Medical Manager Material Adverse Effect, none of Medical Manager or any of its subsidiaries nor, to the knowledge of Medical Manager, any other party thereto, is in breach of, or default under, any Medical Manager Material Contract. Medical Manager has furnished Synetic with true and complete copies of all Medical Manager Material Contracts, together with all amendments, waivers, or other changes thereto.

     (c) None of Medical Manager or any of its subsidiaries, is a party to, or is otherwise bound by, any contract under which such party has granted any person access to the physician customers of Medical Manager and its subsidiaries for the purpose or with the effect of providing such physician customers with content, messaging or transaction services or network or communication facilities or software for providing such services.

     (d) None of Medical Manager or any of its subsidiaries is a party to, or is otherwise bound by, any contracts and agreements that limit the ability of Medical Manager or any of its subsidiaries or, after the Effective Time, Synetic or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

     SECTION 3.16. Accounting and Tax Matters. None of Medical Manager or any of its affiliates has taken or agreed to take any action that would prevent the Merger from being effected as a pooling of interests or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. None of Medical Manager or any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from being effected as a pooling of interests or qualifying under Section 368(a) of the Code, and to the knowledge of Medical Manager, the Merger may be so effected and will so qualify.

     SECTION 3.17. Year 2000 Compliance. (a) Medical Manager has adopted a plan that it believes will cause Medical Manager Systems (as defined below) to be Year 2000 Compliant (as defined below) (such plan, as it may be amended, modified or supplemented from time to time being, the "Medical Manager Year 2000 Plan") in all material respects. Medical Manager has taken, and between the date of this Agreement and the Effective Time will continue to take, all reasonable steps to implement the Medical Manager Year 2000 Plan with respect to Medical Manager Systems. Notwithstanding anything in this Section 3.17 to the contrary, Medical Manager does not represent or warrant that Medical Manager Systems (or any other operations, systems, equipment or software of Medical Manager or Medical Manager Subsidiaries or any of their respective affiliates) are or will be Year 2000 Compliant at or prior to the Effective Time, regardless of whether the Medical Manager Year 2000 Plan has or has not been implemented or complied with.

     (b) For purposes of this Section 3.17, (i) "Medical Manager Systems" shall mean all computer, hardware, software, systems, and equipment (including embedded microcontrol-

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

lers in non-computer equipment) material to or necessary for Medical Manager and Medical Manager Subsidiaries to carry on their businesses as currently conducted and shall also include Version 9 of The Medical Manager(R) software; and (ii) "Year 2000 Compliant" means that Medical Manager Systems will (A) manage, accept, process, store and output data involving 4-digit year dates and (B) accurately process date data from, into and between the 20th and 21st centuries and the years 1999 and 2000 and leap year calculation.

     SECTION 3.18. Opinion of Financial Advisors. Medical Manager has received the written opinion of Donaldson, Lufkin & Jenrette, Inc. (the "Medical Manager Financial Advisor") on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Medical Manager Common Stock pursuant to this Agreement is fair to the stockholders of Medical Manager from a financial point of view, and Medical Manager will promptly, after the date of this Agreement, deliver a copy of such opinion to Synetic.

     SECTION 3.19. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of Medical Manager necessary to approve the Merger.

     SECTION 3.20. Section 203 of Delaware Law. The Board of Directors of Medical Manager has approved this Agreement, the Medical Manager Stock Option Agreement, and the Synetic Voting Agreement and such Synetic approvals are sufficient to render inapplicable to this Agreement, the Medical Manager Stock Option Agreement and the Synetic Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law.


     SECTION 3.21. Affiliates. Section 3.21 of the Medical Manager Disclosure Schedule sets forth all persons who, as of the date of this Agreement, may be deemed to be affiliates of Medical Manager under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. Prior to the date hereof, Medical Manager has advised such persons of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment.


     SECTION 3.22. Brokers. No broker, finder or investment banker (other than Medical Manager Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Medical Manager.

     SECTION 3.23. Environmental Matters. (a) To the knowledge of Medical Manager, Medical Manager is and has at all times been in compliance with all environmental laws governing Medical Manager and its business, operations, properties and assets, except as would not have a Medical Manager Material Adverse Effect.

     (b) There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of Medical Manager proceedings pending or threatened in writing against or involving Medical Manager, any Governmental Authority or third party with respect to any environmental laws or licenses issued to Medical Manager, except as would not have a Medical Manager Material Adverse Effect.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SYNETIC
                                 AND MERGER SUB

     Except as disclosed in a separate disclosure schedule referring to the specific representations and warranties contained in this Agreement, which has been delivered by Synetic to Medical Manager prior to the execution of this Agreement (the "Synetic Disclosure Schedule"), Synetic and Merger Sub, jointly and severally, hereby represent and warrant to Medical Manager that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of Synetic and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Synetic Material Adverse Effect (as defined below). Each of Synetic and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Synetic Material Adverse Effect. The term "Synetic Material Adverse Effect" means any adverse change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of Synetic and its subsidiaries taken as a whole.

     (b) Section 4.01 of the Synetic Disclosure Schedule sets forth a complete and correct list of all Synetic's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by each holder of such stock. Merger Sub is a direct, wholly owned subsidiary of Synetic, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.02. Certificate of Incorporation and By-Laws. Synetic has heretofore furnished to Medical Manager a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Synetic. The Certificates of Incorporation and By-laws (or equivalent organizational documents) of Synetic and its subsidiaries are in full force and effect. None of Synetic or its subsidiaries is in violation of any provision of its Certificate of Incorporation or By-laws (or equivalent organizational documents).

     SECTION 4.03. Capitalization. The authorized capital stock of Synetic consists of 100,000,000 shares of Synetic Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Synetic Preferred Stock"). As of May 10, 1999, (a) 20,545,011 shares of Synetic Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) no shares of Synetic Common Stock were held in the treasury of Synetic, (c) no shares of Synetic Common Stock were held by subsidiaries of Synetic and (d) as of May 5, 1999 approximately 10,488,731 shares of Synetic Common Stock subject to outstanding stock options or stock incentive rights (whether or not exercisable) were reserved for future issuance pursuant to stock options or stock incentive rights (collectively "Synetic Options") granted pursuant to Synetic's stock option plans and arrangements (the "Synetic Stock Option Plans"). As of May 10, 1999, no shares of Synetic Preferred Stock were issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which, as of the date of this Agreement, 100 are issued and outstanding. Except for the issuance of Shares pursuant to the exercise of Synetic Options outstanding prior to May 10, 1999, no shares of capital stock of Synetic or any of its subsidiaries have been issued since May 10, 1999 through the date of this Agreement. Set forth on Schedule 4.03 of the Synetic Disclosure Schedule is a summary of Synetic Options or any other rights to acquire Shares pursuant to the Synetic Stock Option Plans outstanding as of May 5, 1999. Except as set forth in this Section 4.03 and except for the anticipated issuance of CareInsite, Inc. common stock and CareInsite, Inc. stock options in connection with the initial public offering of CareInsite, Inc., as of the date of this Agreement, there are no options, warrants or other rights, agreements (including registration rights agreements), arrangements or commitments of any character relating to the issued or unissued capital stock of Synetic or any of its subsidiaries or obligating Synetic or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Synetic or any of its subsidiaries. All shares of capital stock of Synetic and its subsidiaries subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Synetic or any subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Synetic or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan capital contribution or otherwise) in, any person. No portion of the business of Synetic or any of its subsidiaries is conducted through any partnership, joint venture, limited liability company or similar arrangement.

     SECTION 4.04. Authority Relative to Agreement. Each of Synetic and Merger Sub has all necessary power and authority to execute and deliver each of this Agreement and the Synetic Option Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the Synetic Option Agreement by Synetic and Merger Sub and the consummation by Synetic and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Synetic or Merger Sub are necessary to authorize this Agreement or the Synetic Option Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of the Synetic Proposals by the holders of a majority of the then outstanding shares of Synetic Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed by Merger Sub, and each of this Agreement and the Synetic Option Agreement has been duly and validly executed and delivered by Synetic and, assuming the due authorization, execution and delivery by Medical Manager, this Agreement constitutes a legal, valid and binding obligation of Merger Sub and each of this Agreement and the Synetic Option Agreement constitutes a legal, valid and binding obligation of Synetic, enforceable against Synetic and Merger Sub in accordance with its terms.

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Synetic Option Agreement by Synetic and this Agreement by Merger Sub does not, and the performance of this Agreement and the Synetic Option Agreement by Synetic and this Agreement by Merger Sub will not,

(i) conflict with or violate the Certificate of Incorporation or By-laws of Synetic or any of its subsidiaries, (ii) conflict with or violate any Law applicable to Synetic or any of its subsidiaries or by which any property or asset of Synetic or any of its subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Synetic or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Synetic or Merger Sub is a party or by which Synetic or Merger Sub or any property or asset of either of them is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences which would not have a Synetic Material Adverse Effect, or would not prevent or materially delay the consummation of the Merger.

     (b) The execution and delivery of this Agreement and the Synetic Option Agreement by Synetic and this Agreement by Merger Sub do not, and the performance of this Agreement and the Synetic Option Agreement by Synetic and this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NASDAQ and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Synetic Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

     SECTION 4.06. Permits and Licenses. Each of Synetic and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Synetic or any of its subsidiaries to own, lease and operate the properties of Synetic and its subsidiaries or to carry on their business as it is now being conducted and contemplated to be conducted (the "Synetic Permits"), and no suspension or cancellation of any of Synetic Permits is pending or, to the best knowledge of Synetic, threatened, except where the failure to have, or the suspension or cancellation of, any of the Synetic Permits would not have a Synetic Material Adverse Effect. None of Synetic or any of its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to Synetic or any of its subsidiaries or by which any property or asset of Synetic or any of its subsidiaries is bound or affected or (ii) any of the Synetic Permits, except for any such conflicts, defaults or violations that would not have a Synetic Material Adverse Effect.


     SECTION 4.07. SEC Filings; Financial Statements. (a) Synetic has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1997, and has heretofore made available to Medical Manager, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended June 30, 1997 and June 30, 1998, respectively, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 1999, (iii) all proxy statements relating to Synetic's meetings of stockholders (whether annual or special) held since June 30, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause
(ii) above) filed by Synetic with the SEC since June 30, 1998, and prior to the date hereof (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Synetic SEC Reports"). The Synetic SEC Reports, as well as all forms, reports and documents to be filed by

Synetic with the SEC after the date hereof and prior to the Effective Time, (i) were or will be prepared in accordance with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.



     (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Synetic SEC Reports and each of the financial statements to be filed by Synetic with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Synetic and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected to be material).


     (c) Synetic and its subsidiaries have no liabilities or obligations of any nature, except: (i) as and to the extent set forth on the balance sheet of Synetic as at June 30, 1998, including the notes thereto (the "Synetic 1998 Balance Sheet") or (ii) as would not have a Synetic Material Adverse Effect.


     (d) Synetic has heretofore furnished to Medical Manager complete and correct copies of all amendments and modifications that have not been filed by Synetic with the SEC to all agreements, documents and other instruments that previously had been filed by Synetic with the SEC and are currently in effect.



     SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 1998 to the date of this Agreement, except as contemplated or permitted by this Agreement or disclosed in any Synetic SEC Report, or forms, reports and other registration statements filed by CareInsite, Inc. with the SEC, filed since December 31, 1998, (a) each of Synetic and each of its subsidiaries has conducted its businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been (i) any events or circumstances having a Synetic Material Adverse Effect, (ii) any change by Synetic or any of its subsidiaries in its accounting policies, practices and procedures, (iii) any entry by Synetic or any of its subsidiaries into any commitment or transaction material to Synetic and its subsidiaries taken as a whole other than in the ordinary course of business consistent with past practice, (iv) except for those issuances in connection with the exercise of Synetic Options under the Synetic Stock Option Plans, any issuance of capital stock of Synetic or any of its subsidiaries, (v) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Synetic) or any of its subsidiaries (other than cash dividends payable by any subsidiary to another subsidiary or Synetic) or any redemption, purchase or other acquisition of any of its or any of its subsidiaries' securities, or (vi) any increase in the compensation payable or to become payable to any officers or key employees of Synetic or any of its subsidiaries, except in the ordinary course of business consistent with past practice, or any increase, other than as required by the contracts referred to in Section 4.10, in the compensation or benefits under or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan.


     SECTION 4.09. Absence of Litigation. Except as disclosed in Synetic SEC Reports, as of the date of this Agreement there is no claim, action, proceeding or investigation pending or, to the best knowledge of Synetic, threatened against Synetic or any of its subsidiaries, or any property or asset of Synetic or any of its subsidiaries, before any court, arbitrator or Governmental Authority, except as would not have a Synetic Material Adverse Effect. As of the date of this Agreement, none of Synetic, any of its subsidiaries nor any property or asset of Synetic or any of its subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award imposed by any court, arbitration or Governmental Authority, except as would not have a Synetic Material Adverse Effect.


     SECTION 4.10. Employee Benefit Plans; Labor Matters. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), maintained or contributed to by Synetic or any of its subsidiaries, or with respect to which Synetic or any of its subsidiaries could incur liability under Section 4069, 4201 or 4212(c) of ERISA (the "Synetic Benefit Plans"), Synetic has made available to Medical Manager a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Synetic Benefit Plan, (iii) each trust agreement relating to such Synetic Benefit Plan,
(iv) the most recent summary plan described for each Synetic Benefit Plan for which a summary plan described is required, (v) the most recent actuarial report or valuation relating to a Synetic Benefit Plan subject to Title IV of ERISA, if any, and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Synetic Benefit Plan qualified under Section 401(a) of the Code.

     (b) With respect to the Synetic Benefit Plans, no event has occurred and, to the knowledge of Synetic, there exists no condition or set of circumstances, in connection with which Synetic or any of its subsidiaries could be subject to any liability under the terms of such Synetic Benefit Plans, ERISA, the Code or any other applicable Law except as would not have a Synetic Material Adverse Effect. Neither Synetic nor any of its subsidiaries has any actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a Synetic Material Adverse Effect.

     (c) Synetic has made available to Medical Manager (i) copies of all employment agreements with officers or key employees of Synetic or any of its subsidiaries; (ii) copies of all severance agreements, programs and policies of Synetic or any of its subsidiaries with or relating to its or its subsidiaries' employees; and (iii) copies of all plans, programs, agreements and other arrangements of Synetic or any of its subsidiaries with or relating to its or its subsidiaries' employees which contain change in control provisions. Except as set forth in Section 4.10(c) of the Synetic Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of Synetic or any of its subsidiaries from Synetic or any of its affiliates under any Synetic Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Synetic Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

     (d) Except as set forth in Section 4.10(d) of the Synetic Disclosure Schedule or as required by Law, no Synetic Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

     SECTION 4.11. Labor Matters. Neither Synetic nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Synetic or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Synetic or any of its subsidiaries pending or, to the knowledge of Synetic, threatened which would reasonably be expected to interfere with the respective business activities of Synetic or any of its subsidiaries, except where such dispute, strike or work stoppage would not have a Synetic Material Adverse Effect. As of the date of this Agreement, there is no charge or complaint against Synetic or any of its subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such charge or complaint would not have a Synetic Material Adverse Effect.

     SECTION 4.12. Intellectual Property. Except as would not have a Synetic Material Adverse Effect, (a) Section 4.12 of the Synetic Disclosure Schedule sets forth a true and complete list of all i) Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademarks and trademark applications, registered U.S. and foreign copyrights and copyright applications, other Intellectual Property, in each case owned or controlled by Synetic and material to the business of Synetic ("Synetic Owned Intellectual Property"), and ii) licenses of Intellectual Property or Software to Synetic or by Synetic to a third party, in each case that are material to the business of Synetic ("Synetic Licensed Intellectual Property"); (b) to the knowledge of Synetic, the conduct of the business of Synetic as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Synetic that the conduct of the business of Synetic as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party; (c) with respect to each item of the Synetic Owned Intellectual Property, Synetic is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business; (d) with respect to each item of Synetic Licensed Intellectual Property, Synetic has the right to use such Synetic Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Synetic Licensed Intellectual Property; (e) to the knowledge of Synetic, the Synetic Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part; (f) to the knowledge of Synetic, no person is engaging in any activity that infringes upon the Synetic Owned Intellectual Property; (g) to the knowledge of Synetic, each license of the Synetic Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (h) to the knowledge of Synetic, no party to any license of the Synetic Licensed Intellectual Property is in breach thereof or default thereunder; (i) the Software of Synetic is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems; (j) no rights in the Software of Synetic have been transferred to any third party except to the customers of Synetic to whom Synetic has licensed such Software in the ordinary course of business; and (k) Synetic has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of Synetic, or that is required to operate or modify the Software of Synetic.

     SECTION 4.13. Taxes. (a) For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

     (b) Except as described in Section 4.13 of the Synetic Disclosure Schedule and except as would not have a Synetic Material Adverse Effect, (i) each of Synetic and each of its subsidiaries has filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid and discharged all Taxes shown as due thereon and has paid all of such other Taxes as are due, other than such payments as are being contested in good faith by appropriate proceedings; (ii) neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Synetic after due inquiry, threatening to assert against Synetic or any of its subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iii) no waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income Tax has been granted by Synetic or any of its subsidiaries; (iv) the accruals and reserves for Taxes reflected in the Synetic 1998 Balance Sheet and the most recent quarterly financial statements are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles; (v) no election under Section 341(f) of the Code has been made by Synetic or any of its subsidiaries; (vi) Synetic and each of its subsidiaries has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by law to be withheld or collected and (vii) there are no material liens for Taxes upon the assets of Synetic or any of its subsidiaries, other than liens for Taxes that are being contested in good faith by appropriate proceedings.


     SECTION 4.14. Material Contracts. (a) All contracts listed or that would be required to be listed as an exhibit to Synetic's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of Synetic and its subsidiaries and any contracts that would be required to be so listed but for the exception with respect to contracts made in the ordinary course of business (collectively, the "Synetic Material Contracts") are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms and except as would not have a Synetic Material Adverse Effect.


     (b) Except as would not have a Synetic Material Adverse Effect, none of Synetic or any of its subsidiaries nor, to the knowledge of Synetic, any other party thereto, is in breach of, or default under, any Synetic Material Contract. Synetic has furnished Medical Manager with true and complete copies of all Synetic Material Contracts, together with all amendments, waivers, or other changes thereto.

     (c) None of Synetic or any of its subsidiaries is a party to any contracts and agreements that limit the ability of Synetic or any of its subsidiaries to compete in any line

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

of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client.

     SECTION 4.15. Accounting and Tax Matters. None of Synetic or any of its affiliates has taken or agreed to take any action that would prevent the Merger from being effected as a pooling of interests or would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. None of Synetic or any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from being effected as a pooling of interests or qualifying under Section 368(a) of the Code, and to the knowledge of Synetic, the Merger may be so effected and will so qualify.

     SECTION 4.16. Year 2000 Compliance. (a) Synetic has adopted a plan that it believes will cause Synetic Systems (as defined below) to be Year 2000 Compliant (as defined below) (such plan, as it may be amended, modified or supplemented from time to time being, the "Synetic Year 2000 Plan") in all material respects. Synetic has taken, and between the date of this Agreement and the Effective Time will continue to take, all reasonable steps to implement the Synetic Year 2000 Plan with respect to Synetic Systems. Notwithstanding anything in this Section
4.16 to the contrary, Synetic does not represent or warrant that Synetic Systems (or any other operations, systems, equipment or software of Synetic or Synetic Subsidiaries or any of their respective affiliates) are or will be Year 2000 Compliant at or prior to the Effective Time, regardless of whether the Synetic Year 2000 Plan has or has not been implemented or complied with.

     (b) For purposes of this Section 4.16, (i) "Synetic Systems" shall mean all computer, hardware, software, systems, and equipment (including embedded microcontrollers in non-computer equipment) material to or necessary for Synetic and Synetic Subsidiaries to carry on their businesses as currently conducted; and (ii) "Year 2000 Compliant" means that Synetic Systems will (A) manage, accept, process, store and output data involving 4-digit year dates and (B) accurately process date data from, into and between the 20th and 21st centuries and the years 1999 and 2000 and leap year calculation.

     SECTION 4.17. Opinion of Financial Advisors. Synetic has received the written opinion of PaineWebber Incorporated (the "Synetic Financial Advisor") on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Synetic from a financial point of view, and Synetic will promptly, after the date of this Agreement, deliver a copy of such opinion to Medical Manager.

     SECTION 4.18. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of Synetic necessary to approve the transactions contemplated by this Agreement.

     SECTION 4.19. Section 203 of Delaware Law. The Board of Directors of Synetic has approved this Agreement, the Synetic Stock Option Agreement, and the Medical Manager Voting Agreement and such Synetic approvals are sufficient to render inapplicable to this Agreement, the Synetic Stock Option Agreement and the Synetic Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law.


     SECTION 4.20 Affiliates. Section 4.20 of the Synetic Disclosure Schedule sets forth all persons who, as of the date of this Agreement, may be deemed to be affiliates of Synetic under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment. Prior to the date hereof, Synetic has advised such persons of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment.

     SECTION 4.21. Brokers. No broker, finder or investment banker (other than Synetic Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Synetic.

     SECTION 4.22. Environmental Matters. (a) To the knowledge of Synetic, Synetic is and has at all times been in compliance with all environmental laws governing Synetic and its business, operations, properties and assets, except as would not have a Synetic Material Adverse Effect.

     (b) There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of Synetic proceedings pending or threatened in writing against or involving Synetic, any Governmental Authority or third party with respect to any environmental laws or licenses issued to Synetic, except as would not have a Synetic Material Adverse Effect.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by Medical Manager Pending the Merger. Medical Manager covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Medical Manager Disclosure Schedule and except as Synetic shall otherwise agree in advance in writing, the business of Medical Manager and its subsidiaries shall be conducted only in, and Medical Manager and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Medical Manager and its subsidiaries shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Medical Manager and its subsidiaries and to preserve the current relationships of Medical Manager and its subsidiaries with customers, distributors, dealers, suppliers and other persons with which Medical Manager and its subsidiaries have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in Schedule 5.01 of the Medical Manager Disclosure Schedule, between the date of this Agreement and the Effective Time, Medical Manager will not do, and will not permit any of its subsidiaries to do, directly or indirectly, any of the following without the prior written consent of Synetic, which consent shall not be unreasonably withheld, and Synetic will use its reasonable efforts to respond to requests for such consent within two business days of receipt of a written request for such consent and any additional information related to the subject matter thereof reasonably requested by Synetic:

          (a) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational documents of Medical Manager or any of its subsidiaries;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its or its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock or any other ownership interest (including, without limitation, any phantom interest), of Medical Manager or any of its subsidiaries (except (A) for the issuance of Shares issuable pursuant to Medical Manager Options outstanding on the date hereof and

     (B) for the issuance of options representing a maximum of 30,000 Shares in connection with the hiring and recruitment of new employees, and retention of current employees, in the ordinary course of business consistent with past practice, which options will vest in the ordinary course and not at the Effective Time, and for which each of Arthur Andersen, independent accountants of Synetic and PricewaterhouseCoopers, independent accountants of Medical Manager, have concluded in writing to each of Synetic and Medical Manager that any such issuance of Options, would not disqualify the Merger from qualifying as a pooling of interests) or (ii) any material assets of Medical Manager or any of its subsidiaries except for sales in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries' capital stock other than cash dividends payable by any Medical Manager subsidiary to another Medical Manager subsidiary or Medical Manager;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock;


          (e) (i) except for (A) those acquisitions listed in Section 5.01(e) of the Medical Manager Disclosure Schedule and (B) provided that, none of the following acquisitions would prevent or delay the Effective Time, (x) cash acquisitions of dealers of Medical Manager Software not in excess of $10,000,000 individually and (y) acquisitions of dealers of Medical Manager Software the currency for which is Shares as to which no registration statement is required to be filed or registration rights are granted, and which Shares will be issued prior to the date on which the Registration Statement is declared effective by the SEC and which do not exceed $10,000,000 individually or $25,000,000 in the aggregate in value of Shares, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets; (ii) except in connection with any acquisitions permitted pursuant to clause (i) above, incur any indebtedness for borrowed money, issue any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, agree to amend or otherwise modify in any manner any agreement or instrument pursuant to which Medical Manager has incurred indebtedness, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for Medical Manager and its subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);


          (f) increase the compensation payable or to become payable to its officers, or to any employee with an annual salary in excess of $200,000, or (except in the ordinary course of business consistent with past practice) increase the compensation payable to any other employee, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Medical Manager or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;


          (g) change in any material respect (except as required by the SEC or changes in United States generally accepted accounting principles which become effective after the date of this Agreement) any accounting policies, practices or procedures;


          (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

          (i) enter into any contract that would result in a breach of the representations and warranties contained in Sections 3.15(c) and 3.15(d) of this Agreement.

     SECTION 5.02. Conduct of Business by Synetic Pending the Merger. Synetic covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Synetic Disclosure Schedule and except as Medical Manager shall otherwise agree in advance in writing, the business of Synetic and its subsidiaries shall be conducted only in, and Synetic and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Synetic and its subsidiaries shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Synetic and its subsidiaries and to preserve the current relationships of Synetic and its subsidiaries with customers, distributors, suppliers and other persons with which Synetic and its subsidiaries have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in
Section 5.02 of the Synetic Disclosure Schedule, between the date of this Agreement and the Effective Time, Synetic will not do, and will not permit any of its subsidiaries to do, directly or indirectly, any of the following without the prior written consent of Medical Manager, which consent shall not be unreasonably withheld, and Medical Manager will use its reasonable efforts to respond to requests for such consent within two business days of receipt of a written request for such consent and any additional information related to the subject matter thereof reasonably requested by Medical Manager:

          (a) except to propose an increase in the number of authorized shares of Synetic capital stock to 310,000,000 and the change in the name of Synetic to Medical Manager Corporation at the Synetic Stockholders Meeting and except as otherwise contemplated by this Agreement or as appropriate in order to make effective the arrangements contemplated by the Employment Agreements, amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational documents of Synetic or any of its subsidiaries;

          (b) except for the issuance of shares of capital stock of Synetic in connection with any acquisition by Synetic or any of its subsidiaries as permitted in this Agreement and except for the issuance of common stock or stock options of CareInsite, Inc. in connection with the anticipated initial public offering of CareInsite, Inc., issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its or its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock or any other ownership interest (including, without limitation, any phantom interest), of Synetic or any of its subsidiaries (except (A) for the issuance of shares of Synetic Common Stock issuable pursuant to Synetic Options outstanding on the date hereof and (B) in connection with the hiring and recruitment of new employees or in the ordinary course of business consistent with past practice, which options will vest in the ordinary course and not at the Effective Time, and for which each of Arthur Andersen, independent accountants of Synetic and PricewaterhouseCoopers, independent accountants of Medical Manager, have concluded in writing to each of Synetic and Medical Manager that any such issuance of options would not disqualify the Merger from qualifying as a pooling of interests) or (ii) any material assets of Synetic or any of its subsidiaries except for sales in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries' capital stock other than cash dividends payable by any Synetic subsidiary to another Synetic subsidiary;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock;

          (e) (i) except for (A) those acquisitions listed in Section 5.02(e) of the Synetic Disclosure Schedule and (B) provided that none of the following acquisitions would prevent or delay the Effective Time, cash acquisitions not in excess of $50,000,000 in the aggregate and acquisitions the currency for which is Synetic Shares, which do not exceed $50,000,000 in the aggregate in value of Synetic Common Stock, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;
     (ii) except in connection with any acquisitions permitted pursuant to clause (i) above, incur any indebtedness for borrowed money, issue any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, agree to amend or otherwise modify in any manner any agreement or instrument pursuant to which Synetic has incurred indebtedness, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $6,000,000 for Synetic and its subsidiaries taken as a whole; or
     (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);


          (f) change in any material respect (except as required by the SEC or changes in United States generally accepted accounting principles which become effective after the date of this Agreement) any accounting policies, practices or procedures; or


          (g) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

provided, that CareInsite, Inc. shall not be prohibited from taking any action under this Section 5.02 which the Board of Directors of CareInsite, Inc. determines is consistent with its contractual or fiduciary duties to the stockholders of CareInsite, Inc. (other than Synetic).

     SECTION 5.03. Conduct of Business by Synetic and Medical Manager Pending the Merger. Synetic and Medical Manager covenant and agree that, between the date of this Agreement and the Effective Time, unless the other shall otherwise agree in writing, neither Synetic nor Medical Manager shall, directly or indirectly, take any action that would be reasonably likely to prevent the Merger's qualification for pooling-of-interest accounting treatment or would be reasonably likely to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. As promptly as practicable after the date hereof, but in no event later than 10 days after the date hereof, Medical Manager shall cause each person named on Section 3.21 of the Medical Manager Disclosure Schedule, and Synetic shall cause each person named on Section 4.20 of the Synetic Disclosure Schedule, to deliver to Synetic a written agreement substantially in the forms of Exhibit 5.03(a) or 5.03(b) hereto, as applicable.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS


     SECTION 6.01. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Synetic and Medical Manager shall cooperate in preparing and each shall cause to be filed with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meetings of Synetic's and Medical Manager's stockholders to be held to consider approval and adoption of this Agreement and the Synetic Proposals and (ii) Synetic shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Synetic Common Stock to be issued to the stockholders of Medical Manager pursuant to the Merger. Each of Synetic and Medical Manager shall use its reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Synetic shall use reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Synetic Common Stock pursuant to the Merger. Medical Manager shall furnish all information concerning Medical Manager as Synetic may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Synetic and Medical Manager shall mail the Proxy Statement to its stockholders.


     (b) (i) The Proxy Statement shall include the recommendation of the Board of Directors of Synetic to the stockholders of Synetic in favor of approval of the Synetic Proposals; provided, however, that the Board of Directors of Synetic may, prior to the date of its Stockholders Meeting, withdraw, modify, or change any such recommendation to the extent that the Board of Directors of Synetic determines in good faith that such withdrawal, modification or change is required in order to comply with its fiduciary duties to Synetic's stockholders under applicable Law after receiving advice from independent legal counsel (who may be Synetic's regularly engaged outside legal counsel).

     (ii) The Proxy Statement shall include the recommendation of the Board of Directors of Medical Manager to the stockholders of Medical Manager in favor of approval and adoption of this Agreement; provided, however, that the Board of Directors of Medical Manager may, prior to the date of its Stockholders Meeting, withdraw, modify, or change any such recommendation to the extent that the Board of Directors of Medical Manager determines in good faith that such withdrawal, modification or change is required in order to comply with its fiduciary duties to Medical Manager's stockholders under applicable Law after receiving advice from independent legal counsel (who may be Medical Manager's regularly engaged outside legal counsel).

     (c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Synetic or Medical Manager without the approval of the other party, which shall not be unreasonably withheld. Each of Synetic and Medical Manager will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Synetic Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Neither Medical Manager nor Synetic shall change or otherwise take any action after the mailing of such party's Proxy Statement to its stockholders that would result in a change of the date specified in such party's Proxy Statement for such party's Stockholder Meeting.



     (d) The information supplied by Medical Manager for inclusion in the Registration Statement and the Proxy Statement (including by incorporation by reference) shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Synetic and Medical Manager, (iii) the time of each of the Stockholders' Meetings (as hereinafter defined), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Medical Manager or any Medical Manager Subsidiary, or their respective officers or directors, should be discovered by Medical Manager which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Medical Manager shall promptly inform Synetic. All documents that Medical Manager is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.



     (e) The information supplied by Synetic for inclusion in the Registration Statement and the Proxy Statement (including by incorporation by reference) shall not, at (i) the time the Registration Statement is declared effective,
(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Synetic and Medical Manager,
(iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Synetic or any of its subsidiaries, or their respective officers or directors, should be discovered by Synetic which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Synetic shall promptly inform Medical Manager. All documents that Synetic is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.


     (f) Synetic and Medical Manager each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in any registration statement or proxy statement prepared by Synetic,

Medical Manager or any person or entity with which Synetic or Medical Manager, consistent with their obligations under this Agreement, may enter into a definitive acquisition agreement prior to the Effective Time, (ii) agrees to use its best efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in such registration statement or proxy statement; provided, that such party shall not be required to make any material payment to such person or entity in connection with such party's efforts to obtain any such consent, and (iii) agrees to cooperate, and agrees to use its best efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in any such registration statement or proxy statement.

     SECTION 6.02. Stockholders' Meetings. Each of Synetic and Medical Manager shall call and hold a meeting of its stockholders (collectively, the "Stockholders' Meetings") as promptly as practicable after the date hereof for the purpose of voting upon in the case of Synetic, the Synetic Proposals and in the case of Medical Manager, the adoption of this Agreement, and Medical Manager and Synetic shall use all reasonable efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Each of Synetic and Medical Manager shall use its reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement in the case of Medical Manager and the Synetic Proposals in the case of Synetic and shall take all other action necessary or advisable to secure the vote of its stockholders required by NASDAQ or Delaware Law, as applicable, to obtain such approvals; provided, however, that Synetic or Medical Manager, as applicable, shall not be obligated to solicit proxies in favor of the adoption of this Agreement in the case of Medical Manager or in favor of the Synetic Proposals, in the case of Synetic, at its Stockholders' Meeting to the extent that the Board of Directors of Synetic or Medical Manager, as applicable, determines in good faith that such failure to solicit proxies is required in order to comply with its fiduciary duties to its stockholders under applicable Law after receiving advice to such effect from independent legal counsel (who may be such party's regularly engaged outside legal counsel).

     SECTION 6.03. Appropriate Action; Consents; Filings. (a) Medical Manager and Synetic shall use their reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Synetic or Medical Manager or any of Synetic's subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that Synetic and Medical Manager shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Medical Manager and Synetic shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Merger.

     (b) (i) Each of Synetic and Medical Manager shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Synetic and Medical Manager shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the Merger, (B) disclosed or required to be disclosed in the Synetic Disclosure Schedule or Medical Manager Disclosure Schedule, as the case may be or (C) required to prevent a Synetic Material Adverse Effect or Medical Manager Material Adverse Effect from occurring prior to or after the Effective Time.

     (ii) In the event that Synetic or Medical Manager shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Medical Manager and Synetic, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, to the extent permitted by applicable Law, Synetic will provide to Medical Manager (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access to all information and documents which Medical Manager may reasonably request regarding the business, assets, liabilities, employees and other aspects of Synetic.

     (b) From the date hereof to the Effective Time, to the extent permitted by applicable Law, Medical Manager will provide to Synetic and its Representatives access to all information and documents which Synetic may reasonably request regarding the business, assets, liabilities, employees and other aspects of Medical Manager.

     (c) The parties shall comply with, and shall cause their respective Representatives to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated April 20, 1999 (the "Confidentiality Agreement") between Medical Manager and Synetic.

     (d) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.05. No Solicitation of Competing Transactions. (a) Medical Manager shall not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Medical Manager or any investment banker, financial advisor, attorney, accountant or other agent or representative of Medical Manager to take any such action, and Medical Manager shall notify Synetic as promptly as practicable of all of the relevant details relating to all inquiries and proposals which Medical Manager or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Medical Manager shall deliver to Synetic a copy of such inquiry or proposal; provided, however, that prior to the approval of this Agreement and the Merger by the stockholders of Medical Manager, nothing contained in this Section 6.05 shall prohibit the Board of Directors of Medical Manager from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited Medical Manager Superior Proposal (as defined below) if, and only to the extent that, (A) the Board of Directors of Medical Manager determines in good faith that the failure to do so would cause the Board of Directors of Medical Manager to breach its fiduciary duties to Medical Manager or its stockholders under applicable law after receiving advice from independent legal counsel (who may be Medical Manager's regularly engaged independent legal counsel) and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Medical Manager (1) provides reasonable notice to Synetic to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in any such notice to Synetic in reasonable detail, the identity of the person making such proposal and the terms and conditions of such proposal, (2) provides Synetic with all information to be provided to such person which Synetic has not previously been provided, and (3) receives from such person or entity an executed confidentiality/standstill agreement no less favorable to Medical Manager than the Confidentiality Agreement, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or
(iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.01 following the making of a Medical Manager Superior Proposal if the Board of Directors of Medical Manager, after consultation with independent legal counsel (who may be Medical Manager's regularly engaged independent legal counsel) determines in good faith that not taking such action is reasonably likely to constitute a breach by the Board of Directors of Medical Manager of its obligations to comply with its fiduciary duties to stockholders under applicable law.

     (b) Synetic shall not, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Synetic or any investment banker, financial advisor, attorney, accountant or other agent or representative of Synetic to take any such action, and Synetic shall notify Medical Manager as promptly as practicable of all of the relevant details relating to all inquiries and proposals which Synetic or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Synetic shall deliver to Medical Manager a copy of such inquiry or proposal; provided, however, that prior to the approval of the issuance of Synetic Common Stock in the Merger by the stockholders of Synetic, nothing contained in this Section
6.05 shall prohibit the Board of Directors of Synetic from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited Synetic Superior Proposal (as defined below) if, and only to the extent that, (A) the Board of Directors of Synetic determines in good faith that the failure to do so would cause the Board of Directors of Synetic to breach its fiduciary duties to Synetic or its stockholders under applicable law after receiving advice from independent legal counsel (who may be Synetic's regularly engaged independent legal counsel) and

(B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Synetic (1) provides reasonable notice to Medical Manager to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in any such notice to Medical Manager in reasonable detail, the identity of the person making such proposal and the terms and conditions of such proposal, (2) provides Medical Manager with all information to be provided to such person which Medical Manager has not previously been provided, and (3) receives from such person or entity an executed confidentiality/standstill agreement no less favorable to Synetic than the Confidentiality Agreement, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or
(iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.01 following the making of a Synetic Superior Proposal if the Board of Directors of Synetic, after consultation with independent legal counsel (who may be Synetic's regularly engaged independent legal counsel) determines in good faith that not taking such action is reasonably likely to constitute a breach by the Board of Directors of Synetic of its obligations to comply with its fiduciary duties to stockholders under applicable law.

     (c) For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Medical Manager or Synetic, as the case may be: (i) any merger, consolidation, share exchange, business combination, or other similar transaction other than transactions specifically permitted pursuant to
Section 5.01 or Section 5.02 of this Agreement, as the case may be; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; provided, however, that the public offering of shares of CareInsite, Inc. shall be deemed not to constitute a Competing Transaction; (iii) any tender offer or exchange offer for 15% or more of the stock of such company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the stock of such company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (d) For purposes of this Agreement, a "Medical Manager Superior Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange, business combination, tender offer, exchange offer, or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of Medical Manager, (ii) that is otherwise on terms which the Board of Directors of Medical Manager determines in its good faith judgment (after having received advice of an independent investment banking firm to be more favorable to Medical Manager's stockholders than the Merger and (iii) for which, in the good faith judgment of the Board of Directors of Medical Manager, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

     (e) For purposes of this Agreement, a "Synetic Superior Proposal" means any proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange, business combination, tender offer, exchange offer, or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of Synetic, (ii) that is otherwise on terms which the Board of Directors of Synetic determines in its good faith judgment (after having received advice of an independent investment banking firm of internationally recognized reputation) to be more favorable to Synetic's stockholders than the Merger and (iii) for which, in the good faith judgment of the Board of Directors of Synetic, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

     SECTION 6.06. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in the Certificate of Incorporation and the By-laws of Medical Manager and, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder. Synetic hereby guarantees the payment and performance of such obligation of the Surviving Corporation.

     (b) The Surviving Corporation shall use commercially reasonable efforts to maintain in effect for three years from the Effective Time, if available, directors' and officers' liability insurance covering those persons who are currently covered by Medical Manager's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06 more than an amount per year equal to 150% of current annual premiums paid by Medical Manager for such insurance (which premiums Medical Manager represents and warrants to be not more than $400,000 in the aggregate) and; provided further that if the annual premiums exceed such amount, Synetic shall be obligated to use commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) This Section 6.06 shall survive the consummation of the Merger, is intended to benefit the Medical Manager, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and the Synetic, and shall be enforceable by the indemnified parties.

     SECTION 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence of which would be likely to cause (i) any representations or warranties made in this Agreement, or any information furnished in the Synetic Disclosure Schedule or the Medical Manager Disclosure Schedule, not to be accurate either at the time such representation or warranty is made, or such information is furnished, or at the time of the occurrence or non-occurrence of such event, or (ii) any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of Medical Manager or Synetic, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the Synetic Disclosure Schedule or the Medical Manager Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. Each party will notify the other within two business days of making a definitive determination that any matters notified to it pursuant to this Section 6.07 constitutes a breach of this Agreement that would cause any of the conditions in
Article VII not to be satisfied and that such party intends to invoke such condition as a basis not to proceed with the closing of the Merger; provided, that each party agrees to make such determination within a reasonable time after such notification and after it has a reasonable opportunity to make inquiry regarding such matter. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Synetic under Section 7.02(a) and those of Medical Manager under Section 7.03(a) in the event that a representation or warranty made by Medical Manager or Synetic herein shall not be true and correct (giving effect to any standards of materiality set forth in such sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

     SECTION 6.08. Accounting and Tax Treatment. (a) The Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code and as a "pooling of interests" for accounting purposes. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization qualifying under the provisions of
Section 368(a) of the Code.

     (b) Each of Synetic and Medical Manager shall use all reasonable efforts to cause to be delivered to the other an opinion from Akerman, Senterfitt & Eidson, P.A. and Shearman & Sterling, respectively, addressed to Marlin and River, respectively, and dated as of the Effective Time and the date of filing of the Registration Statement, that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that no gain or loss will be recognized by shareholders of Medical Manager as a result of the Merger (except to the extent that cash is received in lieu of fractional shares).

     SECTION 6.09. Stock Exchange Listing. Synetic shall as promptly as reasonably practicable prepare and submit to NASDAQ a listing application covering the shares of Synetic Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ prior to the Effective Time.

     SECTION 6.10. Public Announcements. Synetic and Medical Manager shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with NASDAQ or the National Association of Securities Dealers, Inc. to which Synetic or Medical Manager is a party. The parties have agreed on the text of a joint press release by which Synetic and Medical Manager will announce the execution of this Agreement.

     SECTION 6.11. Synetic's Directors and Officers; CareInsite Board Representation. (a) The Board of Directors of Synetic shall take all such action as may be necessary to cause the following individuals to be appointed, effective as of the Effective Time, to the office specified next to such person's name:

OFFICE                                        NAME
------                                        ----
Chairman                           Martin J. Wygod
Vice-Chairman, Co-CEO              Michael A. Singer

OFFICE                                        NAME
------                                        ----
Co-CEO                             John H. Kang
President                          To be appointed by Synetic
                                     Board of Directors
Chief Financial Officer            James Love

     (b) Synetic will take all action necessary prior to the Effective Time to increase the number of directors on the Synetic Board of Directors to 16, effective as of the Effective Time. The Board of Directors of Synetic shall take all such action as may be necessary to cause the following individuals to be appointed to the Board of Directors of Synetic effective as of the Effective
Time:

Michael A. Singer
John H. Kang
Chris Peifer
Courtney Jones
Ray Kurtzweil

     (c) Synetic shall use its reasonable best efforts, subject to the exercise by the CareInsite Board of Directors of its fiduciary duties, to cause either Michael A. Singer or John Kang (as directed by the Medical Manager Board of Directors) to be appointed to the Board of Directors of CareInsite, Inc. effective as of the Effective Time.

     SECTION 6.12. Employee Benefits Matters. Annex A hereto sets forth certain agreements among the parties hereto with respect to employee benefits matters and is incorporated herein by this reference.


     SECTION 6.13. Pooling Affiliates. (a) Not fewer than 30 days after the date of this Agreement, Medical Manager shall deliver to Synetic a list of names and addresses of those persons who will be, in Medical Manager's reasonable judgment, at the record date for the Medical Manager Stockholders' Meeting, affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, a "Pooling Affiliate") of Medical Manager. Medical Manager shall provide Synetic with such information and documents as Synetic shall reasonably request for purposes of reviewing such list. Medical Manager shall use its reasonable best efforts to deliver or cause to be delivered to Synetic, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 5.03(a), executed by each of the Pooling Affiliates of Medical Manager identified in the foregoing list.


     (b) Not more than 30 days after the date of this Agreement, Synetic shall deliver to Medical Manager a list of names and addresses of those persons who will be, in Synetic's reasonable judgment, at the record date for the Medical Manager Stockholders' meeting, Pooling Affiliates of Synetic. Synetic shall provide Medical Manager such information and documents as Medical Manager shall reasonably request for purposes of reviewing such list. Synetic shall use its reasonable best efforts to deliver or cause to be delivered to Medical Manager, prior to the Effective Time, an affiliate letter in the form attached hereto as
Exhibit 5.03(b), executed by each of the Pooling Affiliates of Synetic identified in the foregoing list.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of Medical Manager, Synetic and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of a majority of the stockholders of Medical Manager in accordance with Delaware Law and Medical Manager's Certificate of Incorporation;

          (b) the issuance of Synetic Common Stock shall have been approved by the affirmative vote of a majority of the stockholders of Synetic in accordance with Delaware Law and Synetic's Certificate of Incorporation.

          (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (d) no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;


          (e) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;


          (f) Synetic shall have received the opinion of Arthur Andersen LLP, independent accountants to Synetic and PricewaterhouseCoopers LLP, independent accountants to Medical Manager, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement; and

          (g) the shares of Synetic Common Stock issuable to Medical Manager's stockholders in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

     SECTION 7.02. Conditions to the Obligations of Synetic and Merger Sub. The obligations of Synetic and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) each of the representations and warranties of Medical Manager contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Medical Manager Material Adverse Effect, and Synetic shall have received a certificate of an officer of Medical Manager to such effect;

          (b) Medical Manager shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Synetic shall have received a certificate of an officer of Medical Manager to that effect;

          (c) Synetic shall have received the opinion of Shearman & Sterling, in form and substance reasonably satisfactory to Synetic, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, and Synetic, Merger Sub and Medical Manager will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Medical Manager and Synetic;


          (d) Synetic shall have received from any person who is as of the date of this Agreement, or at any time between the date of this Agreement and the Effective Time, an affiliate of Medical Manager (pursuant to Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) a signed agreement substantially in the form of Exhibit 5.03(a) hereto;


          (e) each of the Employment Agreements shall become effective at the Effective Time; and

          (f) there shall not have occurred any events or circumstances since the date of this Agreement that would have a Medical Manager Material Adverse Effect.

     SECTION 7.03. Conditions to the Obligations of Medical Manager. The obligations of Medical Manager to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) each of the representations and warranties of Synetic and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where failure to be so true and correct would not have, individually or in the aggregate, a Synetic Material Adverse Effect, and Medical Manager shall have received a certificate of an officer of Synetic and Merger Sub to such effect;

          (b) each of Synetic and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Medical Manager shall have received a certificate of an officer of Synetic and Merger Sub to that effect;

          (c) Medical Manager shall have received the opinion of Akerman, Senterfitt & Eidson, P.A., in form and substance reasonably satisfactory to Medical Manager, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, and Synetic, Merger Sub and Medical Manager will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Synetic and Medical Manager;


          (d) Medical Manager shall have received from any person who is as of the date of this Agreement, or at any time between the date of this Agreement and the Effective Time, an affiliate of Synetic (pursuant to Rule 145 under the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) a signed agreement substantially in the form of Exhibit 5.03(b) hereto;

          (e) there shall not have occurred any events or circumstances since the date of this Agreement that would have a Synetic Material Adverse Effect; and

          (f) Synetic shall not have terminated either of the Employment Agreements.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the Boards of Directors of each of Synetic and Medical Manager;

          (b) by either Synetic or Medical Manager, if either (i) the Effective Time shall not have occurred on or before November 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such time; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

          (c) by Medical Manager, if (i) the Board of Directors of Synetic withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Medical Manager or shall have resolved to do so, (ii) the Board of Directors of Synetic shall have recommended to the stockholders of Synetic a Competing Transaction or shall have resolved to do so, (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Synetic is commenced, and the Board of Directors of Synetic fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or (iv) any person (excluding any person who is an affiliate of Medical Manager on the date of this Agreement) or "group" (within the meaning of Section 13(d) of the Exchange Act) shall become the beneficial owner of 25% or more of the outstanding capital stock of Synetic;

          (d) by Synetic, if (i) the Board of Directors of Medical Manager withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Synetic or shall have resolved to do so, (ii) the Board of Directors of Medical Manager shall have recommended to the shareholders of Medical Manager a Competing Transaction or shall have resolved to do so, (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Medical Manager is commenced, and the Board of Directors of Medical Manager fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) or (iv) any person (excluding any person who is an affiliate of Synetic on the date of this Agreement) "group" (within the meaning of Section 13(d) of the Exchange
     Act) shall become the beneficial owner of 25% or more of the outstanding capital stock of Medical Manager;

          (e) by either Medical Manager or Synetic, if the issuance of Synetic Common Stock shall fail to receive the requisite vote for approval and adoption at the Synetic Stockholders' Meeting;

          (f) by either Medical Manager or Synetic, if this Agreement shall fail to receive the requisite vote for approval and adoption at the Medical Manager Stockholders' Meeting;

          (g) by Medical Manager, upon a breach of any representation, warranty, covenant or agreement on the part of Synetic or Merger Sub set forth in this Agreement, or if any representation or warranty of Synetic shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied (a "Terminating Synetic Breach"); provided, however, that, if such Terminating Synetic Breach is curable by Synetic through the exercise of its best efforts and for so long as Synetic continues to exercise such best efforts, Medical Manager may not terminate this Agreement under this Section 8.01(g);

          (h) by Synetic, upon breach of any representation, warranty, covenant or agreement on the part of Medical Manager set forth in this Agreement, or if any representation or warranty of Medical Manager shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) or (b) would not be satisfied ("Terminating Medical Manager Breach"); provided, however, that, if such Terminating Medical Manager Breach is curable by Medical Manager through best efforts and for so long as Medical Manager continues to exercise such best efforts, Synetic may not terminate this Agreement under this Section 8.01(h);

          (i) by Medical Manager, if the Average Synetic Stock Price, as determined pursuant to Section 2.01(a), is less than $56; provided, that such termination shall be effective only if notice thereof is delivered by Medical Manager to Synetic not later than 6:00 p.m. on the trading day prior to the date scheduled for the Medical Manager Stockholders' Meeting; or

          (j) by either Synetic or Medical Manager, if any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable.

     SECTION 8.02. Effect of Termination. Subject to Section 8.05 hereof, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Synetic or Medical Manager or any of their respective officers or directors and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by either the stockholders of Synetic or Medical Manager, there shall not be any amendment that by Law requires further approval by the stockholders of Synetic or Medical Manager without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


     SECTION 8.05. Expenses. (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that Medical Manager and Synetic each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Synetic Option Agreement, the Medical Manager Option Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.


     (b) Medical Manager agrees that:

          (i) if (A) Synetic shall terminate this Agreement pursuant to Section 8.01(d) and (B) at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist a Competing Transaction with respect to Medical Manager, or

          (ii) if (A) Synetic or Medical Manager shall terminate this Agreement pursuant to Section 8.01(f) due to the failure of Medical Manager's stockholders to approve this Agreement and (B) at or prior to the time of such failure to so approve this Agreement a Competing Transaction with respect to Medical Manager shall have been made public, then Medical Manager shall pay to Synetic an amount equal to the sum of $42,000,000 (the "Medical Manager Alternative Transaction Fee") and all of Synetic's Expenses, up to a maximum of $5,000,000 (the "Synetic Expense Amount"). Medical Manager and Synetic agree that if, in circumstances in which the Medical Manager Alternative Transaction Fee is not payable, Synetic shall terminate this Agreement pursuant to Section 8.01(d) or Medical Manager or Synetic shall terminate this Agreement pursuant to Section 8.01(f), then Medical Manager shall pay to Synetic an amount equal to all of Synetic's Expenses up to an amount equal to the Synetic Expense Amount.

     (c) Synetic agrees that:

          (i) if (A) Medical Manager shall terminate this Agreement pursuant to
     Section 8.01(c) and (B) at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist a Competing Transaction with respect to Synetic, or

          (ii) if (A) Medical Manager or Synetic shall terminate this Agreement pursuant to Section 8.01(e) due to the failure of Synetic's stockholders to approve this Agreement and (B) at or prior to the time of such failure to so approve this Agreement a Competing Transaction with respect to Synetic shall have been made public, then Synetic shall pay to Medical Manager an amount equal to the sum of $65,000,000 (the "Synetic Alternative Transaction Fee") and all of Medical Manager's Expenses, up to a maximum of $5,000,000 (the "Medical Manager Expense Amount"). Synetic and Medical Manager agree that if, in circumstances in which the Synetic Alternative Transaction Fee is not payable, Medical Manager shall terminate this Agreement pursuant to Section 8.01(c) or Synetic or Medical Manager shall terminate this Agreement pursuant to Section 8.01(e), then Synetic shall pay to Medical Manager an amount equal to all of Medical Manager's Expenses up to an amount equal to the Medical Manager Expense Amount.

     (d) Each of Medical Manager and Synetic agrees that the agreements contained in Sections 8.05(b) and (c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Each of Medical Manager and Synetic agrees that the payments provided for in Sections 8.05(b) and (c) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Sections 8.01(c), (d),
(e) and (f), as the case may be, and such remedies shall be limited to the sums stipulated in Sections 8.05(b) and (c), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     (e) Any payment of a Medical Manager Alternative Transaction Fee pursuant to Section 8.05(b) shall be made to Synetic on the next business day after termination of this Agreement. Payment of Expenses pursuant to Section 8.05(b) shall be made not later than five business days after delivery to Medical Manager by Synetic of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Synetic (which itemization may be supplemented and updated from time to time by Synetic until the 60th day after Synetic delivers such notice of demand for payment). All payments to Synetic under this Section 8.05 shall be made by wire transfer of immediately available funds to an account designated by Synetic.

     (f) Any payment of a Synetic Alternative Transaction Fee required to be made pursuant to Section 8.05(c) shall be made to Medical Manager on the next business day after termination of this Agreement. Payment of Expenses pursuant to Section 8.05(c) shall be made not later than five business days after delivery to Synetic by Medical Manager by notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Medical Manager (which itemization may be supplemented and updated from time to time by Synetic until the 60th day after Medical Manager delivers such notice of demand for payment). All payments to Medical Manager under this Section 8.05 shall be made by wire transfer of immediately available funds to an account designated by Medical Manager.

     (g) In the event that Medical Manager or Synetic, as the case may be, shall fail to pay any amount payable pursuant to this Section 8.05 when due, the other party's "Expenses" shall be deemed to include (i) the costs and expenses actually incurred or accrued by such other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05, together with

(ii) interest on such unpaid amounts, commencing on the date that such amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Base Rate plus 2.00%.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Synetic or Merger Sub:

          Synetic, Inc.
          669 River Drive
          Elmwood Park, New Jersey 07407
          Telecopier No.: (201) 703-3426
          Attention: Charles A. Mele, Esq.

     with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10022
          Telecopier No.: (212) 848-7179
          Attention: Creighton O'M. Condon, Esq.

     if to Medical Manager:

          Medical Manager Corporation
          3001 N. Rocky Point Drive East, Suite 400
          Tampa, Florida 33607
          Telecopier No.: (313) 289-6420
          Attention: Frederick B. Karl, Jr.

     with copies to:

          Akerman, Senterfitt & Eidson, P.A.
          One Southeast Third Avenue, 28th Floor
          Miami, Florida 33131-1704
          Telecopier No.: (305) 374-5095
          Attention: Stephen K. Roddenberry, Esq.

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;


          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;


          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

          (f) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Entire Agreement; Assignment. This Agreement (including the Exhibits, the Medical Manager Disclosure Schedule and the Synetic Disclosure Schedule which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Synetic and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Synetic provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

     SECTION 9.09. Consent to Jurisdiction. (a) Each of Synetic, Medical Manager and Merger Sub hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of Synetic, Medical Manager and Merger Sub hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Synetic, Medical Manager and Merger Sub agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of Synetic, Medical Manager and Merger Sub irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.09 shall affect the right of any party to serve legal process in any other manner permitted by law.

     SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF SYNETIC, MEDICAL MANAGER AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SYNETIC, MEDICAL MANAGER OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Synetic, Medical Manager and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SYNETIC, INC., a Delaware corporation

                                          By: /s/ JAMES R. LOVE
                                             -----------------------------------
                                              Name: James R. Love
                                              Title:   EVP

                                          MEDICAL MANAGER CORPORATION,
                                            a Delaware corporation

                                          By: /s/ MICHAEL A. SINGER
                                             -----------------------------------
                                              Name: Michael A. Singer
                                              Title:   CEO

                                          MARLIN MERGER SUB, INC.,
                                            a Delaware corporation

                                          By: /s/ PAUL C. SUTHERN
                                             -----------------------------------
                                              Name: Paul C. Suthern
                                              Title:   Chief Executive Officer

                                     ANNEX A TO THE AGREEMENT AND PLAN OF MERGER


                            EMPLOYEE BENEFIT MATTERS

     1. General. Synetic hereby agrees that, for a period of two years immediately following the Effective Time, it shall, or shall cause the Surviving Corporation and its subsidiaries to, maintain employee benefit plans, programs and arrangements for the benefit of active and retired employees of the Surviving Corporation and its subsidiaries that in the aggregate will provide compensation and benefits that are substantially comparable to the compensation and benefits provided to such active and retired employees under the employee benefit plans, programs and arrangements of Medical Manager and its subsidiaries as in effect immediately prior to the Effective Time; provided, however, that changes may be made to such employee benefit plans and arrangements to the extent necessary or desirable in light of applicable Law. From and after the Effective Time, Synetic shall honor, and shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, all existing employment and severance agreements and severance and bonus plans which are applicable to any current or former employees or directors of Medical Manager or any of its subsidiaries and that have been disclosed or made available to Synetic.

     2. Service Recognition. Employees of the Surviving Corporation and its subsidiaries shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by Synetic, the Surviving Corporation or any of their respective subsidiaries for service accrued or deemed accrued prior to the Effective Time with Medical Manager or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     3. Stock Option Pool. Effective as of the Effective Time, Synetic shall establish a discretionary stock option pool consisting of options to purchase 1,800,000 shares of River Common Stock under River's employee stock option plans (the "Discretionary Options"), to be used for purposes of retaining and incentivizing those key employees of Marlin who are employed by Marlin as of the Effective Time. The Discretionary Options shall be awarded to participating key employees based on the joint recommendation of the Co-Chief Executive Officers of River; provided that no more than 50,000 Discretionary Options shall be allocated to any one key employee.

                                                                         ANNEX B

                      OPINION OF PAINEWEBBER INCORPORATED

Investment Banking Division

PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212 713-2000
                                                                     PAINEWEBBER

May 16, 1999

Confidential

Board of Directors
Synetic, Inc.
River Drive Center 2
669 River Drive
Elmwood Park, NJ 07407-1361

Gentlemen:

     Medical Manager Corporation (the "Company") and Synetic, Inc. (the "Parent Company") propose to enter into a strategic merger agreement (the "Agreement") pursuant to which a wholly-owned subsidiary of the Parent Company will be merged with and into the Company in a transaction (the "Merger") in which each share of the Company's common stock (the "Shares") will be converted into the right to receive (i) if the Average Parent Company Stock Price (defined below) is equal to or above $67.20, 0.625 shares of common stock of the Parent Company, (ii) if the Average Parent Company Stock Price is below $67.20, and equal to or above $56.00, such number of shares of the Parent Company common stock such that, when such number of shares is multiplied by the Average Parent Company Stock Price, the value of the Parent Company common stock to be received per share of Company common stock, based upon such Average Parent Company Stock Price, shall equal $42.00, and (iii) if the Average Parent Company Stock Price is below $56.00,
0.750 shares of the Parent Company common stock (the "Exchange Ratio"), shares of common stock of the Parent Company (the "Parent Company Shares"). The "Average Parent Company Stock Price" means the average of the closing price per share (expressed in three decimal places) of the Parent Company Common Stock during the ten trading day period commencing on (and including) the twelfth trading day prior to, and ending on (and including) the third trading day prior to, the date scheduled for the Company stockholders' meeting.

     You have asked us whether or not, in our opinion, the Exchange Ratio in the Merger is fair to the Parent Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1998;

      (2) Reviewed the Parent Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1998, and the Parent Company's Form 10-Q and the related unaudited financial information for the nine months ended March 31, 1999;

      (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Parent Company, furnished to us by the Company and the Parent Company;

      (4) Conducted discussions with members of senior management of the Company and the Parent Company concerning their respective businesses and prospects;

      (5) Reviewed the historical market prices and trading activity for the Shares and the Parent Company Shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

      (6) Compared the results of operations and financial position of the Company and the Parent Company with that of certain companies which we deemed to be relevant;

      (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

      (8) Reviewed a preliminary S-1 registration statement, dated March 26, 1999, for CareInsite, Inc.;

      (9) Reviewed a draft of the Agreement dated May 15, 1999; and

     (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Parent Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company and the Parent Company, respectively, as to the future performance of the Company and the Parent Company, respectively. We have also relied upon assurances of the management of the Company and the Parent Company, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Parent Company nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will be a tax free reorganization and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and the Parent Company are as set forth in the consolidated financial statements of the Company and the Parent Company, respectively. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time subsequent to the consummation of the Merger. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     This opinion is directed to the Board of Directors of the Parent Company and does not constitute a recommendation to any shareholder of the Parent Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Parent Company as alternatives to the Merger or the decision of the Board of Directors of the Parent Company to proceed with the Merger.

     In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Parent Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Parent Company and have received fees for rendering these services.

     On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio in the Merger is fair to the Parent Company from a financial point of view.

     This opinion has been prepared for the information of the Board of Directors of the Parent Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement related to the Merger.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED
                                          /s/ PaineWebber Incorporated

                                                                         ANNEX C

         OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                      LOGO


                                                                   June 24, 1999



Board of Directors


Medical Manager Corporation


3001 North Rocky Point Drive East


Suite 400


Tampa, FL 33607



Dear Sirs:



     You have requested our opinion as to the fairness from a financial point of view to holders of common stock, par value $0.01 per share, of Medical Manager Corporation (the "Company") ("Company Common Stock") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of May 16, 1999 (the "Agreement"), among Synetic, Inc. ("Synetic"), Marlin Acquisition Corporation, a wholly owned subsidiary of Synetic ("Merger Sub"), and the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.



     Pursuant to the Agreement, each share of common stock of the Company will be converted, subject to certain exceptions, into the right to receive a number of shares (the "Exchange Ratio") of common stock, $0.01 par value per share, of Synetic ("Synetic Common Stock"), as set forth below: (i) if the Average Synetic Stock Price (as defined below) is equal to or above $67.20, 0.625 shares of Synetic Common Stock, (ii) if the Average Synetic Stock Price is below $67.20 and equal to or above $56.00, such number of shares of Synetic Common Stock such that, when such number of shares is multiplied by the Average Synetic Stock Price, the value of Synetic Common Stock to be received per share of Company Common Stock, based upon such Average Synetic Stock Price, shall equal $42.00, and (iii) if the Average Synetic Stock Price is below $56.00, 0.750 shares of Synetic Common Stock. "Average Stock Price" means the average of the closing price per share (expressed in three decimal places) of Synetic Common Stock during the 10-day trading period commencing on (and including) the twelfth trading day prior to, and ending on (and including) the third trading day prior to, the date scheduled for the Company's stockholders' meeting to be held to vote on the Merger. The Company shall have a right to terminate the Agreement in the event the Average Stock Price is less than $56.00.



     In arriving at our opinion, we have reviewed the Agreement, dated May 16, 1999, and Stock Option Agreements, dated May 16, 1999, between Synetic and the Company. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Synetic including information provided during discussions with their respective managements. Including in the information provided during discussions with the respective managements were (i) certain financial projections of the Company for the period beginning April 1, 1999 and ending December 31, 2004 prepared by the management of the Company and
(ii) certain financial projections of Synetic for the period beginning April 1, 1999 and ending June 30, 2004 prepared or otherwise reviewed by the management of Synetic. In addition, we have compared certain financial and securities data of the Company and Synetic with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Synetic Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

Medical Manager Corporation


Page 2                                                             June 24, 1999



     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or Synetic or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to, or otherwise discussed with us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Synetic as to the future operating and financial performance of the Company and Synetic, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed the Merger will be a tax-free reorganization under the Internal Revenue Code of 1996, as amended.



     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion, other than as provided in the engagement letter dated October 15, 1998 between DLJ and the Company. We are expressing no opinion as to the price at which Synetic Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.



     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including lead managing the Company's initial public offering of common stock on January 30, 1997 and common stock offering on April 23, 1998, for which DLJ received usual and customary compensation.



     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by holders of Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.



                                          Very truly yours,


                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION
                                          By: Craig Callen Signature
                                             -----------------------------------
                                              Craig R. Callen
                                              Managing Director

                                                                         ANNEX D


 FORM OF PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SYNETIC,
                                      INC.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                    (SECOND)

                                       OF

                                 SYNETIC, INC.

     SYNETIC, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is SYNETIC, INC. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 17, 1989. The corporation previously filed an Amended and Restated Certificate of Incorporation on April 9, 1998.

     2. This Amended and Restated Certificate of Incorporation (Second) restates and integrates and further amends the Amended and Restated Certificate of Incorporation of this corporation by deleting Article One, the first sentence of Article Four and the second sentence of Article Nine and by substituting in lieu thereof new provisions for the deleted provisions as set forth below.

     3. The text of the Amended and Restated Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

                                  ARTICLE ONE

     The name of this Corporation (hereinafter called the "Corporation") is MEDICAL MANAGER CORPORATION.

                                  ARTICLE TWO

     The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

                                 ARTICLE THREE

     The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

     The Corporation shall have authority, to be exercised by the Board of Directors, to issue a total of 310,000,000 shares consisting of 300,000,000 shares of common voting stock of the par value of $0.01 per share (the "Common Stock") and 10,000,000 shares of preferred stock of the par value of $0.01 per share (the "Preferred Stock"). Shares of the Preferred Stock shall be designated as the Board of Directors may determine and may be issued in series by the Board of Directors as hereinafter provided in paragraph (d) below.

The relative rights and preferences of the shares of capital stock of the Corporation shall be as follows:

          (a) Except as set forth in paragraph (c) below covering elections of directors, each holder of Common Stock shall at every meeting of stockholders of the Corporation be entitled to one vote in person or by proxy for each share of Common Stock held by such holder and each holder of Preferred Stock with voting rights shall be entitled to such voting rights as specified pursuant to paragraph (d)(vii), below.

          (b) Subject to the rights, if any, of the holders of the Preferred Stock, or any series thereof, the holders of the Common Stock are entitled to the entire voting power, all dividends declared and paid by the Corporation and all assets of the Corporation in the event of any liquidation, dissolution, or winding up of the Corporation.

          (c) At each election for directors, each holder of Common Stock entitled to vote at such election shall be entitled to one vote in person or by proxy for each share of stock held by such holder.

          (d) The Preferred Stock may be divided into and issued from time to time in one or more series. All shares of the Preferred Stock shall be of equal rank and shall be identical, except with respect to the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority that is hereby expressly vested in the Board of Directors; provided, however, that each share of a given series of the Preferred Stock shall be identical in all respects with the other shares of such series. Before any shares of the Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, in the manner provided by law, the following particulars with respect to the share of such series:

             (i) the distinctive designation of such series and the number of shares of Preferred Stock that shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then issued) from time to time by the Board of Directors by resolution;

             (ii) the dividend or rate of divided payable with respect to shares of Preferred Stock of such series, the time of payment of any dividend, whether dividends shall be cumulative and, if so, the conditions under which and the date from which dividends shall be accumulated;

             (iii) the redemption provisions applicable to the shares of Preferred Stock of such series, if any, and if applicable, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of Preferred Stock of such series shall be redeemable;

             (iv) the amount payable on shares of Preferred Stock of such series in the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, which shall not be deemed to include the merger or consolidation for the Corporation or a sale, lease or conveyance of all or part of the assets of the Corporation;

             (v) the purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares of Preferred Stock of such series;

             (vi) the rights, if any, of the holders of shares of Preferred Stock of such series to convert such shares into or exchange such shares for shares of the

        Common Stock or shares of any other series of the Preferred Stock and the terms and conditions of such conversion or exchange;

             (vii) the extent of voting rights of the shares of Preferred Stock of such series or the absence thereof; and

             (viii) such other terms, limitations, rights and preferences, if any, of such series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of creation of such series.

                                  ARTICLE FIVE

     To the fullest extent permitted by law, so long as the Corporation is controlled by, or under common control with, Medco Containment Services, Inc., a Delaware corporation ("Medco," which term shall include any successor to Medco),
(i) directors or officers of the Corporation who are also directors or officers of Medco shall be obligated to present a potential acquisition which may be made by either the Corporation or Medco of a business engaged in the design, manufacture or distribution of porous materials to the Corporation and may present such acquisition to Medco only if such acquisition has been rejected by the Board of Directors of the Corporation, (ii) directors or officers of the Corporation who are also directors or officers of Medco shall have no obligation to present a potential acquisition which may be made by either the Corporation or Medco of a business engaged in medical cost containment or health care claims processing to the Corporation unless the Board of Directors of Medco has rejected such acquisition or has determined that such acquisition should be presented to the Corporation for consideration and (iii) directors or officers of the Corporation who are also directors or officers of Medco shall have no obligation to present a potential acquisition which may be made by either the Corporation or Medco of a business which is not engaged in the design, manufacture or distribution of porous materials to the Corporation. For purposes of this Article Five, Medco shall include all subsidiary corporations and other entities in which Medco owns (directly or indirectly) more than 50% of the outstanding voting capital stock or voting power.

                                  ARTICLE SIX

     The number of directors which shall constitute the whole Board of Directors of the Corporation shall be determined in the By-Laws as provided therein. The directors of the Corporation shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The term of office of each director in office at the time this amendment to Article Six of the Certificate of Incorporation of the Corporation becomes effective shall expire at the time of the opening of the polls for the election of directors at the next annual meeting of stockholders of the Corporation held after the time this amendment to Article Six becomes effective.

                                 ARTICLE SEVEN

     The power to fill vacancies on the Board of Directors (whether by reason of resignation, removal with or without cause, the creation of new directorships or otherwise) shall be vested in the Board of Directors, except as provided below, and vacancies may be filled by a majority of the directors then in office, although less than a quorum, unless all directorships are vacant, in which case the stockholders shall fill the then existing vacancies. Any director chosen by the Board of Directors to fill a vacancy shall hold office only until the next election of directors by stockholders and until that director's successor shall be elected and shall have qualified. In the case of removal of a director by the affirmative vote of the stockholders pursuant to Article Ten of this Certificate of Incorporation, the vacancy created by such removal shall be filled by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled thereon. Should the stockholders entitled to vote thereon fail to elect a director to fill a vacancy caused by the removal of a director by the affirmative vote of the stockholders pursuant to Article Ten of this Certificate of Incorporation, such vacancy shall be filled by the Board of Directors as provided herein.

                                 ARTICLE EIGHT

     Special meetings of the stockholders of the Corporation for any purpose may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-Laws of the Corporation, include the power to call such meetings. Special meetings may also be called upon request, in writing, of the holders of record of ten percent of the outstanding shares of stock entitled to vote at such meeting.

                                  ARTICLE NINE

     The original By-Laws of the Corporation shall be adopted by the Incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation.

                                  ARTICLE TEN

     The election of directors need not be by written ballot unless required by the By-Laws of the Corporation. Any director may be removed, either for or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote, and the vacancy in the Board of Directors caused by any such removal shall be filled as provided herein; provided, that where the holders of any class or series of Preferred Stock are entitled to elect one or more directors the provisions of the Certificate of Designation of such class or series of Preferred Stock shall apply, in respect of removal, with or without cause, of a director or directors so elected.

                                 ARTICLE ELEVEN

     The Corporation may indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-Laws of the Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

                                 ARTICLE TWELVE

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or in the By-Laws, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                ARTICLE THIRTEEN

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Thirteen shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this Article Thirteen shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.

     4. This amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said SYNETIC, INC. has caused this Certificate to be
signed by                , its                , on this      day of
             , 1999.

                                          SYNETIC, INC.

                                          By
                                             Name:
                                             Title:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS


     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Eleven of the Registrant's Certificate of Incorporation and Section 6.5 of the Registrant's By-laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.



     Article Thirteen of the Registrant's Certificate of Incorporation provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (involving certain unlawful dividends or stock repurchase) or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.



     Reference is made to the Form of Indemnification Agreement between the Registrant and its directors and officers filed as Exhibit 10.1 to this Registration Statement pursuant to which the registrant has agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.



     The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following documents are exhibits to the Registration Statement.


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
   2.1    Agreement and Plan of Merger, dated as of May 16, 1999,
          among Synetic, Inc., Marlin Merger Sub, Inc. and Medical
          Manager Corporation (attached as Annex A to the Joint Proxy
          Statement/Prospectus).
   3.1    Amended and Restated Certificate of Incorporation of
          Synetic, Inc. (incorporated by reference to Exhibit 3.1 of
          Synetic, Inc.'s Current Report on Form 8-K dated April 9,
          1998).
   3.2    Form of Proposed Amended and Restated Certificate of
          Incorporation of Synetic, Inc. (attached as Annex D to the
          Joint Proxy Statement/Prospectus).
   3.3    By-Laws of Synetic, Inc., as amended (incorporated by
          reference to Exhibit 3.2 to Synetic, Inc.'s Current Report on Form 8-K dated April 9, 1998).
   4.1    Specimen Common Stock Certificate of Synetic, Inc.
          (incorporated by reference to Exhibit 4.1 to Synetic, Inc.'s
          Registration Statement on Form S-1 (No. 33-28654)).
   4.2    Form of Indenture between Synetic, Inc. and United States
          Trust Company of New York, including form of Convertible
          Subordinated Debenture due 2007 (incorporated by reference to Exhibit 4.2 to the Synetic, Inc.'s Registration Statement
          on Form S-3 (No. 333-21041)).
   4.3    Registration Rights Agreement, dated as of May 16, 1999,
          between Synetic, Inc. and certain Stockholders.
   5.1    Opinion of Shearman & Sterling as to the legality of the
          securities being registered.
   8.1    Opinion of Shearman & Sterling as to the material United
          States federal income tax consequences of the merger.
   8.2    Opinion of Akerman, Senterfitt & Eidson, P.A. as to the
          material United States federal income tax consequences of
          the merger.
  10.1    Form of Indemnification Agreement between Synetic, Inc. and the directors and officers of Synetic, Inc. (incorporated by reference to Exhibit 10.6 to Synetic, Inc.'s Registration
          Statement on Form S-1 (No. 33-28654)).
  23.1    Consent of Arthur Andersen LLP.
  23.2    Consent of Arthur Andersen LLP.
 *23.3    Consent of PricewaterhouseCoopers LLP.
  23.4    Consent of Linkenheimer LLP.
  23.5    Consent of Shearman & Sterling (included in Exhibit 5.1 and
          Exhibit 8.1 to this Registration Statement).
  23.6    Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.
  23.7    Consent of Akerman, Senterfitt & Eidson, P.A. (included in
          Exhibit 8.2 to this Registration Statement).
  23.8    Consent of PaineWebber Incorporated.
  23.9    Consent of Donaldson, Lufkin & Jenrette Securities
          Corporation.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  24.1    Powers of Attorney (included on the signature page of this
          Registration Statement).
  99.1    Voting Agreement, dated as of May 16, 1999, by Martin J.
          Wygod and Medical Manager Corporation.
  99.2    Voting Agreement, dated as of May 16, 1999, by certain
          Stockholders of Medical Manager Corporation and Synetic,
          Inc.
  99.3    Stock Option Agreement, dated as of May 16, 1999, between
          Synetic, Inc. and Medical Manager Corporation.
  99.4    Stock Option Agreement, dated as of May 16, 1999, between
          Medical Manager Corporation and Synetic, Inc.
  99.5    Form of Stock Option Agreement, between Synetic, Inc. and
          each of Messrs. Kang and Singer, as Participant.
  99.6    Form of proxy card for the Special Meeting of Stockholders of Synetic, Inc.
  99.7    Form of proxy card for the Special Meeting of Stockholders of Medical Manager Corporation.
  99.8    Form of Chairman Letter to the stockholders of Synetic, Inc.
  99.9    Form of Chairman Letter to the stockholders of Medical
          Manager Corporation.
 99.10    Form of Notice of Special Meeting of Stockholders of
          Synetic, Inc.
 99.11    Form of Notice of Special Meeting of Stockholders of Medical
          Manager Corporation.
 99.12    Opinion of PaineWebber, Inc. (attached as Annex B to the
          Joint Proxy Statement/Prospectus).
 99.13    Opinion of Donaldson, Lufkin & Jenrette Securities
          Corporation. (attached as Annex C to the Joint Proxy
          Statement/Prospectus).
*99.14    Consents of persons named to become directors of the
          Registrant who have not signed this Registration Statement.


---------------

* Previously filed.



     (b) Not applicable.


     (c) The respective opinions of PaineWebber, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are included as Annex B and Annex C, respectively, to this Joint Proxy Statement/Prospectus which is part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                          SIGNATURES OF SYNETIC, INC.


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park, State of New Jersey, on this 24th day of June, 1999.


                                          SYNETIC, INC.

                                          By:      /s/ PAUL C. SUTHERN
                                            ------------------------------------
                                              Paul C. Suthern
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     The undersigned Directors and Officers of Synetic, Inc. hereby constitute and appoint Paul C. Suthern and Charles A. Mele, and each of them acting singly, as true and lawful attorneys-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any related registration statement and its amendments and exhibits filed pursuant to Rule 462(b) under the Securities Act and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or under any related registration statement or any amendment hereto or thereto, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that each of such attorneys-in-fact or their substitutes shall lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ PAUL C. SUTHERN                  President and Chief Executive      June 24, 1999
---------------------------------------------------    Officer; Director (Principal
                  Paul C. Suthern                      Executive Officer)

                 /s/ JAMES R. LOVE                   Executive Vice President --        June 24, 1999
---------------------------------------------------    Finance and Administration
                   James R. Love                       and Chief Financial Officer
                                                       (Principal Financial Officer)

                /s/ KIRK G. LAYMAN                   Senior Vice                        June 24, 1999
---------------------------------------------------    President -- Finance, Chief
                  Kirk G. Layman                       Accounting Officer and
                                                       Assistant Secretary
                                                       (Principal Accounting
                                                       Officer)

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
                         *                           Executive Vice President --        June 24, 1999
---------------------------------------------------    General Counsel and
                  Charles A. Mele                      Secretary; Director

                         *                           Director                           June 24, 1999
---------------------------------------------------
                Mervyn L. Goldstein

                         *                           Director                           June 24, 1999
---------------------------------------------------
                   Ray E. Hannah

                         *                           Director                           June 24, 1999
---------------------------------------------------
                  Roger H. Licht

                         *                           Director                           June 24, 1999
---------------------------------------------------
                 Bernard A. Marden

                         *                           Director                           June 24, 1999
---------------------------------------------------
                 James V. Manning

                         *                           Director                           June 24, 1999
---------------------------------------------------
                 Herman Sarkowsky

                /s/ ALBERT M. WEIS                   Director                           June 24, 1999
---------------------------------------------------
                  Albert M. Weis

                /s/ MARTIN J. WYGOD                  Director                           June 24, 1999
---------------------------------------------------
                  Martin J. Wygod

             ------------------------

               * /s/ PAUL C. SUTHERN                 As Attorney-in-Fact                June 24, 1999
---------------------------------------------------
                  Paul C. Suthern

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
   2.1    Agreement and Plan of Merger, dated as of May 16, 1999,
          among Synetic, Inc., Marlin Merger Sub, Inc. and Medical
          Manager Corporation (attached as Annex A to the Joint Proxy
          Statement/Prospectus).
   3.1    Amended and Restated Certificate of Incorporation of
          Synetic, Inc. (incorporated by reference to Exhibit 3.1 of
          Synetic, Inc.'s Current Report on Form 8-K dated April 9,
          1998).
   3.2    Form of Proposed Amended and Restated Certificate of
          Incorporation of Synetic, Inc. (attached as Annex D to the
          Joint Proxy Statement/Prospectus).
   3.3    By-Laws of Synetic, Inc., as amended (incorporated by
          reference to Exhibit 3.2 to Synetic, Inc.'s Current Report on Form 8-K dated April 9, 1998).
   4.1    Specimen Common Stock Certificate of Synetic, Inc.
          (incorporated by reference to Exhibit 4.1 to Synetic, Inc.'s
          Registration Statement on Form S-1 (No. 33-28654)).
   4.2    Form of Indenture between Synetic, Inc. and United States
          Trust Company of New York, including form of Convertible
          Subordinated Debenture due 2007 (incorporated by reference to Exhibit 4.2 to the Synetic, Inc.'s Registration Statement
          on Form S-3 (No. 333-21041)).
   4.3    Registration Rights Agreement, dated as of May 16, 1999,
          between Synetic, Inc. and certain Stockholders.
   5.1    Opinion of Shearman & Sterling as to the legality of the
          securities being registered.
   8.1    Opinion of Shearman & Sterling as to the material United
          States federal income tax consequences of the merger.
   8.2    Opinion of Akerman, Senterfitt & Eidson, P.A. as to the
          material United States federal income tax consequences of
          the merger.
  10.1    Form of Indemnification Agreement between Synetic, Inc. and the directors and officers of Synetic, Inc. (incorporated by reference to Exhibit 10.6 to Synetic, Inc.'s Registration
          Statement on Form S-1 (No. 33-28654)).
  23.1    Consent of Arthur Andersen LLP.
  23.2    Consent of Arthur Andersen LLP.
 *23.3    Consent of PricewaterhouseCoopers LLP.
  23.4    Consent of Linkenheimer LLP.
  23.5    Consent of Shearman & Sterling (included in Exhibit 5.1 and
          Exhibit 8.1 to this Registration Statement).
  23.6    Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.
  23.7    Consent of Akerman, Senterfitt & Eidson, P.A. (included in
          Exhibit 8.2 to this Registration Statement).
  23.8    Consent of PaineWebber Incorporated.
  23.9    Consent of Donaldson, Lufkin & Jenrette Securities
          Corporation.
  24.1    Powers of Attorney (included on the signature page of this
          Registration Statement).
  99.1    Voting Agreement, dated as of May 16, 1999, by Martin J.
          Wygod and Medical Manager Corporation.
  99.2    Voting Agreement, dated as of May 16, 1999, by certain
          Stockholders of Medical Manager Corporation and Synetic,
          Inc.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  99.3    Stock Option Agreement, dated as of May 16, 1999, between
          Synetic, Inc. and Medical Manager Corporation.
  99.4    Stock Option Agreement, dated as of May 16, 1999, between
          Medical Manager Corporation and Synetic, Inc.
  99.5    Form of Stock Option Agreement, between Synetic, Inc. and
          each of Messrs. Kang and Singer, as Participant.
  99.6    Form of proxy card for the Special Meeting of Stockholders of Synetic, Inc.
  99.7    Form of proxy card for the Special Meeting of Stockholders of Medical Manager Corporation.
  99.8    Form of Chairman Letter to the stockholders of Synetic, Inc.
  99.9    Form of Chairman Letter to the stockholders of Medical
          Manager Corporation.
 99.10    Form of Notice of Special Meeting of Stockholders of
          Synetic, Inc.
 99.11    Form of Notice of Special Meeting of Stockholders of Medical
          Manager Corporation.
 99.12    Opinion of PaineWebber, Inc. (attached as Annex B to the
          Joint Proxy Statement/ Prospectus).
 99.13    Opinion of Donaldson, Lufkin & Jenrette Securities
          Corporation. (attached as Annex C to the Joint Proxy
          Statement/Prospectus).
*99.14    Consents of persons named to become directors of the
          Registrant who have not signed this Registration Statement.


---------------

* Previously filed.